UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 11-K
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2018
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission file number 001-37702
AMGEN RETIREMENT AND SAVINGS PLAN
(Full title of the plan)
AMGEN INC.
(Name of issuer of the securities held)

One Amgen Center Drive,	91320-1799
Thousand Oaks, California	(Zip Code)
(Address of principal executive offices)

Amgen Retirement and Savings Plan

Audited Financial Statements
and Supplemental Schedules
Years Ended December 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of Amgen Retirement and Savings Plan
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of Amgen Retirement and Savings Plan (the Plan) as of December 31, 2018 and 2017, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2018 and 2017, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Schedules
The accompanying supplemental schedule of assets (held at end of year) and schedule of loans or fixed income obligations in default or classified as uncollectible as of December 31, 2018, and schedules of assets (acquired and disposed of within year) and delinquent participant contributions for the year then ended, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedules is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ ERNST & YOUNG LLP
We have served as the Plan’s auditor since at least 1989, but we are unable to determine the specific year.
Los Angeles, California
June 17, 2019

Amgen Retirement and Savings Plan
Statements of Net Assets Available for Benefits

	December 31,
	2018	2017
Assets
Investments at fair value	$4,459,347,913	$4,728,903,739
Investments in fully benefit-responsive investment contracts at contract value	334,140,140	308,884,844
Notes receivable from participants	36,915,432	36,837,911
Other – principally due from broker	12,500,546	14,748,135
Total assets	4,842,904,031	5,089,374,629
Liabilities
Other – principally due to broker	18,745,633	25,568,208
Total liabilities	18,745,633	25,568,208
Net assets available for benefits	$4,824,158,398	$5,063,806,421
See accompanying notes.

Amgen Retirement and Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31,
	2018	2017
Additions to (deductions from) net assets:
Employer contributions	$165,377,433	$164,412,833
Participant contributions	144,134,715	140,087,454
Rollover contributions	24,796,315	30,284,469
Interest and dividend income	50,318,312	47,722,759
Net realized/unrealized (losses) gains	(266,015,430)	682,360,724
Interest income on notes receivable from participants	1,736,057	1,599,902
Benefits paid	(349,720,602)	(272,747,355)
Investment and administrative fees	(10,274,823)	(9,564,065)
Net (decrease) increase	(239,648,023)	784,156,721
Net assets available for benefits at beginning of year	5,063,806,421	4,279,649,700
Net assets available for benefits at end of year	$4,824,158,398	$5,063,806,421
See accompanying notes.

Amgen Retirement and Savings Plan
Notes to Financial Statements
December 31, 2018

1. Description of the Plan
The following description of the Amgen Retirement and Savings Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
General
The Plan was established effective April 1, 1985, and was amended and restated effective January 1, 2017, and subsequently amended, with the most recent amendment adopted on November 19, 2018. The Plan is a defined contribution plan covering substantially all domestic employees of Amgen Inc. (the Company or Amgen) and participating subsidiaries. The Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986 (the Code) (see Note 4, Income Tax Status) and section 407(d)(3)(A) of the Employee Retirement Income Security Act of 1974 (ERISA).
Contributions
Subject to certain limitations (as defined in the Plan), participants may elect to contribute up to 30% of their eligible compensation in pre-tax contributions, Roth contributions (in accordance with the Code), after-tax contributions or a combination of these types of contributions. A participant’s combined pre-tax contributions and Roth contributions (exclusive of catch-up contributions discussed below) are subject to Internal Revenue Service (IRS) and Plan limits and could not exceed a maximum of $18,500 in 2018 and $18,000 in 2017. Participant after-tax contributions are subject to IRS and Plan limitations and could not exceed a maximum of $9,000 in 2018 and 2017. Unless an employee has voluntarily enrolled in the Plan or has declined to participate in the Plan within the first 30 days of employment, all newly eligible participants are automatically enrolled in the Plan, and contributions equal to 5% of their eligible compensation are withheld and contributed to the Plan as pre-tax contributions; such contributions are automatically increased by 1% per year until their contributions reach 10% of their eligible compensation. Participants may elect to adjust, cease or resume their contributions at any time.
Participants who are at least age 50 by the close of the Plan year may also elect to make certain additional contributions, referred to as catch-up contributions, that are subject to IRS and Plan limitations and could not exceed $6,000 in 2018 and 2017. Catch-up contributions may be made as pre-tax contributions, Roth contributions or a combination of these types of contributions. Participants may also contribute pre-tax, Roth and after-tax amounts representing distributions from certain other retirement plans qualified in the United States or certain individual retirement accounts (IRAs), referred to as rollover contributions (as defined in the Plan).
Each pay period, the Company makes a non-elective contribution for all eligible participants, whether or not they have elected to make contributions to the Plan, equal to 5% of each participant’s eligible compensation (Core Contributions) up to a maximum of $13,750 in 2018 and $13,500 in 2017. In addition, the Company makes a contribution equal to amounts contributed by the participant as pre-tax contributions or Roth contributions, including such contributions designated as catch-up contributions, of up to 5% of eligible compensation (Matching Contributions) up to a maximum of $13,750 in 2018 and $13,500 in 2017.
Also, the Company can, in its discretion, make a special contribution on behalf of a participant who is in his or her initial year of employment with the Company and who could not make the maximum participant contribution permitted under the Plan because in the same Plan year he or she previously made pre-tax salary deferrals under a prior unrelated employer’s qualified plan.
Participants select the investments in which their contributions, including their Core Contributions and Matching Contributions (collectively, Company Contributions), are to be invested, electing among various alternatives, including Amgen common stock (Amgen stock). Participants may direct a maximum of 20% of contributions to be invested in Amgen stock. In addition, participants may transfer amounts among the investment options at any time, subject to certain limitations. Notwithstanding the foregoing, if 20% or more of the value of a participant’s Plan account is invested in Amgen stock, the Plan document provides that no transfers from other investment options can be made to invest in Amgen stock.
The accounts of participants who had never made an investment election are allocated to investments under a qualified default investment alternative, which is intended to be compliant with ERISA regulations. At any time, participants may elect to alter the investments in their accounts made under a qualified default investment alternative.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

Vesting
Participants are immediately vested with respect to their contributions, Company Contributions, and earnings and losses (hereafter referred to as earnings) thereon.
Participant Accounts
Each participant’s account is credited with: (a) the participant’s contributions; (b) an allocation of Company Contributions; and (c) earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.
Plan Investments
Participants can invest in any of 16 different asset classes as well as Amgen stock or may actively manage their account under a self-directed brokerage arrangement in which a wider array of investment options are available. The value of an investment in an asset class is determined by its underlying investment vehicles, which may include one or more of the following: mutual funds, collective trust funds and portfolios which are separately managed exclusively for the benefit of Plan participants and their beneficiaries (separately managed portfolios). The separately managed portfolios invest in various types of assets, including publicly traded common and preferred stocks, fixed income securities, collective trust funds and investment contracts. The asset classes are designed to provide participants with choices among a variety of investment objectives.
Payments of Benefits
Subject to Plan limitations, upon termination of employment, including termination due to disability (as defined in the Plan) or retirement, participants may elect to receive a full or partial distribution of their account balance in: (a) a single payment in cash; (b) a single distribution in full shares of Amgen stock (with any fractional shares paid in cash); (c) a single distribution paid in a combination of cash and full shares of Amgen stock; (d) cash installments over 10 years; or (e) a rollover distribution to an eligible retirement plan.
Participants may also elect to maintain their account balance in the Plan subsequent to termination of employment, provided that their account balance is greater than $1,000.
If a participant dies before receiving the value of his or her account balance, the participant’s beneficiary may elect to receive the distribution of remaining funds from among the alternatives described above, subject to certain Plan limitations.
Certain restrictions apply to withdrawals from the Plan while a participant continues to be employed by the Company.
Amgen Stock Dividends
Participants that invest in Amgen stock may elect to receive distributions of cash with respect to dividends the Company pays on Amgen stock or reinvest such dividends to acquire additional shares of Amgen stock.
Notes Receivable from Participants
Subject to certain restrictions, a participant can have up to two loans outstanding at any one time from his or her Plan account with a combined maximum loan amount that may not exceed the lesser of: (a) 50% of the participant’s account balance (exclusive of amounts related to Roth contributions and earnings thereon) or (b) $50,000 less certain adjustments, as applicable (as defined in the Plan). A participant’s loan is secured by his or her Plan account balance. Loans made prior to July 1, 2003, bear interest at fixed rates based on the average borrowing rates of certain major banks. Loans made on or after July 1, 2003, bear interest at fixed rates which, until changed by the Company, are based on the prime rate plus one percentage point as published in The Wall Street Journal, determined as of the last day of the calendar quarter preceding origination or such other rate as may be required by law. Loans are generally payable in installments over periods of up to five years, unless the loan is used to acquire a principal residence for which the term of the loan may be up to 20 years. Principal and interest payments are allocated to the participant’s account.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan subject to the provisions of ERISA. Upon termination, participants would receive distributions of their account balances.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

Trustees
Bank of America, N.A. and The Northern Trust Company are the Plan’s co-trustees.
2. Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting.
Fair Value Measurement
The investments of the Plan are reported at fair value, except for fully benefit-responsive investment contracts, discussed below. Fair value is generally defined as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date (see Note 3, Fair Value Measurements).
Investment Income and Losses
Dividend income is recognized on the ex-dividend date, and interest income is recorded on an accrual basis. Unrealized gains and losses on investments are measured by the change in the difference between the fair value and cost of the securities held at the beginning of the year (or date purchased if acquired during the Plan year) and the end of the year. Realized gains and losses from security transactions are recorded based on the weighted-average cost of securities sold.
Fully Benefit-Responsive Investment Contracts
As of December 31, 2018 and 2017, the Plan had fully benefit-responsive investment contracts, including synthetic investment contracts and an insurance separate accounts contract (collectively, security-backed contracts). The synthetic investment contracts are comprised of wrapper contracts issued by insurance companies backed by the Plan’s ownership in collective trust funds that invest in fixed income securities. The insurance separate accounts contract is a contract issued by an insurance company backed by specified separate accounts of the issuer which are comprised of fixed income securities. Contract value is the relevant measurement attribute for security-backed contracts because this is the amount participants would receive if they were to initiate qualified transactions related to these investments. The issuers of the Plan’s security-backed contracts credit the Plan with stated rates of interest, and the issuers guarantee that all qualified participant withdrawals related to the contracts will be at contract value, except as discussed below. The crediting rates provide for realized and unrealized gains and losses on the underlying assets to be amortized over the expected duration of the underlying investments through adjustments to the future interest crediting rates rather than being reflected immediately in the net assets of the Plan. The contract values of the Plan’s security-backed contracts were as follows:

	December 31,
	2018	2017
Synthetic investment contracts	$248,593,590	$229,137,030
Insurance separate accounts contract	85,546,550	79,747,814
Total fully benefit-responsive investment contracts	$334,140,140	$308,884,844
The security-backed contracts provide for withdrawals at other than contract value associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are made at contract value, modified by a market value adjustment as defined in the contract. Circumstances which may trigger a market value adjustment are generally defined as any event that, in the reasonable determination of the issuer, has or will have a material adverse effect on the issuer’s interest under the contract. Such events may include, but are not limited to: (i) material amendments to the Plan’s structure or administration; (ii) changes in or the creation of competing investment options; (iii) complete or partial termination of the Plan; (iv) removal of a specifically identifiable group of employees from coverage under the Plan; (v) a change in law, regulation, ruling, administrative position, or accounting standard applicable to the Plan; or (vi) communication to Plan participants designed to influence a participant not to invest in the asset class that contains these contracts. The Company does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

These security-backed contracts are evergreen contracts with no maturity dates, but do contain termination provisions. The issuer is obligated to pay the excess contract value when the fair value of the underlying investments equals zero. In addition, if the Plan defaults in its obligations under the security-backed contract and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value of the underlying investments as of the date of termination.
Notes Receivable from Participants
Notes receivable from participants are carried at their unpaid balance plus accrued but unpaid interest, as applicable.
Due from/to Brokers
Purchases and sales of investments are recorded on a trade-date basis. Amounts due from and due to brokers arise from unsettled sale and purchase transactions.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Recently issued accounting pronouncement
In July 2018, the Financial Accounting Standards Board issued a new accounting standard that amends the fair value hierarchy disclosure to indicate that certain types of investments should not always be considered to be eligible to use the net asset value per unit as a practical expedient. Furthermore, this standard clarifies that an evaluation should be made of whether a readily determinable fair value exists for such investments or whether the investments qualify for measurement at the practical expedient. The Company is evaluating the new standard and currently anticipates that it will result in discontinuing the use of the practical expedient for determining the fair values of the Plan’s investments in collective trust funds. Accordingly, the aggregate fair value of such investments would be moved from its current location as reconciling item of the fair value hierarchy table into this table with an assigned fair value measurement level. The new standard is effective for years beginning on January 1, 2019, and will be applied prospectively.
3. Fair Value Measurements
The Plan uses various valuation approaches in determining the fair value of investments within a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the investment based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about the inputs that market participants would use in pricing the investment and are developed based on the best information available in the circumstances. The fair value hierarchy is divided into three levels based on the source of inputs as follows:
Level 1–Valuations based on unadjusted quoted prices in active markets for identical investments that the Plan has the ability to access;
Level 2–Valuations for which all significant inputs are observable, either directly or indirectly, other than Level 1 inputs;
Level 3–Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The availability of observable inputs can vary among the various types of investments. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used for measuring fair value may fall into different levels of the fair value hierarchy. In such cases, for financial statement disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level of input used that is significant to the overall fair value measurement.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

The following fair value hierarchy tables present information about each major class/category of the Plan’s investments measured at fair value:

	Fair value measurements at December 31, 2018, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$317,909,793	$—	$—	$317,909,793
Cash and cash equivalents	879,088	—	—	879,088
Common and preferred stocks	962,219,687	—	—	962,219,687
Debt securities	63,161,625	217,690,277	—	280,851,902
Mutual funds	308,833,562	—	—	308,833,562
Self-directed brokerage accounts	343,418,757	695,127	—	344,113,884
Other	7,892	4,848	—	12,740
	$1,996,430,404	$218,390,252	$—	$2,214,820,656
Collective trust funds measured at net asset value				2,244,527,257
Total assets at fair value				$4,459,347,913

	Fair value measurements at December 31, 2017, using
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Amgen stock	$297,544,696	$—	$—	$297,544,696
Cash and cash equivalents	3,882,809	—	—	3,882,809
Common and preferred stocks	1,028,062,405	731	—	1,028,063,136
Debt securities	56,120,535	182,673,422	—	238,793,957
Mutual funds	386,674,940	—	—	386,674,940
Self-directed brokerage accounts	369,058,245	697,038	—	369,755,283
Other	77,000	—	—	77,000
	$2,141,420,630	$183,371,191	$—	$2,324,791,821
Collective trust funds measured at net asset value				2,404,111,918
Total assets at fair value				$4,728,903,739
The fair values of common stocks (including Amgen stock), preferred stocks, publicly traded mutual funds and U.S. treasury securities are valued using quoted market prices in active markets with no valuation adjustment.
Debt securities other than U.S. treasury securities are valued by taking into consideration valuations obtained from third-party pricing services. The pricing services use industry-standard valuation models, including both income- and market-based approaches, for which all significant inputs are observable either directly or indirectly to estimate fair value. The inputs include reported trades of and broker-dealer quotes on the same or similar securities; issuer credit spreads; benchmark securities; and other observable inputs.
Collective trust funds represent interests in pooled investment vehicles designed typically for collective investment of employee benefit trusts. The fair values of these investments are determined by reference to the net asset value per unit provided by the fund managers as a practical expedient. The unit values are based on the fair values of the trusts’ underlying assets, which are principally equity and fixed income securities and short-term investments.

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

4. Income Tax Status
The Plan received a determination letter from the IRS dated February 22, 2018, stating that, conditioned on the adoption of proposed Plan amendments submitted to the IRS on February 15, 2018, the Plan is qualified, in form, under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended to satisfy the conditions in the determination letter. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Company believes the Plan is currently being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt. The Company has indicated that it currently intends to continue to take the necessary steps to maintain the Plan’s compliance with the applicable requirements of the Code.
5. Services Provided by the Company
During 2018 and 2017, the Company paid certain trustee fees and other administrative costs on behalf of the Plan.
6. Reconciliation of Financial Statements to Form 5500
The reconciliation of net assets available for benefits per the financial statements to the Form 5500 consisted of the following:

	December 31,
	2018	2017
Net assets available for benefits per the financial statements	$4,824,158,398	$5,063,806,421
Adjustment to fair value for fully benefit-responsive investment contracts	(3,969,613)	(750,062)
Amounts allocated to withdrawing participants	(878,929)	(3,892,137)
Deemed loans	(347,317)	(224,309)
Net assets per the Form 5500	$4,818,962,539	$5,058,939,913
The following is a reconciliation of the net investment gain per the financial statements to the Form 5500:

Year Ended December 31, 2018
Interest and dividend income	$50,318,312
Net realized/unrealized losses	(266,015,430)
Net investment loss per the financial statements	(215,697,118)
Adjustment from fair value to contract value for fully benefit-responsive investment contracts:
Less prior-year adjustment	750,062
Add current-year adjustment	(3,969,613)
Total net investment gain per the Form 5500	$(218,916,669)

Amgen Retirement and Savings Plan
Notes to Financial Statements (continued)

The following is a reconciliation of distributions per the financial statements to the Form 5500:

Year Ended December 31, 2018
Benefits paid	$(349,720,602)
Investment and administrative fees	(10,274,823)
Total distributions per the financial statements	(359,995,425)
Amounts allocated to withdrawing participants at December 31, 2017	3,892,137
Amounts allocated to withdrawing participants at December 31, 2018	(878,929)
Deemed loan balance at December 31, 2017	224,309
Deemed loan balance at December 31, 2018	(347,317)
Total distributions per the Form 5500	$(357,105,225)

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
As of December 31, 2018
Schedule H, line 4i – Schedule of Assets (Held at End of Year)

Identity of Issue	Description of Investment	Current Value
Amgen Stock*	Employer Securities 1,782,285 shares	$317,909,793
			317,909,793

Capital Preservation Asset Class:
Wells Fargo Fixed Income Fund F*	Collective Trust Fund 8,719,899 units	124,878,549
Wells Fargo Fixed Income Fund L*	Collective Trust Fund 9,404,499 units	120,860,040
Metropolitan Life Contract*	Insurance Separate Accounts Investment Contract 754,537 units	84,431,938
Wells Fargo BlackRock Short Term Investment Fund S*	Collective Trust Fund 14,455,486 units	14,468,383
Wrapper Contracts		—
Total Capital Preservation Asset Class			344,638,910

Emerging Markets Equity Asset Class:
Blackrock FTSE RAFI Emerging Index Non Lendable Fund F*	Collective Trust Fund 4,183,303 units	50,609,602
J.P. Morgan Emerging Markets Equity Focus Fund*	Collective Trust Fund 2,344,014 units	49,529,020
NT Collective Emerging Markets Fund / Non Lending*	Collective Trust Fund 57,682 units	9,504,917
TCW Emerging Markets Income Fund*	Collective Trust Fund 14,188 units	1,427,621
Total Emerging Markets Equity Asset Class			111,071,160

Fixed Income Asset Class:
Wi Treasury Security 3.375% Due 11/15/2048	Government Bond 7,550,000 units	8,073,781
United States Treasury Notes 2.875% Due 10/31/2023	Government Bond 6,840,000 units	6,953,824
United States Of American Treasury Bond 3.125% 11/15/2028	Government Bond 4,440,000 units	4,605,461
United States Treasury Notes Dated 05/15/2018 2.625% Due 05/15/2021	Government Bond 2,696,000 units	2,704,635
Metropolitan West Funds Floating Rate Income Fund Class I	Mutual Fund 254,487 units	2,465,980
US Treasury N/B Dated 2.875% Due 09/30/2023	Government Bond 2,280,000 units	2,317,050
Federal Home Loan Mortgage Corporation Pool #G08732 3% Due 11/01/2046	Government Bond 2,284,174 units	2,228,241
Fannie Mae Pool #466430 3.37% Due 11/01/2020	Government Bond 2,116,706 units	2,178,329
United States Treasury SEC Stripped Interest Payment Due 05/15/2023	Government Bond 2,340,000 units	2,093,755
United States Treasury SEC Stripped Interest Payment Due 05/15/2034	Government Bond 3,220,000 units	2,058,317
Fannie Mae Pool #BM1767 4.5% Due 08/01/2046	Government Bond 1,795,449 units	1,869,415
United States Treasury Notes 2.625% Due 12/31/2023	Government Bond 1,800,000 units	1,809,421

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United States Treasury SEC Stripped Interest Payment Due 02/15/2021	Government Bond 1,905,000 units	1,807,018
United States Treasury Bond Zero Coupon Due 08/15/2023	Government Bond 1,915,000 units	1,703,059
United States Treasury SEC Stripped Interest Payment Due 11/15/2032	Government Bond 2,400,000 units	1,607,614
Federal Home Loan Mortgage Company G67708 3.5% Due 03/01/2048	Government Bond 1,443,510 units	1,445,953
United States Treasury Bonds 3.75 Due 11/15/2043	Government Bond 1,250,000 units	1,411,768
United States Treasury SEC Stripped Interest Payment Due 08/15/2021	Government Bond 1,505,000 units	1,409,762
Federal Home Loan Mortgage Company Gold Pool# G67710 3.5% 03/01/2048	Government Bond 1,398,018 units	1,399,077
United States Treasury SEC Stripped Interest Payment Due 02/15/2029	Government Bond 1,820,000 units	1,368,735
Federal Home Loan Mortgage Company Gold Single Family 3.5% 15 Years Settles January	Government Bond 1,350,000 units	1,367,060
United States Treasury SEC Stripped Interest Payment Due 11/15/2022	Government Bond 1,500,000 units	1,359,911
Federal Home Loan Mortgage Company Gold G67709 3.5% Due 03/01/2048	Government Bond 1,340,606 units	1,344,329
United States Treasury Bonds 3.625 Due 02/15/2044 Tbond	Government Bond 1,200,000 units	1,329,281
Federal Home Loan Mortgage Company Gold G67707 3.5% Due 01/01/2048	Government Bond 1,311,696 units	1,317,779
United States Treasury Bonds 3.625 Due 08/15/2043	Government Bond 1,150,000 units	1,272,951
Federal Home Loan Mortgage Company G67706 3.5% Due 12/01/2047	Government Bond 1,256,680 units	1,260,169
United States Treasury Notes 2.25% 01/31/2024	Government Bond 1,250,000 units	1,233,740
United States Treasury Bonds 2.875% Due 05/15/2043	Government Bond 1,240,000 units	1,210,502
Federal National Mortgage Association Pool #MA3332 3.5% 04/01/2048	Government Bond 1,176,395 units	1,176,491
Government National Mortgage Association II Pool #MA4512 4.5% Due 06/20/2047	Government Bond 1,123,181 units	1,162,970
United States Treasury Inflation Indexed Notes 0.75% 07/15/2028	Government Bond 1,080,000 units	1,064,841
Fannie Mae REMIC Trust 2010/142 4% Due 12/25/2040	Government Bond 1,000,000 units	1,049,854
Federal Home Loan Mortgage Company Multiclass Series R007 Class ZA 6 05/15/2036	Government Bond 906,774 units	1,009,665
United States Treasury Note 2.625% Due 11/15/2020	Government Bond 1,000,000 units	1,001,836
Wells Fargo Bank N A 2.4% Due 01/15/2020*	Corporate Bond 1,000,000 units	991,494
Federal Home Loan Mortgage Company Gold Single Family 4.5 30 Years Settles Jan	Government Bond 950,000 units	983,337
United States Treasury Bond Inflation Index 5.500% Due 8/15/2028	Government Bond 750,000 units	926,543
Federal National Mortgage Association Due Series 2018/M10 Class A2 Variable Rate 07/25/2028	Government Bond 924,000 units	919,912
Federal Home Loan Mortgage Corporation Pool #G08741 3% Due 01/01/2047	Government Bond 941,665 units	918,078
Fannie Mae Pool #465769 3.96% Due 08/01/2020	Government Bond 902,292 units	916,760

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Treasury Inflation IX N/B 1% Tips 02/15/2048	Government Bond 910,000 units	884,251
United States Treasury Bond Stripped Principal Payment 11/15/2041	Government Bond 1,750,000 units	879,561
United States Treasury Bills 04/04/2019 United States Treasury Bills	Government Bond 868,000 units	862,618
Federal Home Loan Mortgage Corporation Pool #G60344 4% Due 12/01/2045	Government Bond 832,900 units	855,223
United States Treasury SEC Stripped Interest Payment Due 02/15/2020	Government Bond 870,000 units	845,327
Federal Home Loan Mortgage Corporation Gold G60023 3.5% Due 04/01/2045	Government Bond 831,660 units	837,573
Government National Mortgage Association REMIC Series 2014/188 Class W Variable Rate 10/20/2041	Government Bond 795,654 units	836,956
Federal Home Loan Mortgage Corporation Series K Class A 2.77% Due 05/25/2025	Government Bond 850,000 units	834,638
Federal National Mortgage Association Pool #AN9699 3.53% Due 08/01/2028	Government Bond 800,000 units	809,950
Government National Mortgage Association II Pool #MA4126 Series 2046 3% Due 12/20/2046	Government Bond 810,848 units	799,178
United States Of American Treasury Notes 2.75% 09/30/2020	Government Bond 795,000 units	797,981
CPS Auto Receivables Trust 2018/C Asset Backed Note Class C 3.68% 06/17/2024	Corporate Bond 793,000 units	797,561
Federal Home Loan Mortgage Company Multiclass Senior K081 Class A2 Variable Rate 08/25/2028	Government Bond 760,000 units	792,089
Government National Mortgage Association Pool #BI0728 5% 07/20/2048	Government Bond 745,381 units	790,363
United States Treasury SEC Stripped Interest Payment Due 05/15/2022	Government Bond 860,000 units	789,746
Federal National Mortgage Association Pool #387905 3.6% 01/01/2027	Government Bond 761,779 units	780,949
Wachovia Student Loan Floating Rate .7886% Due 04/25/2040*	Corporate Bond 780,000 units	767,042
Sallie Mae Student Loan Trust 2008-8 Student Loan Backed Note Class A-4 Floating 04/25/2023	Corporate Bond 750,677 units	763,849
United States Treasury Bonds 4.375% Due 05/15/2040	Government Bond 620,000 units	761,098
Federal National Mortgage Association REMIC Trust 2006/21 Class/Z 5.5% Due 04/25/2036	Government Bond 693,636 units	758,341
SLC Student Loan Trust Floating Rate .672% Due 09/15/2039	Corporate Bond 770,000 units	749,295
United States Treasury SEC Stripped Interest Payment Due 11/15/2027	Government Bond 950,000 units	744,530
Fannie Mae Single Family Mortgage 4% 30 Years Settles January	Government Bond 730,000 units	744,144
Residential Asset Securities Corporation 2005/Ahl2 Class M1 Variable Rate 10/25/2035	Corporate Bond 750,000 units	743,756
Federal Home Loan Mortgage Corporation Gold G67703 3.5% Due 04/01/2047	Government Bond 740,156 units	742,668
Federal Home Loan Mortgage Corporation Pool #G08843 4.5% 10/01/2048	Government Bond 713,166 units	738,518
Federal National Mortgage Association Pool #BL0515 3.26% Due 12/01/2025	Government Bond 730,000 units	736,826
Federal National Mortgage Association Guaranteed Mortgage Pool #Al0515 6% 07/01/2040	Government Bond 660,438 units	731,093

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Japan(Government Of) 0% T-Bill 25/02/2019 JPY	Government Bond 80,000,000 units	729,331
Japan(Government Of) 0% T-Bill 28/01/2019 JPY	Government Bond 80,000,000 units	729,239
Japan(Government Of) 0% T-Bill 09/01/2019 JPY	Government Bond 80,000,000 units	729,174
United States Treasury Bond Zero Coupon Due 02/15/2030	Government Bond 1,000,000 units	728,480
Government National Mortgage Association REMIC 2018/066 Class WA Floating 04/20/2048	Government Bond 664,313 units	728,290
Federal National Mortgage Association Pool #387904 3.84% 08/01/2028	Government Bond 700,000 units	725,955
Fannie Mae Service 2018/55 Classes PA 3.5% Due 12/31/2040	Government Bond 703,927 units	714,110
United States Treasury 1.375% Due 09/30/2023	Government Bond 750,000 units	712,061
Government National Mortgage Association Pool #MA4836 3% 11/20/2047	Government Bond 721,895 units	711,100
Federal Home Loan Mortgage Corporation Pool #G08800 3.5% 02/01/2048	Government Bond 705,805 units	705,591
Federal Home Loan Mortgage Corporation Pool #G08779 3.5% 09/01/2047	Government Bond 699,394 units	699,548
Federal National Mortgage Association Tranche Series 2018/57 Class QA 4.5% Due 05/25/2046	Government Bond 688,612 units	698,114
SLM Student Loan Trust 2005/5 Class A/5 Due 10/25/2040	Corporate Bond 700,000 units	694,271
United States Treasury SEC Stripped Interest Payment Due 05/15/2021	Government Bond 730,000 units	687,889
United States Treasury SEC Stripped Interest Payment Due 11/15/2026	Government Bond 850,000 units	687,440
JP Morgan Mortgage Acquisition Corporation Dated 05/15/2007 2007/Ch3 Class A/5 Due 03/25/2037*	Corporate Bond 700,000 units	684,968
Federal National Mortgage Association Pool #BK5943 5% 06/01/2048	Government Bond 639,973 units	677,892
Towd Point Mortgage Trust 2017/4 Note Class A1 Variable Rate Due 06/25/2057	Corporate Bond 695,947 units	677,145
Government National Mortgage Association Pool #BH2971 5% 06/20/2048	Government Bond 629,742 units	667,649
New Century Home Equity Loan Trust Series 2004/2 Class A1 Floating Rate Due 08/25/2034	Corporate Bond 671,615 units	662,727
Fannie Mae Pool #MA2545 3.5% Due 02/01/2046	Government Bond 658,348 units	660,020
United States Treasury SEC Stripped Interest Payment Due 02/15/2027	Government Bond 820,000 units	658,276
Morgan Stanley Floating Due 02/14/2020	Corporate Bond 650,000 units	650,017
GS Mortgage Securities Corporation Floating Rate 2.9155% Due 06/25/2035	Corporate Bond 650,000 units	647,924
GS Mortgage Backed Securities Trust Series 18/RPL1 Class A1A 3.75% 10/25/2057	Corporate Bond 643,507 units	645,827
Ginnie Mae II Jumbos 5% Due 30 Years Settles January	Government Bond 620,000 units	645,260
DSLA Mortgage Loan Trust 2004/AR1 Mortgage Pass-Through CTF Class A/1A Due 09/19/2044	Corporate Bond 647,959 units	638,024
United States Treasury Bonds Dated 02/15/2001 5.375 15 Feb 2031	Government Bond 500,000 units	635,235
United States Treasury SEC Stripped Interest Payment Due 08/15/2020	Government Bond 650,000 units	623,764
WaMu Mortgage Pass/Thru CTFs 2004/AR4 Class A/6 Variable 02/25/2034	Corporate Bond 599,330 units	610,593

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Nextera Energy Capital Holdings Inc. Deb Floating Due 05/04/2021	Corporate Bond 615,000 units	609,016
Wells Fargo & Company 3% Due 04/22/2026*	Corporate Bond 645,000 units	601,036
SLM Student Loan Trust 2014/2 Class A/3 Floating Rate Due 03/26/2029	Corporate Bond 597,253 units	599,526
Government National Mortgage Association Pool #MA4962 3.5% 01/20/2048	Government Bond 595,359 units	599,313
JP Morgan Chase Bank 2.604% Due 02/01/2021*	Corporate Bond 600,000 units	595,235
Sallie Mae Student Loan Trust Flat Rate A-Backed 09/25/2028	Corporate Bond 585,019 units	585,950
Federal National Mortgage Association Pool #MA3210 3.5% 12/01/2047	Government Bond 585,264 units	585,306
Federal Home Loan Mortgage Corporation Pool #G08816 3.5% 06/01/2048	Government Bond 568,727 units	568,589
United States Treasury SEC Stripped Interest Payment Due 08/15/2034	Government Bond 875,000 units	555,429
Federal Home Loan Mortgage Corporation Multiclass Series 4324 Class AY 3% Due 04/15/2029	Government Bond 568,738 units	551,842
Anthem Inc. 2.5% Due 11/21/2020	Corporate Bond 555,000 units	547,377
J.P. Morgan Mortgage Floating Rate .9058% Due 06/25/2035*	Corporate Bond 540,569 units	540,043
United States Treasury Bonds 3.0% Due 08/15/2048	Government Bond 540,000 units	537,447
Morgan Stanley Floating Due 07/22/2022	Corporate Bond 540,000 units	532,421
Washington Mutual Mortgage Pass-Through Series 2005/AR2 Class 1A1A Floating Rate Due 01/25/2045	Corporate Bond 527,073 units	525,875
Towd Point Mortgage Trust Series 2017/1 Class A1 Floating Rate Due 10/25/2056	Corporate Bond 531,893 units	520,300
Federal National Mortgage Association Pool #AN9976 3.96% Due 02/01/2030	Government Bond 500,000 units	519,703
Federal National Mortgage Association Pool #BK5925 5% 06/01/2048	Government Bond 491,783 units	515,775
Sallie Mae Student Loan Trust 2008-6 Student Loan Backed Note Class A-4 Floating 07/25/2023	Corporate Bond 509,156 units	512,917
Fannie Mae Pool #AV5051 4.50% Due 02/01/2044	Government Bond 486,904 units	508,662
United States Treasury Bills 0% T-Bill 04/18/2019	Government Bond 512,000 units	508,391
Federal National Mortgage Association Pool #AN9686 3.52% Due 06/01/2028	Government Bond 500,000 units	505,808
Synchrony Card Issuance Trust Series 18/1A Class A1 3.38% 09/16/2024	Corporate Bond 500,000 units	504,543
Fannie Mae Pool #AM2711 2.57% Due 03/01/2023	Government Bond 507,633 units	504,443
Federal Home Loan Mortgage Corporation Multiclass Series 3895 Class PW 4.5% Due 07/15/2041	Government Bond 450,000 units	503,096
Fannie Mae Pool #AM1990 2.33% Due 01/01/2023	Government Bond 508,271 units	500,704
United States Treasury 3.0% Due 11/15/2045	Government Bond 500,000 units	498,965
Fannie Mae Pool #AM8674 2.81% Due 04/01/2025	Government Bond 500,000 units	495,688
Federal National Mortgage Association Pool #AN9056 3.33% 05/01/2028	Government Bond 495,645 units	495,550

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Pool #MA1546 3.5% Due 08/01/2043	Government Bond 491,329 units	494,243
United States Treasury 2.25% Due 02/15/2027	Government Bond 508,000 units	493,276
Federal Home Loan Mortgage Corporation Pool #G08844 5%10/01/2048	Government Bond 470,302 units	492,940
WEA Financial LLC / Westfield UK & Europe Finance PLC 2.7% Due 09/17/2019	Corporate Bond 494,000 units	491,813
Bank of America Corporation 2.369% Due 07/21/2021*	Corporate Bond 500,000 units	491,053
Federal Home Loan Mortgage Company Pool #G08795 3 01/01/2048	Government Bond 503,688 units	491,037
GE Capital International Funding Company 4.418% Due 11/15/2035	Corporate Bond 581,000 units	486,626
Federal National Mortgage Association Pool #MA3305 3.5% 03/01/2048	Government Bond 484,926 units	484,961
Fannie Mae Pool #AT5907 4% Due 06/01/2043	Government Bond 468,164 units	483,732
J.P. Morgan Chase & Company 3.22% Due 03/01/2025*	Corporate Bond 500,000 units	482,991
Nelnet Student Loan Trust Series 2015/3 Class A/2 Floating Rate Due 02/26/2046	Corporate Bond 483,496 units	481,755
Banc of America Funding Corporation Series 2015/R7 Class 1A 1.03833%*	Corporate Bond 474,158 units	476,393
Citibank N A 3.05% Due 05/01/2020	Corporate Bond 475,000 units	474,397
JP Morgan Chase Bank NA Global Senior Bank Note Prtranche # Trust 372 02/13/2020*	Corporate Bond 475,000 units	474,371
SLM Student Loan Trust 2009/3 Class A Variable Rate Due 01/25/2045	Corporate Bond 475,159 units	472,380
Federal Home Loan Mortgage Corporation Pool #G08831 4%08/01/2048	Government Bond 459,484 units	468,541
CSAIL 2015/C3 3.7182% Due 08/15/2048	Corporate Bond 463,000 units	467,498
Fannie Mae Pool #AT5915 4% Due 06/01/2043	Government Bond 450,312 units	461,958
Sallie Mae Student Loan Trust 2008-3 Student Loan Backed Notes Floating Rate 10/25/2021	Corporate Bond 459,224 units	459,906
Fannie Mae REMIC Series 2015/M4 Class AV2 2.509% Due 07/25/2022	Government Bond 462,932 units	459,460
Federal Home Loan Mortgage Corporation Pool #U95161 5%10/01/2043	Government Bond 426,022 units	457,085
Federal Home Loan Mortgage Corporation Multiclass Series 4158 Class TY 3% Due 01/15/2043	Government Bond 500,000 units	456,509
Fannie Mae Pool #Al7092 3% Due 07/01/2045	Government Bond 461,873 units	451,346
Fannie Mae Pool #AM7514 3.07% Due 02/01/2025	Government Bond 450,000 units	450,114
Fannie Mae Pool #Al6167 3.5% Due 01/01/2044	Government Bond 445,826 units	448,467
DBWF 2015/LCM Mortgage Trust Floating Rate Due 06/10/2034	Corporate Bond 460,000 units	445,237
Santander Drive Auto Fixed 2.79% Due 08/15/2022	Corporate Bond 442,000 units	439,897
World Omni Auto Receivables Series 18/B Class A3 2.93% Due 07/17/2023	Corporate Bond 440,000 units	439,026
Fannie Mae REMIC Series 2015/M7 Class A2 2.59% Due 12/25/2024	Government Bond 447,000 units	435,198
Wells Fargo Bank N A 3.625% Due 10/22/2021*	Corporate Bond 430,000 units	432,545
Federal Home Loan Mortgage Company Multiclass Senior 18/1 Class A1 3.5% 06/25/2028	Government Bond 427,712 units	427,520

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Series 2014-M3 Class A2 Variable Rate Due 01/25/2024	Government Bond 415,000 units	424,941
AT&T Inc. 3.4% Due 05/15/2025	Corporate Bond 450,000 units	423,744
JP Morgan Chase Bank Floating Rate 3.086% Due 04/26/2021*	Corporate Bond 425,000 units	423,282
Federal Home Loan Mortgage Corporation Series 4639 Class HZ Step Up Due 04/15/2053	Government Bond 447,533 units	422,418
Government National Mortgage Association REMIC Senior 2017/134 Class PT 2.5% Due 09/20/2047	Government Bond 433,504 units	417,478
Fannie Mae Series 2013-M7 Class A2 2.28% Due 12/25/2022	Government Bond 422,467 units	416,090
Soundview Home Loan Tranche 2006-2 Mortgage CTF Class M-1 Variable Rate 03/25/2036	Corporate Bond 413,041 units	412,171
Fannie Mae Pool #467757 4.33% Due 04/01/2021	Government Bond 394,476 units	406,302
Navient Student Loan Trust Series 2015/3 Class B Floating Rate Due 10/25/2058	Corporate Bond 400,000 units	400,766
Fannie Mae Pool #MA1462 3.5% Due 06/01/2043	Government Bond 397,906 units	400,755
Washington Mutual Mortgage Pass-Through Series 2005/AR13 Class A1A1 Floating Rate Due 10/25/2045	Corporate Bond 405,028 units	400,590
Fannie Mae Pool #AM5473 3.76% Due 03/01/2024	Government Bond 385,000 units	400,231
Petroleos Mexicanos Fixed 6.5% Due 01/23/2029	Corporate Bond 425,000 units	396,313
BBCCRE Trust Series 2015/GTP Class A 3.966% Due 08/10/2033	Corporate Bond 385,000 units	393,385
Ginnie Mae Pool #MA4510 3.5% Due 06/20/2047	Government Bond 386,722 units	389,291
Bank of America Corporation Floating Rate 4.271% Due 07/23/2029*	Corporate Bond 390,000 units	388,170
Ginnie Mae 5% Due 03/16/2034	Government Bond 362,387 units	388,140
Farmers Exchange Floating Rate 5.454% Due 10/15/2054	Corporate Bond 400,000 units	387,080
United States Treasury Security 4.5% Due 08/15/2039	Government Bond 310,000 units	386,313
American Express Credit A/C Master Series 2017-1 Class A 1.93% 09/15/2022	Corporate Bond 390,000 units	385,387
Federal National Mortgage Association REMIC Series 2008/60 Class/Jc 5 Due 07/25/2038	Government Bond 355,950 units	382,789
Santander UK PLC 2.5% Due 03/14/2019	Corporate Bond 382,000 units	381,575
Morgan Stanley 7.3% Due 05/13/2019	Corporate Bond 375,000 units	380,692
United States Treasury Note 4.375% Due 11/15/2039	Government Bond 310,000 units	380,065
SLC Student Loan Trust Floating Rate .672% Due 12/15/2038	Corporate Bond 400,000 units	379,253
Fannie Mae Variable Rate Due 07/25/2024	Government Bond 373,000 units	375,485
Federal Home Loan Mortgage Corporation Pool #G07957 4% Due 01/01/2045	Government Bond 365,083 units	375,239
Credit Suisse Mortgage Trust Series 2014/USA Class A2 3.953% Due 09/15/2037	Corporate Bond 370,000 units	374,138
Progress Residential Series 2015-SFR2 Class A 2.74% Due 06/12/2032	Corporate Bond 377,452 units	372,666
Commercial Mortgage Trust Series 2015/Cr24 Class A5 3.696% Due 08/10/2055	Corporate Bond 366,146 units	370,267

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 2011/71 Class ZC 5.5% Due 7/16/2034	Government Bond 338,583 units	369,872
Federal National Mortgage Association Pool#CA1711 Class 4.5% Due 05/01/2048	Government Bond 356,450 units	369,365
Impac Secured Assets Corporation 2004/3 Pass-Through Class M/1 Floating Rate Due 11/25/2034	Corporate Bond 369,514 units	369,356
Federal Home Loan Mortgage Company Multiclass Series 6 04/15/2036	Government Bond 329,972 units	368,370
Comcast Corporation 4.7% 10/15/2048	Corporate Bond 360,000 units	363,917
Fannie Mae Pool #AS9830 4% Due 06/01/2047	Government Bond 355,080 units	362,075
Wells Fargo Bank N A Floating Rate 3.325% Due 07/23/2021*	Corporate Bond 360,000 units	359,649
US Bank NA Cincinnati Bond 3.4% 07/24/2023	Corporate Bond 360,000 units	359,261
Fannie Mae Pool #MA3027 4% Due 06/01/2047	Government Bond 351,197 units	358,134
Kabbage Asset Securitization LLLC Class A 4.571% Due 03/15/2022	Corporate Bond 355,000 units	357,370
Fannie Mae Series 2017-M11 Class FA Floating Rate Due 09/25/2024	Government Bond 356,305 units	356,322
CIFC Funding Limited Series 14/4RA Class A1A Floating Rate Due 10/17/2030	Corporate Bond 355,000 units	353,827
Navient Student Loan Trust Series 17-3A Class A3 Floating Rate Due 07/26/2066	Corporate Bond 350,000 units	353,543
JP Morgan Chase & Floating Rate 4.023% Due 12/05/2024*	Corporate Bond 350,000 units	352,785
United States Of American Treasury Notes Inflation Index 0.125% Notes 07/15/2024	Government Bond 345,000 units	352,304
Federal National Mortgage Association Pool #AN7345 3.21% 11/01/2037	Government Bond 372,911 units	351,802
United Auto Credit Securitization Trust Series 18/2 Class B 3.56% 08/10/2022	Corporate Bond 350,000 units	350,526
Dryden Senior Loan Fund Floating Rate Series 18/71A Class A 01/15/2029	Corporate Bond 350,000 units	350,000
Federal National Mortgage Association Pool #MA3243 3.5% 01/01/2038	Government Bond 345,417 units	349,928
Wells Fargo Commercial 3.664% Due 09/15/2048*	Corporate Bond 346,000 units	348,475
Sallie Mae Student Loan Trust 2008 9 Student Loan Backed Notes Class A Floating 04/25/2023	Government Bond 346,554 units	348,363
Goldman Sachs Group Inc. 2.55% Due 10/23/2019	Corporate Bond 350,000 units	347,789
Dryden Series 13/26A Class AR Floating 04/15/2029	Corporate Bond 350,000 units	346,050
Citibank N A 3.4% 07/23/2021	Corporate Bond 345,000 units	345,439
Sallie Mae Student Loan Trust Floating Rate 3.10063% Due 01/25/2022	Corporate Bond 351,467 units	345,107
Carmax Auto Owner 3.13% Due 06/15/2023	Corporate Bond 343,000 units	344,311
Protective Life Global Funding 1.722% Due 04/15/2019	Corporate Bond 345,000 units	343,618
Nationstar Home Floating Rate .7158% Due 09/25/2036	Corporate Bond 344,922 units	343,220
Federal National Mortgage Association Pool #AE0681 4.5% 12/01/2040	Government Bond 325,841 units	341,301
Fannie Mae Pool #AM5079 3.45% Due 01/01/2024	Government Bond 332,972 units	341,022
Berkshire Hathaway Inc. 4.4% Due 05/15/2042	Corporate Bond 334,000 units	340,664

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation MulticlassTranche 00839 2.615% Due 01/25/2023	Government Bond 345,000 units	340,064
Fannie Mae Pool #AR6380 3.00% Due 02/01/2043	Government Bond 344,391 units	338,589
Fannie Mae Pool #AQ1534 3.5% Due 10/01/2032	Government Bond 332,766 units	337,902
Federal Home Loan Mortgage Corporation Pool #G08711 3.5% Due 06/01/2046	Government Bond 336,919 units	336,950
FREMF 2015-K48 Mortgage Trust Floating Rate Due 06/25/2025	Corporate Bond 345,000 units	336,636
Fannie Mae Pool #468564 4.06% Due 07/01/2021	Government Bond 327,562 units	336,513
Regional Management Issuance Series 18/1 Class A 3.83% 07/15/2027	Corporate Bond 335,000 units	336,276
General Electric Capital Corporation Medium Term Notes 2.2% Due 01/09/2020	Corporate Bond 340,000 units	335,049
UnitedHealth Group 3.85% Due 06/15/2028	Corporate Bond 330,000 units	333,596
United States Treasury SEC Stripped Interest Payment Due 05/15/2031	Government Bond 470,000 units	329,659
Government National Mortgage Association 3.5% Due 03/20/2046	Government Bond 326,882 units	329,497
Fannie Mae Pool #AB7575 3.00% Due 01/01/2043	Government Bond 333,090 units	327,405
Fannie Mae Pool #AM4764 3.44% Due 11/01/2023	Government Bond 318,868 units	327,055
Magnetite CLO Limited Class A1R Flat Rate Due 07/25/2026	Corporate Bond 327,112 units	326,096
CVS Health Corporation 5.05% Due 03/25/2048	Corporate Bond 333,000 units	323,879
Boston Properties Limited Partnership 3.8% Due 02/01/2024	Corporate Bond 325,000 units	323,807
Federal Home Loan Mortgage Series K155 Class A3 3.75% 04/25/2033	Government Bond 320,000 units	322,231
PNC Bank N A Pittsburgh Pennsylvania 2% Due 05/19/2020	Corporate Bond 325,000 units	319,943
Fannie Mae Pool #AS9972 4% Due 07/01/2047	Government Bond 313,277 units	319,432
United States Treasury Inflation Notes 0.375% Dated 07/15/2015 07/15/2025	Government Bond 310,000 units	318,653
Berkshire Hathaway Finance Corporation 4.2% Due 08/15/2048	Corporate Bond 320,000 units	317,292
Washington Mutual Mortgage Pass-Through Series 2005/AR11 Class A1A Floating Rate Due 08/25/2045	Corporate Bond 319,017 units	316,626
Duke Energy 3.75% Due 06/01/2045	Corporate Bond 343,000 units	316,101
Federal Home Loan Mortgage Corporation Pool #G06933 5%07/01/2041	Government Bond 295,703 units	316,073
Fannie Mae Pool #AR7961 3.5% Due 03/01/2033	Government Bond 310,864 units	315,677
Federal Home Loan Mortgage Company Multiclass Series 2506 Class KZ 5.5 09/15/2032	Government Bond 290,053 units	313,899
Duquesne Light Holdings, Inc. 6.4% Due 09/15/2020	Corporate Bond 300,000 units	312,865
Verizon Owner Trust Series 18/1A Class A/1A 2.82% 09/20/2022	Corporate Bond 312,000 units	311,102
Fannie Mae Pool #AM4407 3.65% Due 09/01/2023	Government Bond 298,457 units	309,597
Federal National Mortgage Association Guaranteed Mortgage Pool #Al3438 6.5% 10/01/2038	Government Bond 279,502 units	309,393

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Walmart Inc. 3.55% Due 06/26/2025	Corporate Bond 305,000 units	308,364
General Mills Inc. 3.7% 10/17/2023	Corporate Bond 310,000 units	308,191
TC Pipelines LP 3.9% Due 05/25/2027	Corporate Bond 319,000 units	304,516
Lloyds Bank PLC 3.3% Due 05/07/2021	Corporate Bond 305,000 units	304,075
Federal National Mortgage Association Pool #Al2965 2.667% Due 12/01/2022	Government Bond 306,324 units	303,723
Santander UK PLC 3.4% Due 06/01/2021	Corporate Bond 305,000 units	303,512
Government National Mortgage Association II Pool #MA3597 Series 2046 3.5% Due 04/20/2046	Government Bond 299,344 units	301,692
Halfmoon Parent Inc. 4.375% 10/15/2028	Corporate Bond 300,000 units	301,674
Commercial Mortgage Trust Series 2015/CRE25 Class A/4 3.759% Due 08/10/2048	Corporate Bond 297,000 units	301,087
Welltower Inc. 4.125% Due 04/01/2019	Corporate Bond 300,000 units	300,084
Bank of America Corporation 3.499% 05/17/2022*	Corporate Bond 300,000 units	300,045
Federal Home Loan Mortgage Corporation Pool #Al2293 4.374% Due 06/01/2021	Government Bond 290,112 units	299,772
Flagship Clothing Series 14/8A Class ARR Floating 01/16/2026	Corporate Bond 300,000 units	299,144
United Technologies Corporation 4.125% 11/16/2028	Corporate Bond 300,000 units	297,210
Hyundai Auto 1.76% Due 08/16/2021	Corporate Bond 300,000 units	297,038
Ginnie Mae II Jumbos 4% Due 30 Years Settles January	Government Bond 290,000 units	296,933
Ford Motor Car Company LLC 2.597% Due 11/04/2019	Corporate Bond 300,000 units	296,689
Broadcom Corporation / 2.375% Due 01/15/2020	Corporate Bond 300,000 units	296,253
Fannie Mae Pool #MA1373 3.50% Due 03/01/2043	Government Bond 294,056 units	295,795
Elanco Animal Health Inc. 4.272% 08/28/2023	Corporate Bond 295,000 units	294,750
Federal Home Loan Mortgage Company Multiclass Tranche 571 3.93% Due 06/25/2028	Government Bond 283,000 units	294,441
The Goldman Sachs Group Inc. 5.25% Due 07/27/2021	Corporate Bond 283,000 units	293,780
Halfmoon Parent Inc. 4.9% 12/15/2048	Corporate Bond 300,000 units	293,519
VNDO Mortgage Trust 2012/6 2.9950% Due 11/15/2030	Corporate Bond 295,237 units	292,668
Bank of America Corporation 2.738% 01/23/2022*	Corporate Bond 295,000 units	290,523
Federal Home Loan Mortgage Corporation Pool #SO7307 3% Due 8/15/2044	Government Bond 300,568 units	290,101
Ginnie Mae Class 2007/035 6% Due 06/20/2037	Government Bond 265,508 units	289,063
Bank of America Corporation 3.705% Due 04/24/2028*	Corporate Bond 300,000 units	287,780
Ginnie Mae 5.5% Due 06/20/2035	Government Bond 264,389 units	287,713
Appalachian Power Company 3.3% Due 06/01/2027	Corporate Bond 300,000 units	286,607
Ginnie Mae Pool #783867 Series 2036 6.0% Due 8/15/2036	Government Bond 262,558 units	285,593
Bank of America Corporation 4% Due 01/22/2025*	Corporate Bond 292,000 units	284,451
IHS Markit Limited 4.75% Due 08/01/2028	Corporate Bond 290,000 units	283,965
Drive Auto Receivables Trust Class B 2.3% Due 05/17/2021	Corporate Bond 283,233 units	282,917

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ford Motor Car Company Discl Paper 4/2 Yrs 3&4 04/04/2019	Corporate Bond 285,000 units	282,512
Federal Home Loan Mortgage Corporation Multiclass Series 3677 4.5% Due 05/15/2040	Government Bond 263,590 units	281,865
Ginnie Mae Pool #MA4838 4% Due 11/20/2047	Government Bond 272,406 units	279,109
Federal National Mortgage Association Pool #CA2208 4.5% 08/01/2048	Government Bond 268,897 units	278,561
Walgreens Boots 2.7% Due 11/18/2019	Corporate Bond 280,000 units	278,402
Bank of America Corporation 3.004% 12/20/2023*	Corporate Bond 285,000 units	277,022
Fannie Mae Pool #AM6429 3.58% Due 08/01/2029	Government Bond 270,534 units	276,682
Ginnie Mae Pool #MA4069 3.5% Due 11/20/2046	Government Bond 274,307 units	276,129
Jersey City New Jersey Municipal Utilities Authority Water Rev 5.47% 05/15/2027	Government Bond 250,000 units	275,955
Air Lease Corporation 3.5% Due 01/15/2022	Corporate Bond 280,000 units	275,546
Federal Home Loan Mortgage Corporation Gold Pool U9/0291 4% Due 10/01/2042	Government Bond 267,804 units	274,802
Fannie Mae REMIC Series 2003/W2 5.9% Due 07/25/2042	Government Bond 250,518 units	273,743
Jersey Central Power & Light Company 4.7% Due 04/01/2024	Corporate Bond 261,000 units	271,735
General Electric Capital International Funding Company 2.342% Due 11/15/2020	Corporate Bond 280,000 units	270,215
Federal Home Loan Mortgage Corporation Gold Pool U89009 3.5% Due 09/01/2032	Government Bond 265,953 units	269,717
General Motors Financial Company, Inc. 2.4% Due 05/09/2019	Corporate Bond 270,000 units	268,985
AT&T Inc. 4.8% Due 06/15/2044	Corporate Bond 300,000 units	268,894
Ventas Realty Limited 3.5% Due 02/01/2025	Corporate Bond 280,000 units	268,034
United States Treasury Notes Dated 683 1.625% Due 02/15/2026	Government Bond 285,000 units	266,787
Federal Home Loan Mortgage Corporation Pool #G08737 3% Due 12/01/2046	Government Bond 272,891 units	266,293
JP Morgan Chase & Floating Rate 3.514% Due 06/18/2022*	Corporate Bond 265,000 units	265,600
Bank of America Corporation 3.593% Due 07/21/2028*	Corporate Bond 280,000 units	265,529
Federal Home Loan Mortgage Company Gold Pool #Fg G67711 4.0% 03/01/2048	Government Bond 258,293 units	265,003
Bayer US Finance II 4.375% Due 12/15/2028	Corporate Bond 275,000 units	262,557
Fannie Mae Pool #AQ1607 3.5% Due 11/01/2032	Government Bond 258,445 units	262,443
Federal Home Loan Mortgage Corporation Pool #G07239 3.00% Due 12/01/2042	Government Bond 265,479 units	261,092
AT&T Inc. 5.25% Due 03/01/2037	Corporate Bond 265,000 units	260,290
Fannie Mae REMIC Series 2014/M1 Class A Floating Rate Due 07/25/2023	Government Bond 256,539 units	260,275
Federal National Mortgage Association Pool #AN5977 3.49% Due 02/01/2033	Government Bond 265,000 units	259,691
Americredit 4.01% Due 07/18/2024	Corporate Bond 256,000 units	259,428
Structured Asset Mortgage Investments II Inc. Series 2004/AR1 Class A1 Floating Rate Due 3/19/2034	Corporate Bond 263,039 units	258,505
Fannie Mae Pool #MA1866 4.50% Due 04/01/2044	Government Bond 245,977 units	257,033

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Company Multiclass Series 2708 Class ZD 5.5 11/15/2033	Government Bond 231,924 units	255,580
Capital Auto Receivables Asset Trust Series/18/1 Class/A3 2.79% 01/20/2022	Corporate Bond 255,000 units	254,347
J.P. Morgan Mortgage Trust 2005/A2 Pass/through Class 1/A/1 Due 04/25/2035*	Corporate Bond 251,123 units	254,135
Fannie Mae Pool #MA2010 4.00% Due 08/01/2044	Government Bond 247,743 units	254,122
United States Treasury Bond 4.24% Due 05/15/2039	Government Bond 210,000 units	253,337
Federal Home Loan Mortgage Corporation Multiclass Series 2334 Class KB 6.5% Due 05/15/2028	Government Bond 233,474 units	253,080
Fannie Mae Pool #AM6430 3.58% Due 08/01/2029	Government Bond 247,212 units	252,830
Americredit 3.38% Due 07/18/2023	Corporate Bond 250,000 units	252,137
Providence Health & Services 2.746% Due 10/01/2026	Corporate Bond 270,000 units	251,273
Fannie Mae Pool #AM9491 3.55% Due 08/01/2030	Government Bond 247,150 units	250,172
Fannie Mae Pool #AM8203 2.74% Due 03/01/2025	Government Bond 251,713 units	248,905
Stadshypotek AB 1.875% Due 10/02/2019	Corporate Bond 250,000 units	248,053
Fannie Mae Pool #AN5742 3.19% Due 05/01/2030	Government Bond 254,476 units	247,742
Fannie Mae Pool #AM6501 3.32% Due 08/01/2026	Government Bond 245,000 units	246,863
Fannie Mae Pool #AL9472 4% Due 10/01/2043	Government Bond 239,824 units	246,595
Shire Acquisitions 1.9% Due 09/23/2019	Corporate Bond 250,000 units	246,497
Fannie Mae Pool #MA0214 5% Due 10/01/2029	Government Bond 234,044 units	245,168
GLP Capital LP / GLP Financing II Inc. 5.3% 01/15/2029	Corporate Bond 250,000 units	244,508
Fannie Mae Pool #AM6428 3.58% Due 08/01/2029	Government Bond 237,884 units	243,289
Fannie Mae Pool #465973 3.59% Due 10/01/2020	Government Bond 239,238 units	242,111
Sprint Spectrum Company LLC / Sprint 4.738% 03/20/2025	Corporate Bond 245,000 units	240,406
J.P. Morgan Chase & Company NT Fixed/Floating Rate Due 05/01/2028*	Corporate Bond 250,000 units	238,347
Oracle Corporation 2.4% Due 09/15/2023	Corporate Bond 248,000 units	237,989
Federal Home Loan Mortgage Corporation Pool #S06297 3.5% Due 09/15/2042	Government Bond 234,931 units	237,178
United States Treasury Bonds 00245 2.875% Due 08/15/2045	Government Bond 240,000 units	233,756
Siemens 2% Due 09/15/2023	Corporate Bond 250,000 units	233,183
Air Lease Corporation 4.75% Due 03/01/2020	Corporate Bond 230,000 units	233,169
Comm 2018/Home Mortgage Variable Rate 3.81507% Due 04/10/2033	Corporate Bond 230,000 units	232,523
Bamlll Mortgage Securities Trust 2018/Park Mortgage Certificate Class A Floating Rate 08/10/2038	Corporate Bond 220,000 units	228,526
Federal Home Loan Mortgage Corporation Multiclass Series 323 Class 300 Due 01/15/2044	Government Bond 228,288 units	226,417
Bayer US Finance LLC Bonds 3.375% 10/08/2024	Corporate Bond 240,000 units	226,318

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
New York NY City Transitional Finance Authority Rev 3.73% 08/01/2029	Government Bond 225,000 units	226,202
Verizon Communications Inc. 4.4% Due 11/01/2034	Corporate Bond 231,000 units	222,636
Federal Home Loan Mortgage Corporation Pool #G08716 3.5% Due 08/01/2046	Government Bond 222,550 units	222,548
Fannie Mae Pool #MA1510 4.00% Due 07/01/2043	Government Bond 216,963 units	222,519
Verizon Owner Trust 2018/A Senior 18/A Class A1A 3.23% 04/20/2023	Corporate Bond 220,000 units	221,349
Ginnie Mae 5.25% Due 03/20/2038	Government Bond 202,079 units	220,988
Black Hills Corporation 4.35% Due 05/01/2033	Corporate Bond 220,000 units	220,487
Macquarie Bank Limited 2.6% Due 06/24/2019	Corporate Bond 220,000 units	219,342
Fannie Mae REMIC Series 416 Class A300 3% Due 11/25/2042	Government Bond 218,458 units	216,527
Fannie Mae Pool #MA1900 4.50% Due 04/01/2044	Government Bond 206,471 units	215,834
Mondelez International Holdings Netherlands BV Note 2% Due 10/28/2021/10/28/2016	Corporate Bond 225,000 units	215,580
National Credit Union Association Guaranteed Trust 2010/R3 Due 12/06/2020	Government Bond 212,758 units	213,338
UBS/Bank of America Merrill Lynch Trust Series 2012/WRM 3.663% Due 06/10/2030*	Corporate Bond 211,000 units	212,324
Public Service Electric and Gas Company 4.05% Due 05/01/2045	Corporate Bond 220,000 units	212,241
Fannie Mae Series 2017-T1 Class A 2.898% Due 06/25/2027	Government Bond 221,722 units	211,576
Conoco Inc. 6.95% Due 04/15/2029	Corporate Bond 170,000 units	210,206
Goldman Sachs Group Inc. 3.814% Due 04/23/2029	Corporate Bond 225,000 units	210,066
Federal Home Loan Mortgage Corporation Pool #G08792 3.5% Due 12/01/2047	Government Bond 209,629 units	209,591
Federal Home Loan Mortgage Corporation Pool #G05903 5.5% 03/01/2040	Government Bond 194,654 units	209,080
Colony American Finance 2016/2 2.554% Due 11/15/2048	Corporate Bond 214,504 units	209,070
Fannie Mae Pool #AN1161 3.05% Due 04/01/2028	Government Bond 215,000 units	209,050
Fannie Mae Pool #MA1900 4.50% Due 05/01/2039	Government Bond 199,020 units	207,905
Ginnie Mae 6% Due 11/16/2032	Government Bond 189,483 units	207,834
Plains All American Pipeline 4.65% Due 10/15/2025	Corporate Bond 210,000 units	206,523
Federal Home Loan Mortgage Corporation Pool #G08833 5%07/01/2048	Government Bond 196,733 units	206,064
New York State Dormitory Authority 5.289% Due 03/15/2033	Government Bond 180,000 units	205,718
Federal Home Loan Mortgage Corporation Multiclass Tranche 2.72% Due 07/25/2026	Government Bond 210,000 units	205,442
General Electric Capital Corporation 5.55% Due 01/05/2026	Corporate Bond 210,000 units	205,403
HSBC Bank PLC 4.75% Due 01/19/2021	Corporate Bond 200,000 units	205,155
Shell International Finance BV 4.375% Due 05/11/2045	Corporate Bond 200,000 units	205,079
Ginnie Mae 2015/H32 REMIC Pass-Through Class FH Due 12/20/2065	Government Bond 202,342 units	204,493

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Bear Stearns ARM Floating Rate 2.995557% Due 11/25/2034	Corporate Bond 205,128 units	203,959
Federal Home Loan Mortgage Corporation Multiclass Series 3662 5% Due 04/15/2040	Government Bond 188,802 units	203,687
Verizon Communications Inc. 5.25% Due 03/16/2037	Corporate Bond 195,000 units	203,125
Progress Residential Trust Series 2018/Sfr3 Class A 3.88% Due 10/17/2035	Corporate Bond 200,000 units	202,634
Alexandria Real 4% Due 01/15/2024	Corporate Bond 200,000 units	202,300
Ford Motor Car Company LLC Fixed 2.343% Due 11/02/2020	Corporate Bond 210,000 units	202,037
Ford Motor Car Company LLC Note Floating 10/12/2021	Corporate Bond 210,000 units	201,529
EQT Midstream Partners LP 5.5% 07/15/2028	Corporate Bond 205,000 units	200,777
American Credit Acceptance 2.8599998951% Due 06/12/2023	Corporate Bond 201,000 units	200,442
MidAmerican Energy 4.8% Due 09/15/2043	Corporate Bond 183,000 units	200,330
General Motors Financial Consumer 2.81% Due 12/16/2022	Corporate Bond 201,000 units	200,216
Ginnie Mae II Pool #MA4722 Series 2047 5% Due 09/20/2047	Government Bond 192,050 units	200,052
Federal Home Loan Mortgage Corporation Pool #C91981 3%02/01/2038	Government Bond 203,262 units	200,020
UBS/Barclays Commercial Mortgage Trust 2012/C2 3.52500009537% Due 05/10/2063	Corporate Bond 197,600 units	199,770
Charter 4.5% Due 02/01/2024	Corporate Bond 200,000 units	199,696
Diamond 1 Finance Corporation 3.48% Due 06/01/2019	Corporate Bond 200,000 units	199,409
Government National Mortgage Association II Pool #MA4718 3% Due 09/20/2047	Government Bond 202,125 units	199,122
Government National Mortgage Association 2017/115 REMIC Pass-Through Securities Class PI 4.5% 02/20/2047	Government Bond 1,012,808 units	198,979
Bayer US Finance LLC 2.375% Due 10/08/2019	Corporate Bond 200,000 units	198,401
Morgan Stanley 3.737% Due 04/24/2024	Corporate Bond 200,000 units	198,297
GLS Auto 3.35% Due 08/15/2022	Corporate Bond 198,071 units	197,835
Aetna Inc. 2.8% Due 06/15/2023	Corporate Bond 208,000 units	197,810
P/O Federal Home Loan Mortgage Company Multiclass Federal Home Loan Mortgage Corporation 02/15/2037	Government Bond 232,801 units	197,732
Healthcare Realty Trust Inc. 3.75% Due 04/15/2023	Corporate Bond 200,000 units	196,928
United States Treasury Notes Dated 05/15/2013 1.75% Due 05/15/2023	Government Bond 203,000 units	196,704
Fannie Mae Series 2017-M5 Class A2 3.303% Due 04/25/2029	Government Bond 200,000 units	196,577
Federal National Mortgage Association REMIC Trust 2009/71 Class/Jt 6 06/25/2036	Government Bond 177,868 units	196,455
Citigroup Inc. 3.142% 01/24/2023	Corporate Bond 200,000 units	196,450
Anheuser-Busch 3.5% Due 01/12/2024	Corporate Bond 200,000 units	195,629
L3 Technologies 4.4% Due 06/15/2028	Corporate Bond 195,000 units	194,957
The Goldman Sachs Group Inc. 5.375% Due 03/15/2020	Corporate Bond 190,000 units	194,249
Ford Motor Credit Company LLC 3.336% Due 03/18/2021	Corporate Bond 200,000 units	194,063

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Vodafone Group PLC 4.375% 05/30/2028	Corporate Bond 200,000 units	194,014
The Goldman Sachs Group Inc. 2.35% Due 11/15/2021	Corporate Bond 201,000 units	193,806
Fannie Mae REMIC Series 2004/T1 6% Due 01/25/2044	Government Bond 176,412 units	193,656
Comcast Corporation 4.4% Due 08/15/2035	Corporate Bond 200,000 units	193,479
Williams Partners LP 3.6% Due 03/15/2022	Corporate Bond 197,000 units	193,298
Progress Residential Series 2015-SFR2 Class B 3.138% Due 06/12/2032	Corporate Bond 195,000 units	193,273
Healthcare Trust of America Inc. 3.5% Due 08/01/2026	Corporate Bond 205,000 units	192,682
Bank of New York Mellon Corporation 2.5% Due 04/15/2021	Corporate Bond 195,000 units	192,599
Barclays PLC 3.684% Due 01/10/2023	Corporate Bond 200,000 units	192,171
Enel Finance International N V 4.625 09/14/2025	Corporate Bond 200,000 units	191,896
Abbvie Inc. 3.6% Due 05/14/2025	Corporate Bond 200,000 units	191,837
Bank of America Corporation 3.55% 03/05/2024*	Corporate Bond 194,000 units	191,654
Dr Auto 2.75% Due 09/15/2023	Corporate Bond 191,000 units	190,613
Citigroup Mortgage Loan Trust Series 2015/6 Class 2A1 Floating Rate Due 12/25/2035	Corporate Bond 204,380 units	189,273
Fannie Mae Series 2002/86 6% Due 09/25/2032	Government Bond 170,809 units	188,818
Fannie Mae REMIC Trust 2004/W12 6.5% Due 07/25/2044	Government Bond 166,871 units	188,043
Ocwen Master Advance Receivables Series/18/T1 Class/At1 3.3012% 08/15/2049	Corporate Bond 187,000 units	186,897
Federal National Mortgage Association Pool #MA3384 4% 06/01/2048	Government Bond 183,060 units	186,646
Business Jet Securities 2018/2 LLC Secured Note Class A 4.447% Due 06/15/2033	Corporate Bond 184,437 units	186,466
AstraZeneca PLC 3.125% Due 06/12/2027	Corporate Bond 200,000 units	186,040
Energy Transfer 5.15% Due 03/15/2045	Corporate Bond 215,000 units	185,997
The Goldman Sachs Group Inc. 3.85% Due 07/08/2024	Corporate Bond 190,000 units	185,738
Aercap Ireland Captial 4.5% Due 05/15/2021	Corporate Bond 185,000 units	185,534
Ford Motor Car Company LLC 4.687% 06/09/2025	Corporate Bond 200,000 units	185,488
WFRBS Commercial Mortgage Trust Variable Rate Due 03/15/2045	Corporate Bond 190,000 units	185,004
Virginia Electric & Power Company 3.8% Due 04/01/2028	Corporate Bond 184,000 units	184,775
Continental Airlines, Inc. Pass-Through Series 2000/1 Class A/1 8.048% Due 5/1/2022	Corporate Bond 178,694 units	184,645
Amcor Financial USA Inc. 4.5% Due 05/15/2028	Corporate Bond 185,000 units	183,862
Drive Auto 3.36% Due 10/17/2022	Corporate Bond 184,000 units	183,636
CRH Finance America Inc. 3.4% Due 05/09/2027	Corporate Bond 200,000 units	183,606
Federal Home Loan Mortgage Corporation Pool #G18592 3% Due 03/01/2031	Government Bond 183,223 units	182,609
Cityline Mortgage Trust Series 2016/Clne Class A Variable 11/10/2031	Corporate Bond 185,000 units	181,245
General Motors Financial Automobile Leasing Trust 2018/2 Class A3 3.1% 06/21/2021	Corporate Bond 180,000 units	179,730
Hero Funding LLC 2017-2 Fixed 3.28% Due 09/20/2048	Corporate Bond 179,505 units	179,580
Campbell Soup Company 3.3% Due 03/15/2021	Corporate Bond 180,000 units	179,064

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
PNM Resources Inc. 3.25% 03/09/2021	Corporate Bond 180,000 units	178,552
Continental Airlines, Inc. Pass-Through 5.983% Due 04/19/2023	Corporate Bond 170,968 units	178,525
Kraft Heinz Foods Company 3% Due 06/01/2026	Corporate Bond 200,000 units	178,417
Zimmer Biomet Holdings Inc. Note Floating Due 03/19/2021/03/20/2019	Corporate Bond 180,000 units	178,314
Anheuser-Busch Companies LLC/Anheuser-Busch 4.9% 02/01/2046	Corporate Bond 192,000 units	178,058
Government National Mortgage Association Pool #MA4586 3.5% 07/20/2047	Government Bond 176,544 units	177,716
GE Capital International Funding Company 3.373% Due 11/15/2025	Corporate Bond 200,000 units	177,661
AT&T Inc. 4.75% Due 05/15/2046	Corporate Bond 200,000 units	177,579
Ruby Pipeline LLC Note 6 Due 04/01/2022	Corporate Bond 168,182 units	174,207
Flagship Credit Auto 2.96000003815% Due 07/15/2023	Corporate Bond 175,000 units	173,739
American Campus 3.75% Due 04/15/2023	Corporate Bond 175,000 units	173,736
The Goldman Sachs Group Inc. 3.272% Due 09/29/2025	Corporate Bond 185,000 units	173,414
CVS Health Corporation 4.1% Due 03/25/2025	Corporate Bond 175,000 units	173,254
Bank of America Corporation 3.3% Due 01/11/2023*	Corporate Bond 175,000 units	172,350
The Goldman Sachs Group Inc. 3.85% Due 01/26/2027	Corporate Bond 183,000 units	172,138
Santander Drive Auto Receivables Trust Series 17-1 Class D 3.17% 04/17/2023	Corporate Bond 171,000 units	170,435
Federal National Mortgage Association Pool #CA0996 3.5% 01/01/2048	Government Bond 169,776 units	170,129
Northrop Grumman 2.55% Due 10/15/2022	Corporate Bond 175,000 units	169,339
Government National Mortgage Association II Pool #MA4837 Series 2047 3.5% Due 11/20/2047	Government Bond 167,197 units	168,307
Charter Communications Operating 3.75% 02/15/2028	Corporate Bond 185,000 units	167,354
Reynolds American Inc. 6.875% Due 05/01/2020	Corporate Bond 160,000 units	166,492
Government National Mortgage Association Series 2018/124 Classes NW 3.5% 09/20/2048	Government Bond 164,336 units	166,416
Crown Castle International Corporation 3.2% Due 09/01/2024	Corporate Bond 175,000 units	166,023
HSBC Holdings PLC 4% Due 03/30/2022	Corporate Bond 163,000 units	165,123
Long Beach Mortgage Loan Trust 2005/2 Pass/through Due 04/25/2035	Corporate Bond 163,948 units	164,764
Fannie Mae Series 2013/96 3.5% Due 09/25/2038	Government Bond 161,765 units	164,143
Total Capital International 3.7% Due 01/15/2024	Corporate Bond 160,000 units	163,177
Anheuser-Busch Companies LLC/Anheu 3.65% Due 02/01/2026	Corporate Bond 170,000 units	160,743
Federal Home Loan Mortgage Company Series 4846 Class PA 4.0% 12/01/2040	Government Bond 154,255 units	159,525
Ameren lll Company 4.5% 03/15/2049	Corporate Bond 150,000 units	158,607
UBS Commercial Mortgage Trust 2012/C1 Variable Rate Due 05/10/2045	Corporate Bond 163,000 units	158,541
Fannie Mae Series 2009/W1 6% Due 12/25/2049	Government Bond 142,237 units	158,052
Cox Communications, Inc. 3.85% Due 02/01/2025	Corporate Bond 160,000 units	157,628
Morgan Stanley 5.75% Due 01/25/2021	Corporate Bond 150,000 units	156,398

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Wells Fargo & Company 4.1% Due 06/03/2026*	Corporate Bond 160,000 units	156,245
Exeter Automobile Receivable 17-2A Class C 3.93% Due 04/17/2023	Corporate Bond 155,000 units	155,816
Drive Auto Receivables Trust 2018/3 3.0% Series 18/3 Class A3 11/15/2021	Corporate Bond 156,000 units	155,780
Strip Principal Zero Coupon 02/15/2020	Government Bond 160,000 units	155,436
Enterprise Products Company 3.75% Due 02/15/2025	Corporate Bond 157,000 units	155,345
GS Mortgage Securities Corporation 2005/9 Class 2A3 Variable Rate Due 08/25/2035	Corporate Bond 155,969 units	155,177
Federal Home Loan Mortgage Corporation Pool #S0/6028 3% 08/15/2042	Government Bond 156,195 units	154,904
United States Treasury SEC Stripped Interest Payment Due 05/15/2020	Government Bond 160,000 units	154,496
Microsoft Corporation 2.875% Due 02/06/2024	Corporate Bond 154,000 units	152,548
J.P. Morgan Chase & Company 4.25% Due 10/15/2020*	Corporate Bond 149,000 units	151,685
Mitsubishi UFJ 3.761% Due 07/26/2023	Corporate Bond 150,000 units	150,692
Royal Bank Canada 3.7% Due 10/05/2023	Corporate Bond 150,000 units	150,602
HCP, Inc. 4.2% Due 03/01/2024	Corporate Bond 150,000 units	150,372
Pricoa Global Funding 3.45% Due 09/01/2023	Corporate Bond 150,000 units	150,127
BB/UBS Trust 2012 Mortgage Pass-Through CTF Class A 3.4302% 11/05/2036	Corporate Bond 150,000 units	150,016
United Technologies Corporation 3.35% 08/16/2021	Corporate Bond 150,000 units	149,594
General Motors Financial Automobile Fixed 3.18% Due 06/21/2021	Corporate Bond 149,000 units	149,213
Constellation Brands Inc. 2.0% Due 11/07/2019	Corporate Bond 150,000 units	148,153
Federal Home Loan Mortgage Corporation Pool #G08791 3%12/01/2047	Government Bond 150,670 units	146,885
Fannie Mae REMIC Trust 2001/81 6.5% Due 01/25/2032	Government Bond 131,441 units	146,483
Santander Drive Auto 2.1% Due 06/15/2021	Corporate Bond 146,215 units	145,861
Federal National Mortgage Association Pool #BL1040 3.81% Due 12/01/2028	Government Bond 140,000 units	144,636
Morgan Stanley ABS Capital I Inc. 2006/NC1 Pass-Through Class A/4 Due 12/25/2035	Corporate Bond 144,255 units	144,311
Westrock Company 4.9% 4.9% Due 03/15/2029	Corporate Bond 140,000 units	143,896
GLP Capital LP / GLP 5.375% Due 04/15/2026	Corporate Bond 145,000 units	143,406
Kraft Heinz Foods 4.625% Due 01/30/2029	Corporate Bond 145,000 units	143,364
Santander Drive Auto 3.03% Due 02/15/2022	Corporate Bond 143,000 units	143,080
General Electric Capital Corporation 5.5% Due 01/08/2020	Corporate Bond 140,000 units	141,649
Fannie Mae Pool #MA2896 3.5% Due 02/01/2047	Government Bond 140,665 units	140,964
Southern Company Gas Capital Corporation 4.4% 05/30/2047	Corporate Bond 150,000 units	140,268
HCP, Inc. 4.25% Due 11/15/2023	Corporate Bond 140,000 units	140,214
United States Treasury Notes Dated 832 2.875% Due 05/31/2025	Government Bond 137,000 units	139,360
Charter 4.908% Due 07/23/2025	Corporate Bond 140,000 units	139,210
Wells Fargo & Company 3% Due 10/23/2026*	Corporate Bond 150,000 units	138,859
Celgene Corporation 5% Due 08/15/2045	Corporate Bond 150,000 units	138,702

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Drive Auto Receivables Trust Class D 3.84% Due 03/15/2023	Corporate Bond 137,000 units	137,491
Niagara Mohawk Power Corporation 3.508% Due 10/01/2024	Corporate Bond 136,000 units	136,705
Time Warner Cable 5.5% Due 09/01/2041	Corporate Bond 150,000 units	136,692
Ford Motor Car Company LLC Fixed 2.425% Due 06/12/2020	Corporate Bond 140,000 units	136,321
Sprint Spectrum Coompany LLC 3.36% Due 09/20/2021	Corporate Bond 137,500 units	135,781
Fannie Mae REMIC Trust 2007/93 4.50% Due 09/25/2037	Government Bond 129,506 units	133,737
Time Warner Inc. 4.75% Due 03/29/2021	Corporate Bond 130,000 units	133,278
United States Treasury Notes 2.875% Due 05/15/2028	Government Bond 130,500 units	132,503
Santander Drive Auto Receivables Trust Series 2017-1 Note Class C 2.58% Due 05/16/2022	Corporate Bond 133,000 units	132,256
World Omni Automobile Lease Securitization Trust Series 18/B Class A3 3.19% Due 12/15/2021	Corporate Bond 131,000 units	131,743
United States Treasury Bills 03/28/2019 United States Treasury Bills	Government Bond 132,000 units	131,261
GS Mortgage Securities Corporation 2012/AlohaCommerical 3.551% 4/10/2034	Corporate Bond 130,000 units	131,026
Bank Of Montreal 2.35% Due 09/11/2022	Corporate Bond 135,000 units	130,410
Aercap Ireland Capital 3.65% Due 07/21/2027	Corporate Bond 150,000 units	130,380
General Motors Company 4.875% Due 10/02/2023	Corporate Bond 130,000 units	130,294
Union Pacific Corporation 3.95% Due 09/10/2028	Corporate Bond 130,000 units	129,823
Verizon Communications Inc. 4.862% Due 08/21/2046	Corporate Bond 132,000 units	129,726
Raymond James Financial, Inc. 4.95% Due 07/15/2046	Corporate Bond 135,000 units	129,702
Liberty Street Trust 2016-225L 3.597% Due 02/10/2036	Corporate Bond 130,000 units	129,687
Reckson Operating Partnership, LP 4.5% Due 12/01/2022	Corporate Bond 128,000 units	129,538
Transcanada 3.75% Due 10/16/2023	Corporate Bond 130,000 units	129,528
SFAVE Commerical Series 2015/5 Class A/1 3.872% Due 01/05/2043	Corporate Bond 140,000 units	129,501
HSBC Holdings PLC 5.1 Due 04/05/2021	Corporate Bond 125,000 units	129,264
CMO Commercial 2016/787S Mortgage Trust Pass-Through CTF Class A 02/10/2036	Corporate Bond 130,000 units	129,185
Wells Fargo Commercial Mortgage Tranche 2013-120B Pass-through 03/18/2028*	Corporate Bond 130,000 units	128,957
Chevron Corporation 2.419% Due 11/17/2020	Corporate Bond 130,000 units	128,804
Southern California Edison 4% Due 04/01/2047	Corporate Bond 140,000 units	128,344
Home Depot Inc. 3.9% Due 12/06/2028	Corporate Bond 125,000 units	128,032
Sallie Mae Student Loan Trust 2008-3 Class B Floating Rate 04/25/2029	Corporate Bond 130,000 units	126,848
ONEOK Partners LP 4.9% Due 03/15/2025	Corporate Bond 125,000 units	126,645
BP Capital Markets PLC 3.814% Due 02/10/2024	Corporate Bond 125,000 units	126,163
VNDO 2013-Penn Mortgage Trust Commercial Mortgage Pass-Through CTF Class A 3.808% 12/13/2029	Corporate Bond 125,000 units	126,146

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Honda Auto Receivables 2018/1 Owner Trust Series 18/2 Class A3 3.11% 05/18/2022	Corporate Bond 126,000 units	126,125
Federal National Mortgage Association Pool #MA3333 4% 04/01/2048	Government Bond 123,251 units	126,091
HCA Inc. 6.5% Due 02/15/2020	Corporate Bond 123,000 units	126,075
Comm 2013/300P Mtg 4.353 Due 08/10/2030	Corporate Bond 120,000 units	126,026
Westpac Banking Corporation 2.5% Due 06/28/2022	Corporate Bond 130,000 units	126,002
Citigroup Inc. 3.7% Due 01/12/2026	Corporate Bond 130,000 units	124,990
Apple Inc. 2.15% Due 02/09/2022	Corporate Bond 128,000 units	124,800
Ginnie Mae Pool #MA3663 3.5% Due 05/20/2046	Government Bond 123,299 units	124,229
American Credit Acceptance 3.69000005722% Due 06/12/2023	Corporate Bond 124,000 units	123,927
Kaiser Foundation Hospitals Inc. 4.15% Due 05/01/2047	Corporate Bond 125,000 units	123,459
RBS Commercial Funding Inc. 2013/GSP Trust Class A Variable Rate Due 01/13/2032	Corporate Bond 120,000 units	123,088
Federal Home Loan Mortgage Corporation Multiclass Series 2980 6% Due 05/15/2035	Government Bond 110,426 units	122,472
Bank of Nova Scotia 2.7% Due 03/07/2022	Corporate Bond 125,000 units	122,272
Actavis Inc. 3.25% Due 10/01/2022	Corporate Bond 125,000 units	122,215
GS Mortgage Securities Corporation Trust 2011/GC5 Due 08/10/2044	Corporate Bond 126,000 units	121,520
Madison Ave Trust 2013/650M Class A 3.843% Due 10/15/2032	Corporate Bond 120,000 units	121,268
Fannie Mae REMIC Trust 2010/137 4.5% Due 10/25/2040	Government Bond 115,546 units	121,035
General Electric Capital Corporation Medium Term Notes BO Tranche # Trust 00849 4.65 Due 10/17/2021	Corporate Bond 120,000 units	120,360
Santander Retail Auto Lease Trust SE 2018/A Class A/3 2.93% Due 05/20/2021	Corporate Bond 120,000 units	119,849
Drive Auto Receivables Trust Class C 2.84% Due 04/15/2022	Corporate Bond 120,000 units	119,847
Dr Auto 4.18% Due 03/15/2024	Corporate Bond 119,000 units	119,605
Anheuser-Busch 4% Due 04/13/2028	Corporate Bond 125,000 units	119,567
Federal National Mortgage Association REMIC Series/2018/38 Class/Patranche 00695 3.5% 06/25/2047	Government Bond 118,260 units	119,160
EOG Resources, Inc. 2.625% Due 03/15/2023	Corporate Bond 124,000 units	119,127
American Credit Accep Receivables Senior 18/3 Class A 2.92% 08/12/2021	Corporate Bond 118,961 units	118,764
Buckeye Partners LP 3.95% Due 12/01/2026	Corporate Bond 135,000 units	118,598
Bank of New York Inc. 3.25% Due 09/11/2024	Corporate Bond 120,000 units	118,446
Core Individual Trust Series 2015/Calw Class A 3.04% 02/10/2034	Corporate Bond 118,584 units	118,198
Becton Dickinson & 2.404% Due 06/05/2020	Corporate Bond 120,000 units	118,127
United States Of America Treasury Bonds 2.5% Due 02/15/2045	Government Bond 130,000 units	117,813
Sunoco Logistics Partners 5.4% 10/01/2047	Corporate Bond 130,000 units	117,807
Berkshire Hathaway Inc. 2.75% Due 03/15/2023	Corporate Bond 120,000 units	117,801
FirstEnergy Transmission LLC 5.45% Due 07/15/2044	Corporate Bond 108,000 units	117,326
Fannie Mae Pool #AP0645 3.5% Due 07/01/2032	Government Bond 115,254 units	117,032

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
AT&T Inc. Fixed 4.9% Due 08/15/2037	Corporate Bond 125,000 units	116,549
Federal Home Loan Mortgage Corporation Multiclass Series 2072 6.5% Due 07/15/2028	Government Bond 107,113 units	116,523
Northeast Utilities 3.15% Due 01/15/2025	Corporate Bond 120,000 units	115,941
World Omni Auto Lease Securitization Trust Series 18/A Class A3 2.83% 01/15/2021	Corporate Bond 116,000 units	115,624
Goldman Sachs Group Inc. 4.223% 05/01/2029	Corporate Bond 140,000 units	115,487
Ginnie Mae Pool #MA4382 3.5% Due 04/20/2047	Government Bond 114,617 units	115,379
Kraft Heinz Foods Company 4.375% Due 06/01/2046	Corporate Bond 140,000 units	115,336
Gilead Sciences 4.15% Due 03/01/2047	Corporate Bond 125,000 units	115,143
Sabine Pass 5.75% Due 05/15/2024	Corporate Bond 110,000 units	114,769
Verizon 4.125% Due 08/15/2046	Corporate Bond 130,000 units	114,696
Federal Home Loan Mortgage Corporation Multiclass Series 3415 Class TF Due 08/15/2035	Government Bond 112,895 units	114,445
General Motors Company 6.6% Due 04/01/2036	Corporate Bond 117,000 units	113,900
Ventas Realty Limited Partnership 3.75% Due 05/01/2024	Corporate Bond 115,000 units	113,880
General Electric Capital Corporation 5.875% Due 01/14/2038	Corporate Bond 119,000 units	113,775
Valeant Pharmaceuticals International Inc. 5.5% Due 11/01/2025	Corporate Bond 122,000 units	113,765
Federal Home Loan Mortgage Corporation Multiclass Tranche 00430 3.151% Due 11/25/2025	Government Bond 113,000 units	113,196
Celgene Corporation 3.9% 02/20/2028	Corporate Bond 120,000 units	112,557
Capital One Financial Corporation 3.75% Due 04/24/2024	Corporate Bond 115,000 units	112,160
Federal Home Loan Mortgage Company Gold Pool G67713 4.0% Due 06/01/2048	Government Bond 109,350 units	112,030
Peco Energy Company 2.375% Due 09/15/2022	Corporate Bond 115,000 units	111,466
Ontario Province Canada 4% Due 10/07/2019	Government Bond 110,000 units	110,976
Apple Inc. 3% Due 02/09/2024	Corporate Bond 111,000 units	109,620
Ohio State University General Receipts 4.8% Due 06/01/2111	Corporate Bond 100,000 units	109,543
Federal Home Loan Mortgage Corporation Multiclass Series 2901 4.5% Due 12/15/2019	Government Bond 109,231 units	109,419
United Continental Holdings Fixed 4.15% Due 04/11/2024	Corporate Bond 109,395 units	109,110
Norfolk Southern Corporation 2.903% Due 02/15/2023	Corporate Bond 111,000 units	109,089
Hero Funding Service 2017-1A Nt Class A2 4.46% Due 09/20/2047	Corporate Bond 104,260 units	108,109
The Mosaic Company 5.45% Due 11/15/2033	Corporate Bond 105,000 units	107,925
Ginnie Mae Pool 2012/84 Class LI I/O 4% Due 05/16/2042	Government Bond 731,571 units	107,494
FirstEnergy Corporation 7.375% Due 11/15/2031	Corporate Bond 85,000 units	107,402
Fannie Mae Pool #MA3058 4% Due 07/01/2047	Government Bond 105,230 units	107,306
Cisco Systems, Inc. 3.625% Due 03/04/2024	Corporate Bond 105,000 units	107,087
Federal National Mortgage Association Series 2018/M4 Class A2 Variable Rate Due 03/25/2028	Government Bond 109,000 units	105,984
Federal Home Loan Mortgage Corporation Series 3852 Floating Rate Due 05/15/2041	Government Bond 98,327 units	105,932

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Comcast Corporation 3.0% Due 02/01/2024	Corporate Bond 108,000 units	105,294
Federal Home Loan Mortgage Corporation Multiclass Tranche 2.838% Due 09/25/2022	Government Bond 105,000 units	105,020
Exeter Automobile Receivables Tranche 2017-1 Class B 3.0% Due 12/15/2021	Corporate Bond 105,000 units	104,793
International Lease Finance Corporation 5.875% Due 08/15/2022	Corporate Bond 100,000 units	104,746
Daimler Financial North America LLC 2.25% Due 07/31/2019	Corporate Bond 105,000 units	104,229
DT Auto Owner Trust 2017-2 Asset Backed Class C 3.03% Due 01/17/2023	Corporate Bond 104,000 units	103,891
Nissan Auto Class A-3 2.12% Due 04/18/2022	Corporate Bond 105,000 units	103,690
Hydro/Quebec Series 8.4% Due 01/15/2022	Government Bond 90,000 units	103,626
Port Authority NY & NJ 5.647% Due 11/01/2040	Government Bond 85,000 units	103,520
HCP, Inc. 3.875% Due 08/15/2024	Corporate Bond 105,000 units	103,337
DowDuPont Inc. 4.493% Due 11/15/2025	Corporate Bond 100,000 units	102,958
Anheuser-Busch Companies LLC / Anheuser-Busch 4.7% 02/01/2036	Corporate Bond 111,000 units	102,941
Energy Transfer Partners LP 5.2% Due 2/1/2022	Corporate Bond 100,000 units	102,696
Morgan Stanley Capital I Trust 2011/C3 4.054% Due 07/15/2049	Corporate Bond 102,418 units	102,684
Federal Home Loan Mortgage Association Pool #G08676 3.5% Due 11/01/2045	Government Bond 101,630 units	101,975
Sumitomo Mitsui Financial Group Inc. 3.936% 10/16/2023	Corporate Bond 100,000 units	101,758
Nordea Bank AB 4.875% Due 01/27/2020	Corporate Bond 100,000 units	101,734
CSX Corporation 4.25% Due 03/15/2029	Corporate Bond 100,000 units	101,530
British Telecommunications PLC Step/up Due 12/15/2030	Corporate Bond 75,000 units	101,436
Bank of America Corporation 4.1% Due 07/24/2023*	Corporate Bond 100,000 units	101,357
Jefferies Group LLC 6.875% Due 04/15/2021	Corporate Bond 95,000 units	101,093
General Electric Capital Corporation 6% Due 08/07/2019	Corporate Bond 100,000 units	101,077
21st Century Fox 3.7% Due 10/15/2025	Corporate Bond 100,000 units	100,622
Federal Home Loan Mortgage Corporation Series 4374 Class NC Step/up Due 02/15/2046	Government Bond 99,625 units	100,576
Jackson National Life Global Funding 3.875% Due 06/11/2025	Corporate Bond 100,000 units	100,533
Williams Partners 4.5% Due 11/15/2023	Corporate Bond 100,000 units	100,527
Ginnie Mae 0% Due 12/20/2040	Government Bond 122,740 units	100,417
M & T Bank Corporation 3.55% Due 07/26/2023	Corporate Bond 100,000 units	100,399
United Air Lines, Inc. 3.1% Due 07/07/2028	Corporate Bond 104,195 units	100,336
Hertz Fleet Lease 3.23% Due 05/10/2032	Corporate Bond 100,000 units	100,330
Ocwen Master Advance Receivables Trust Series/18/T2 Class/At2 3.748% 08/15/2050	Corporate Bond 100,000 units	100,241
NBCUniversal Enterprise, Inc. 1.974% Due 04/15/2019	Corporate Bond 100,000 units	99,682
Medtronic Inc. 3.5% Due 03/15/2025	Corporate Bond 100,000 units	99,605
Flagship Credit Auto 3.61999988556% Due 07/15/2023	Corporate Bond 100,000 units	99,513
Select Income Real Estate Investment Trust (REIT) 3.6% Due 02/01/2020	Corporate Bond 100,000 units	99,505

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
American Tower Corporation Fixed 2.8% Due 06/01/2020	Corporate Bond 100,000 units	99,232
Mercedes-Benz Auto 2.01% Due 01/17/2023	Corporate Bond 100,000 units	99,204
Federal National Mortgage Association Pool#CA1710 4.5% 05/01/2048	Government Bond 95,645 units	99,082
Caterpillar Financial Services Limited 2.1% Due 01/10/2020	Corporate Bond 100,000 units	99,024
Kroger Company 3.4% Due 04/15/2022	Corporate Bond 100,000 units	98,971
Octagon Investment Partners IV Limited Senior 15/1A Class AR Floating 10/20/2026	Corporate Bond 100,000 units	98,965
Canadian Natural Resources Limited 3.8% Due 04/15/2024	Corporate Bond 100,000 units	98,612
Fannie Mae REMIC Series 2013/6 Class GI 09/25/2032	Government Bond 1,048,923 units	98,596
Macquarie Group Limited Senior 5.033% Due 01/15/2030	Corporate Bond 100,000 units	98,543
Citigroup Inc. 2.9% Due 12/08/2021	Corporate Bond 100,000 units	98,383
Morgan Stanley Fixed 3.7% Due 10/23/2024	Corporate Bond 100,000 units	98,339
IBM Credit Corporation 3.0% 02/06/2023	Corporate Bond 100,000 units	98,084
Lincoln National Corporation 6.25% Due 02/15/2020	Corporate Bond 95,000 units	98,054
Xcel Energy Inc 2.6% Due 03/15/2022	Corporate Bond 100,000 units	97,624
Credit Suisse First Boston Mortgage Securities Corporation 2004/AR6 Pass-Through Class 2/A Variable Rate Due 10/25/34	Corporate Bond 97,891 units	97,600
Union Pacific Corporation 3.25% Due 01/15/2025	Corporate Bond 100,000 units	97,521
British Airways Pass Thru 3.8% 09/20/2031	Corporate Bond 98,908 units	96,971
Wells Fargo & Company 3.3% Due 09/09/2024*	Corporate Bond 100,000 units	96,734
Shire Acquisitions 2.4% Due 09/23/2021	Corporate Bond 100,000 units	96,698
John Deere Capital Corporation 3.35% 06/12/2024	Corporate Bond 97,000 units	96,669
Reynolds Group 5.75% Due 10/15/2020	Corporate Bond 96,911 units	96,668
Merrill Lynch Mortgage Investors, Inc. Series 2003/5 Class/A1 Due 10/25/2028*	Corporate Bond 97,943 units	96,479
Massmutual Global Funding 2.5% Due 10/17/2022	Corporate Bond 100,000 units	96,467
Citigroup Inc. 4.45% Due 09/29/2027	Corporate Bond 100,000 units	96,382
MetLife Global 3.875% Due 04/11/2022*	Corporate Bond 95,000 units	96,220
Wyeth 5.95% Due 04/01/2037	Corporate Bond 80,000 units	95,941
NiSource Finance Corporation 2.65% Due 11/17/2022	Corporate Bond 100,000 units	95,738
Simon Property Group Inc. 3.375% Due 12/01/2027	Corporate Bond 100,000 units	95,698
AIG Sun America Global Financing 6.9% Due 03/15/2032*	Corporate Bond 75,000 units	95,347
The Goldman Sachs Group Inc. 3.5% Due 11/16/2026	Corporate Bond 103,000 units	95,136
General Electric Capital Corporation 2.1% Due 12/11/2019	Corporate Bond 96,000 units	94,324
Morgan Stanley 5.5% Due 07/28/2021	Corporate Bond 90,000 units	94,319
Morgan Stanley 3.125% Due 07/27/2026	Corporate Bond 102,000 units	94,313
Canadian Pacific Railway Limited 7.125% Due 10/15/2031	Corporate Bond 75,000 units	93,968

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
American Tower Corporation 3.0% Due 06/15/2023	Corporate Bond 95,000 units	91,402
Texas Eastern Transmission, LP 2.8% Due 10/15/2022	Corporate Bond 95,000 units	91,356
Schlumberger Investment 2.4% Due 08/01/2022	Corporate Bond 95,000 units	91,221
Walgreens Boots Alliance, Inc. 4.8% Due 11/18/2044	Corporate Bond 100,000 units	91,047
DT Auto Owner Trust Series 17-1A Class C 2.7% 11/15/2022	Corporate Bond 90,955 units	90,732
Bayview Commercial Asset Trust Variable Rate Due 11/25/2035	Corporate Bond 93,340 units	90,588
United States Treasury SEC Stripped Interest Payment Due 02/15/2034	Government Bond 140,000 units	90,157
Comcast Corporation 2.35% Due 01/15/2027	Corporate Bond 100,000 units	89,389
Air Canada 3.55% Due 07/15/2031	Corporate Bond 93,000 units	88,854
Vodafone Group PLC 3.75% Due 01/16/2024	Corporate Bond 90,000 units	88,707
Chevron Phillips Chemical Company LLC 3.4% Due 12/01/2026	Corporate Bond 91,000 units	88,578
Shell International Finance BV 2.875% Due 05/10/2026	Corporate Bond 92,000 units	88,242
Enbridge Inc. 4.25% Due 12/01/2026	Corporate Bond 89,000 units	88,005
HSBC Holdings PLC 4.875% Due 01/14/2022	Corporate Bond 85,000 units	87,861
Diageo Capital PLC 4.828% Due 07/15/2020	Corporate Bond 85,000 units	87,328
Bank of New York Company, Inc. 3.65% Due 02/04/2024	Corporate Bond 87,000 units	87,178
Sequoia Mortgage Trust 2004/1 Floating Rate Due 11/20/2034	Corporate Bond 87,923 units	86,789
British Airways Pass Thru Trust 2018/1A 4.125% 09/20/2031	Corporate Bond 87,956 units	86,699
DT Auto Owner Trust SE 18/1A Class C 3.47% Due 12/15/2023	Corporate Bond 86,000 units	86,205
Shell International Finance BV 4% Due 05/10/2046	Corporate Bond 89,000 units	85,944
Comcast Corporation 4.6% 10/15/2038	Corporate Bond 85,000 units	85,831
Merrill Lynch Mortgage Investors, Inc. Series 2004/B Class 1 Due 05/25/2029*	Corporate Bond 87,876 units	85,616
Royal Bank Of Canada 4.65% Due 01/27/2026	Corporate Bond 83,000 units	85,441
Verizon Communications Inc. 4.329% 09/21/2028	Corporate Bond 85,000 units	85,349
U.S. Bancorp Tranche Trust 00175 3.7% Due 01/30/2024	Corporate Bond 84,000 units	85,302
Fannie Mae Preassign 00166 6.5% Due 08/25/2036	Government Bond 77,369 units	85,211
Penske Truck 4.125% Due 08/01/2023	Corporate Bond 85,000 units	84,850
Federal Home Loan Mortgage Corporation Series 2595 5% Due 04/15/2023	Government Bond 83,180 units	84,662
J.P. Morgan Mortgage Trust Series 2004/A3 Due 07/25/2034*	Corporate Bond 86,087 units	84,527
United States Treasury SEC Stripped Interest Payment Due 08/15/2032	Government Bond 125,000 units	84,423
Sunoco Logistics 4.25% Due 04/01/2024	Corporate Bond 87,000 units	84,392
Federal Home Loan Mortgage Corporation Multiclass Series 3087 5.5% Due 12/15/2025	Government Bond 81,532 units	83,668
Costco Wholesale Corporation 2.75% Due 05/18/2024	Corporate Bond 86,000 units	83,649
Westgate Resorts 2.15% Due 12/20/2026	Corporate Bond 83,513 units	83,353

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
The PNC Financial Services Group, Inc. 2.84% Due 11/09/2022	Corporate Bond 85,000 units	83,297
Citigroup Inc. 3.2% Due 10/21/2026	Corporate Bond 90,000 units	83,087
United States Treasury SEC Stripped Interest Payment Due 02/15/2026	Government Bond 100,000 units	82,804
Rabobank Netherlands Variable Rate Due 12/29/2049	Corporate Bond 80,000 units	82,600
Baker Hughes A General Electric Company LLC/Baker Hughes 4.08% 12/15/2047	Corporate Bond 100,000 units	82,405
Abbott Laboratories 3.875% Due 09/15/2025	Corporate Bond 81,000 units	82,019
United States Treasury Bond Inflation Index 2% Due 01/15/2026	Government Bond 60,000 units	81,581
Statoil ASA 2.65% Due 01/15/2024	Corporate Bond 84,000 units	81,252
Flagship Credit Auto 2.83% Due 03/15/2023	Corporate Bond 81,000 units	80,763
American Water Capital Corporation 3% Due 12/01/2026	Corporate Bond 85,000 units	80,509
Amazon Inc. 4.8% Due 12/05/2034	Corporate Bond 75,000 units	80,336
Deutsche Bank AG 3.375% Due 05/12/2021	Corporate Bond 83,000 units	80,099
Federal Home Loan Mortgage Corporation Multiclass Series 3005 5% Due 07/15/2025	Government Bond 77,641 units	79,645
Virginia Electric & Power Company 2.95% Due 01/15/2022	Corporate Bond 80,000 units	79,129
Red Finance Inc. 4.25% Due 05/15/2024	Corporate Bond 86,000 units	79,120
Rite Aid Corporation Senior 6.125% Due 04/01/2023/04/01/2019	Corporate Bond 100,000 units	79,000
State Street Corporation 3.55% Due 08/18/2025	Corporate Bond 79,000 units	78,803
Petro/Canada 7.875% Due 06/15/2026	Corporate Bond 65,000 units	77,885
Bank of America Corporation 3.95% Due 04/21/2025*	Corporate Bond 80,000 units	77,515
Duke Energy Florida 3.2% Due 01/15/2027	Corporate Bond 80,000 units	77,406
United States Treasury Notes 2.75% 04/30/2025	Government Bond 76,000 units	77,318
Fannie Mae Preassign 00653 5.5% Due 03/25/2023	Government Bond 75,132 units	77,151
CMS Energy Corporation 3.45% Due 08/15/2027	Corporate Bond 80,000 units	76,977
Bacardi Limited Guaranteed Note 4.7% Due 05/15/2028	Corporate Bond 80,000 units	76,879
Comcast Corporation 4.95% Due 10/15/2058	Corporate Bond 75,000 units	76,249
Ginnie Mae II Pool #3760 Series 2035 5.5% Due 09/20/2035	Government Bond 71,205 units	76,021
Medco Health 4.125% Due 09/15/2020	Corporate Bond 75,000 units	75,809
Burlington Northern and Santa Fe Railway Company 3.45% Due 09/15/2021	Corporate Bond 75,000 units	75,762
Sempra Energy Company 9.8% Due 02/15/2019	Corporate Bond 75,000 units	75,500
Realty Income Corporation 4.125% 10/15/2026	Corporate Bond 75,000 units	75,447
Macmo Master Asset Securitization Trust 5.5% Due 12/25/2033	Corporate Bond 74,868 units	75,373
Enterprise Products Operating LLC 3.5% 02/01/2022	Corporate Bond 75,000 units	75,199
Regions Financial Corporation 3.8% Due 08/14/2023	Corporate Bond 75,000 units	75,134
Ryder Systems Inc. Medium Term Notes Book Entrytranche # Trust 00225 3.5% Due 06/01/2021	Corporate Bond 75,000 units	75,097
Vodafone Group PLC 4.125% Due 05/30/2025	Corporate Bond 76,000 units	75,080
Sprint Corporation Fixed 7.625% Due 03/01/2026	Corporate Bond 76,000 units	75,050

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
NextEra Energy Capital Holdings, Inc. 3.625% Due 06/15/2023	Corporate Bond 75,000 units	74,908
Intelsat Jackson 8.5% Due 10/15/2024	Corporate Bond 77,000 units	74,690
Toyota Motor Corp 2.125% Due 07/18/2019	Corporate Bond 75,000 units	74,597
Fedex Corporation 4.2% 10/17/2028	Corporate Bond 75,000 units	74,508
Verizon Communications Inc. 3.125% Due 03/16/2022	Corporate Bond 75,000 units	74,500
BP Capital Markets American Fixed 3.245% Due 05/06/2022	Corporate Bond 75,000 units	74,350
AT&T Inc. 3.95% Due 01/15/2025	Corporate Bond 76,000 units	74,317
Transcanada Pipelines 4.25% Due 05/15/2028	Corporate Bond 75,000 units	74,276
GlaxoSmithKline PLC 2.85% Due 05/08/2022	Corporate Bond 75,000 units	74,091
Health Care REIT, Inc. 4% Due 06/01/2025	Corporate Bond 75,000 units	74,019
Exelon Generation Company LLC 6.25% Due 10/01/2039	Corporate Bond 70,000 units	72,999
Fannie Mae Tranche 00743 3.5% Due 10/25/2037	Government Bond 72,153 units	72,756
New York State Electric & Gas Corporation 3.25% Due 12/01/2026	Corporate Bond 75,000 units	72,730
Federal National Mortgage Association Series 2018/M3 Class A2 3.1935% 02/25/2030	Government Bond 75,000 units	71,957
CVS Health Corporation 4.78% Due 03/25/2038	Corporate Bond 75,000 units	71,869
Daiwa Securities Group Inc. 3.129% Due 04/19/2022	Corporate Bond 73,000 units	71,830
Renew 2017-1 Funding Note Class A 3.67000007629% Due 09/20/2052	Corporate Bond 70,878 units	71,309
Westpac Banking Corporation 4.322% Due 11/23/2031	Corporate Bond 75,000 units	71,188
Republic Services, Inc. 5.5% Due 09/15/2019	Corporate Bond 70,000 units	71,084
Nucor Corporation 4% Due 08/01/2023	Corporate Bond 70,000 units	71,074
Fannie Mae Series 417 Class C11 2.5% Due 2/25/2028	Government Bond 1,013,931 units	70,833
Time Warner Cable Inc. 7.3% Due 07/1/2038	Corporate Bond 65,000 units	70,464
Time Warner Cable Inc. 8.75% Due 02/14/2019	Corporate Bond 70,000 units	70,391
Chase Mortgage Financial Trust Series 2007/A1 Pass-Through Due 02/25/2037*	Corporate Bond 68,573 units	70,177
State Street Corporation Variable Rate 3.776% 12/03/2024	Corporate Bond 70,000 units	70,167
Capital One Financial Corporation 3.2% Due 02/05/2025	Corporate Bond 75,000 units	70,016
Invesco Finance PLC 4% Due 01/30/2024	Corporate Bond 70,000 units	69,887
International Flavors & 5% Due 09/26/2048	Corporate Bond 70,000 units	69,723
Comcast Corporation 3.375% Due 02/15/2025	Corporate Bond 71,000 units	69,539
Pacific Gas & Electric Company 6.05% Due 03/01/2034	Corporate Bond 75,000 units	69,492
Citigroup Inc. 4.6% Due 03/09/2026	Corporate Bond 70,000 units	69,086
Air Lease Corporation 3.25% Due 03/01/2025	Corporate Bond 75,000 units	68,907
PepsiCo, Inc. 2.375% Due 10/06/2026	Corporate Bond 75,000 units	68,854
Precision 3.25% Due 06/15/2025	Corporate Bond 70,000 units	68,758
Sumitomo Mitsui 2.632% Due 07/14/2026	Corporate Bond 75,000 units	68,588
BP Capital Markets American Fixed 3.224% Due 04/14/2024	Corporate Bond 70,000 units	68,535
Nutrien Limited Fixed 5.25% Due 01/15/2045	Corporate Bond 68,000 units	68,160
Americredit 1.53% Due 07/08/2021	Corporate Bond 68,515 units	68,159

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Principal Life Global 2.375% Due 11/21/2021*	Corporate Bond 70,000 units	68,088
Westar Energy Inc. 3.1% Due 04/01/2027	Corporate Bond 70,000 units	67,704
Alimentation Couche/Tard Inc. 2.7% Due 07/26/2022/07/26/2017	Corporate Bond 70,000 units	67,549
Wells Fargo & Company 2.625% Due 07/22/2022*	Corporate Bond 70,000 units	67,498
Reynolds American Inc. Fixed 4.45% Due 06/12/2025	Corporate Bond 70,000 units	67,496
Microsoft Corporation 2% Due 08/08/2023	Corporate Bond 70,000 units	67,302
United Technologies Corporation 1.95% Due 11/01/2021	Corporate Bond 70,000 units	67,197
American Tower Corporation 2.25% Due 01/15/2022	Corporate Bond 70,000 units	66,990
UBS Commercial Mortgage Income Only Trust 2012/C1 2.561868% Due 05/10/2045	Corporate Bond 1,226,417 units	66,826
American Airlines Group Inc. 3.0% Due 04/15/2030	Corporate Bond 70,085 units	66,191
Microsoft Corporation 3.45% Due 08/08/2036	Corporate Bond 70,000 units	65,930
CenterPoint Energy 3% Due 02/01/2027	Corporate Bond 69,000 units	65,845
Citigroup Inc. 3.4% Due 05/01/2026	Corporate Bond 70,000 units	65,843
Honeywell International Inc. 2.5% Due 11/01/2026	Corporate Bond 70,000 units	65,473
Target Corporation 2.5% Due 04/15/2026	Corporate Bond 70,000 units	65,352
Fannie Mae Single Family Mortgage 3% 15 Years Settles January	Government Bond 65,000 units	64,839
Consolidated Edison Company of New York Inc. 3.875% Due 06/15/2047	Corporate Bond 70,000 units	64,557
BB&T Corporation 2.625% Due 06/29/2020	Corporate Bond 65,000 units	64,418
The Home Depot, Inc. 3.75% Due 02/15/2024	Corporate Bond 63,000 units	64,417
General Mills Inc. 3.2% Due 02/10/2027	Corporate Bond 70,000 units	64,360
Fannie Mae Pool #890231 5% Due 07/01/2025	Government Bond 62,746 units	64,210
Bank of America Corporation 4.25% Due 10/22/2026*	Corporate Bond 66,000 units	64,192
Citigroup Inc. 2.65% Due 10/26/2020	Corporate Bond 65,000 units	64,136
Amerada Hess Corporation 7.3% Due 08/15/2031	Corporate Bond 59,000 units	63,841
American Home Mortgage Investment Trust Series 2004/3 Class 5A Variable Rate Due 10/25/2034	Corporate Bond 63,646 units	63,276
Bacardi Limited 5.3% 05/15/2048	Corporate Bond 70,000 units	63,194
Nutrien Limited Fixed 3.625% Due 03/15/2024	Corporate Bond 65,000 units	63,156
Burl Northern Santa Fixed 3% Due 04/01/2025	Corporate Bond 65,000 units	62,979
CVS Lease Backed Pass Thru Series 2013 Trust 4.704 01/10/2036	Corporate Bond 64,236 units	62,900
Constellation 4.75% Due 11/15/2024	Corporate Bond 60,000 units	62,162
Analog Devices Inc. 4.5% Due 12/05/2036	Corporate Bond 65,000 units	61,370
Intelsat Jackson Holdings S.A. 9.75% Due 07/15/2025	Corporate Bond 61,000 units	61,171
First Horizon National Corporation 4.75% Due 12/25/2034	Corporate Bond 59,570 units	61,036
DT Auto Owner Trust 3.77% Due 10/17/2022	Corporate Bond 60,700 units	60,791
Energy Transfer 3.6% Due 02/01/2023	Corporate Bond 63,000 units	60,696
Plains All American Pipeline LP 4.9% Due 02/15/2045	Corporate Bond 71,000 units	60,674

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United Technologies Corporation 4.15% Due 05/15/2045	Corporate Bond 67,000 units	59,920
DT Auto Owner Trust Series 18/1A Class D 4.09% Due 12/15/2023	Corporate Bond 60,000 units	59,916
MidAmerican Energy 3.75% Due 11/15/2023	Corporate Bond 59,000 units	59,838
Federal Home Loan Mortgage Corporation Series 3542 Class N 0% Due 07/15/2036	Government Bond 68,374 units	59,625
Wells Fargo Mortgage Backed Securities 2004/EE Trust Variable Rate Due 12/25/2034*	Corporate Bond 57,728 units	59,541
Morgan Stanley Dean Witter Capital I Trust 2003/HYB1 Variable Rate Due 02/25/2033	Corporate Bond 60,623 units	59,421
PPL Capital Funding Inc. 3.4% Due 06/01/2023	Corporate Bond 60,000 units	59,362
Host Hotels & Resorts Inc. 3.875% Due 04/01/2024	Corporate Bond 60,000 units	59,191
American Express Credit Corporation 2.7% Due 03/03/2022	Corporate Bond 60,000 units	58,812
Synchrony Financial 3.7% Due 08/04/2026	Corporate Bond 69,000 units	58,529
Kroger Company 2.8% Due 08/01/2022	Corporate Bond 60,000 units	58,474
Chevron Corporation 2.566% Due 05/16/2023	Corporate Bond 60,000 units	58,433
BB&T Corporation 2.05% Due 05/10/2021	Corporate Bond 60,000 units	58,424
Analog Devices, Inc. 3.125% Due 12/05/2023	Corporate Bond 60,000 units	58,281
Southern Power Company 1.95% Due 12/15/2019	Corporate Bond 59,000 units	58,110
Prudential Financial 3.905% Due 12/07/2047*	Corporate Bond 65,000 units	58,083
Deutsche Bank AG 3.125% Due 01/13/2021	Corporate Bond 60,000 units	58,069
Sequoia Mortgage Trust 2004/1, 2004/8 Variable Rate Due 09/20/2034	Corporate Bond 58,395 units	57,821
Campbell Soup Company 3.95% Due 03/15/2025	Corporate Bond 60,000 units	57,483
Teachers Ins & 4.27% Due 05/15/2047	Corporate Bond 60,000 units	57,428
Hero Funding Trust 2016-3 3.08% Due 09/20/2042	Corporate Bond 58,671 units	57,414
Centene Corp 4.75% Due 01/15/2025	Corporate Bond 60,000 units	57,300
Cisco Systems, Inc. 2.95% Due 02/28/2026	Corporate Bond 60,000 units	57,207
The Goldman Sachs Group Inc. 2.905% Due 07/24/2023	Corporate Bond 60,000 units	57,155
Level 3 Financing Inc. 5.375% Due 01/15/2024	Corporate Bond 60,000 units	57,150
Qualcomm Inc. 2.9% Due 05/20/2024	Corporate Bond 60,000 units	57,132
Hyundai Auto Fixed 2.79% Due 07/15/2022	Corporate Bond 57,000 units	56,954
Oracle Corporation 3.85% Due 07/15/2036	Corporate Bond 60,000 units	56,669
AGL Capital Corporation 5.875% Due 03/15/2041	Corporate Bond 50,000 units	56,507
Abbvie Inc. 4.3% Due 05/14/2036	Corporate Bond 63,000 units	56,207
CWMBS, Inc. 5.25% Due 05/25/2034	Corporate Bond 56,454 units	56,038
BMW US Capital, LLC 2.25% Due 09/15/2023	Corporate Bond 60,000 units	55,983
Verizon Owner Trust 2016-1 1.42% Due 01/20/2021	Corporate Bond 56,189 units	55,914
Structured Asset Securities Corporation 2003/26A Pass-Through Due 09/25/2033	Corporate Bond 55,402 units	55,624
GS Mortgage Securities Corporation 2005/RP2 Variable Rate Due 03/25/2035	Corporate Bond 59,667 units	55,581
Structured Asset Securities Corporation Series 2004/6XS Due 03/25/2034	Corporate Bond 55,056 units	55,539
The Goldman Sachs Group Inc. 3.75% Due 05/22/2025	Corporate Bond 58,000 units	55,493

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Multiclass Series 3852 Class QN Floating Rate Due 05/15/2041	Government Bond 54,381 units	55,320
Master Alternative Loan Trust 2004/1 5.5% Pass-Through	Corporate Bond 53,794 units	55,159
Santander Drive Auto Fixed 3.73% Due 07/17/2023	Corporate Bond 55,000 units	54,711
Northern States Power Company 4.125% Due 05/15/2044	Corporate Bond 54,000 units	54,509
NiSource Finance Corporation 5.65% Due 02/01/2045	Corporate Bond 50,000 units	54,435
Transocean 5.875% Due 01/15/2024	Corporate Bond 56,000 units	53,620
Shell International Finance BV 4.125% Due 05/11/2035	Corporate Bond 54,000 units	53,593
Sempra Energy Company 4.05% Due 12/01/2023	Corporate Bond 53,000 units	53,390
Thornburg Mortgage Securities Trust 2004/3 Pass-Through Floating Rate Due 11/30/2044	Corporate Bond 54,321 units	53,221
Ginnie Mae Pool #AE8877 Series 2037 5.5% Due 01/15/2037	Government Bond 49,205 units	53,192
Apple Inc. 2.85% Due 05/06/2021	Corporate Bond 53,000 units	53,065
Public Service Electric and Gas Company 2.25% Due 09/15/2026	Corporate Bond 58,000 units	52,986
Fannie Mae REMIC Trust 2007/W1 Variable Rate Due 11/25/2046	Government Bond 52,932 units	52,117
UnitedHealth Group, Inc. 3.1% Due 03/15/2026	Corporate Bond 54,000 units	52,115
Time Warner Inc. 3.6% Due 07/15/2025	Corporate Bond 55,000 units	52,092
HCA Inc. 5.25% Due 04/15/2025	Corporate Bond 52,000 units	51,740
Bayview Commercial Asset Trust Variable Rate Due 01/25/2036	Corporate Bond 54,143 units	51,708
AmeriCredit CDA Automobile Series 17-1 Class D 3.13% Due 01/18/2023	Corporate Bond 52,000 units	51,694
Nutrien Limited 3.375% Due 03/15/2025	Corporate Bond 55,000 units	51,673
Boardwalk REIT 5.95% Due 06/01/2026	Corporate Bond 50,000 units	51,656
Federal Home Loan Mortgage Corporation Multiclass Series 4030 Income Only 3.50% Due 04/15/2027	Government Bond 565,556 units	51,575
Goodman Us Finance Three LLC 3.7% Due 03/15/2028	Corporate Bond 54,000 units	51,394
Medtronic Inc. 4.375% Due 03/15/2035	Corporate Bond 50,000 units	51,192
Duke Energy Carolinas, LLC 4.3% Due 06/15/2020	Corporate Bond 50,000 units	50,970
Canadian Natural Resources Limited 3.85% Due 06/01/2027	Corporate Bond 54,000 units	50,939
Fannie Mae REMIC Series 2013/13 Class IK Due 03/25/2028	Government Bond 686,575 units	50,848
Suntrust Bank Bonds 4.05% 11/03/2025	Corporate Bond 50,000 units	50,845
UnitedHealth Group, Inc. 3.75% Due 07/15/2025	Corporate Bond 50,000 units	50,613
Manulife Financial Corporation 4.15% Due 03/04/2026	Corporate Bond 50,000 units	50,499
National Retail Properties, Inc. 4% Due 11/15/2025	Corporate Bond 51,000 units	50,459
Entergy Corporation 4.0% Due 07/15/2022	Corporate Bond 50,000 units	50,439
Master Alternative Loan Trust 2004/3 6.25% Due 04/25/2034	Corporate Bond 48,283 units	50,402

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Valeant Pharmaceuticals International Inc. 5.5% Due 03/01/2023	Corporate Bond 55,000 units	50,325
General Electric Capital Corporation Trust 00750 Variable Rate Due 08/15/36	Corporate Bond 75,000 units	50,309
Nextera Energy Capital 3.342% Due 09/01/2020	Corporate Bond 50,000 units	50,099
Keycorp Medium Term Senior Notes Book 4.1% 04/30/2028	Corporate Bond 50,000 units	50,066
Government Properties Inc. Trust 3.75% Due 08/15/2019	Corporate Bond 50,000 units	50,049
Orange SA 2.75% Due 02/06/2019	Corporate Bond 50,000 units	49,971
ARC Properties Operating Partnership LP / Clark A3 Due 02/06/2019	Corporate Bond 50,000 units	49,970
Bank of Nova Scotia B C Fixed 3.125% Due 04/20/2021	Corporate Bond 50,000 units	49,921
Florida Power & Light Company 3.25% Due 06/01/2024	Corporate Bond 50,000 units	49,881
Kraft Heinz Foods 4% Due 06/15/2023	Corporate Bond 50,000 units	49,869
Prudential Financial, Inc. 2.35% Due 08/15/2019*	Corporate Bond 50,000 units	49,766
SunTrust Banks Inc 2.7% Due 01/27/2022	Corporate Bond 51,000 units	49,740
Hydro/Quebec Series 8.05% Due 07/07/2024	Government Bond 40,000 units	49,685
APT Pipelines Limited 4.25% Due 07/15/2027	Corporate Bond 51,000 units	49,625
Western Gas Partners LP 4 Due 07/01/2022	Corporate Bond 50,000 units	49,572
Nissan Auto 1.32% Due 01/15/2021	Corporate Bond 49,929 units	49,530
Welltower Inc. Fixed 4.25% Due 04/15/2028	Corporate Bond 50,000 units	49,496
Microsoft Corporation 3.125% Due 11/03/2025	Corporate Bond 50,000 units	49,452
Verizon Communications Inc. 4.5% Due 08/10/2033	Corporate Bond 50,000 units	49,354
Arrow Electronics Inc. 3.5% Due 04/01/2022	Corporate Bond 50,000 units	49,328
Fannie Mae Pool #256601 6% Due 02/01/2027	Government Bond 45,860 units	49,223
The Commonwealth Bank of Australia 2.75% Due 03/10/2022	Corporate Bond 50,000 units	49,059
Viacom Inc. 3.875% Due 04/01/2024	Corporate Bond 50,000 units	49,044
Aviation Capital Group LLC 3.875% Due 05/01/2023	Corporate Bond 50,000 units	48,986
Roper Technologies, Inc. 2.8% Due 12/15/2021	Corporate Bond 50,000 units	48,984
The Walt Disney Company 2.45% Due 03/04/2022	Corporate Bond 50,000 units	48,945
AT&T Inc. 5.45% Due 03/01/2047	Corporate Bond 50,000 units	48,835
Apple Inc. 2.85% Due 05/11/2024	Corporate Bond 50,000 units	48,782
Novartis Capital Corporation 3% Due 11/20/2025	Corporate Bond 50,000 units	48,434
Citigroup Inc. 2.876% Due 07/24/2023	Corporate Bond 50,000 units	48,386
Apple Inc. 2.75% Due 01/13/2025	Corporate Bond 50,000 units	48,213
EPR Properties 4.5% Due 06/01/2027	Corporate Bond 50,000 units	48,191
Eli Lilly and Company 2.75% Due 06/01/2025	Corporate Bond 50,000 units	48,161
Pilgrims Pride Corporation 5.875% Due 09/30/2027	Corporate Bond 53,000 units	48,098
Macquarie Group Limited 3.189% Due 11/28/2023	Corporate Bond 50,000 units	48,057
Ryder Systems Inc. 2.5% Due 09/01/2022	Corporate Bond 50,000 units	48,039
Federal Home Loan Mortgage Corporation Multiclass Series 4168 Class JA 3.5% Due 02/15/2043	Government Bond 47,958 units	47,904

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Occidental Petroleum 4.2% Due 03/15/2048	Corporate Bond 50,000 units	47,787
MPLX LP 4.125% Due 03/01/2027	Corporate Bond 50,000 units	47,606
AT&T Inc. Fixed 4.3% 02/15/2030	Corporate Bond 50,000 units	47,249
Conagra Brands Inc. Formerly Conagra 5.3% 11/01/2038	Corporate Bond 50,000 units	47,247
Senior Housing Properties Trust Fixed 4.75% Due 02/15/2028	Corporate Bond 50,000 units	47,172
Manulife Financial Corporation 4.061% Due 02/24/2032	Corporate Bond 50,000 units	47,151
Transcontinental Gas Pipe Line 4.6% Due 03/15/2048	Corporate Bond 50,000 units	46,751
General Motors Financial Company, Inc. 4% Due 10/06/2026	Corporate Bond 52,000 units	46,687
Southern Natural Gas Coompany LLC	Corporate Bond 49,000 units	46,595
Fannie Mae Pool #735070 6.5% Due 10/01/2024	Government Bond 43,273 units	46,469
Intel Corporation 3.7% Due 07/29/2025	Corporate Bond 46,000 units	46,402
CBS Corporation Fixed 3.7% Due 06/01/2028	Corporate Bond 50,000 units	46,390
Air Lease Corporation 2.125% Due 01/15/2020	Corporate Bond 47,000 units	46,321
Transocean Pontus Limited 6.125% Due 08/01/2025	Corporate Bond 48,000 units	46,320
CVS Corporation 7.15% Pass-Through CTFs 05/15/2019	Corporate Bond 38,235 units	46,241
Martin Marietta 3.45% Due 06/01/2027	Corporate Bond 50,000 units	46,183
Apache Corporation 6% Due 01/15/2037	Corporate Bond 45,000 units	46,108
Commonwealth REIT 5.875% Due 09/15/2020	Corporate Bond 45,000 units	46,097
Duke Energy Indiana, LLC 3.75% Due 05/15/2046	Corporate Bond 50,000 units	46,087
Rockwell Collins Inc. 3.5% Due 03/15/2027	Corporate Bond 49,000 units	45,996
Entergy Louisiana LLC 2.4% Due 10/01/2026	Corporate Bond 50,000 units	45,980
CBS Corporation 3.7% Due 08/15/2024	Corporate Bond 47,000 units	45,673
Washington Mutual Mortgage 5.5% Due 04/25/2033	Corporate Bond 44,331 units	45,491
Expedia Inc. Fixed 3.8% Due 02/15/2028	Corporate Bond 50,000 units	45,342
Southwestern Electric 3.9% Due 04/01/2045	Corporate Bond 50,000 units	45,018
The Home Depot, Inc. 2.125% Due 09/15/2026	Corporate Bond 50,000 units	45,008
United States Treasury Notes Dated 05/15/2014 2.5% Due 05/15/2024	Government Bond 45,000 units	44,917
VMware Inc. 2.95% Due 08/21/2022	Corporate Bond 47,000 units	44,799
Tenet Healthcare Corporation 4.625% Senior Security Notes 07/15/2024	Corporate Bond 48,000 units	44,640
Southern Natural Gas Company 8% Due 03/01/2032	Corporate Bond 35,000 units	44,518
Fannie Mae Pool #254762 5% Due 05/01/2023	Government Bond 42,212 units	44,218
Hess Corporation 5.6% Due 02/15/2041	Corporate Bond 50,000 units	43,997
Texas Instruments Inc. 2.75% Due 03/12/2021	Corporate Bond 44,000 units	43,734
Illinois Tool Works Inc. 3.5% Due 03/01/2024	Corporate Bond 43,000 units	43,659
AmeriCredit Automobile Receivables Class B 2.3% Due 02/18/2022	Corporate Bond 44,000 units	43,564
Exeter Automobile 2.84% Due 08/16/2021	Corporate Bond 43,534 units	43,471
Washington Mutual Mortgage Pass-Through 2.67% Due 08/25/2033	Corporate Bond 42,317 units	43,332
The Goldman Sachs Group Inc. 2.908% Due 06/05/2023	Corporate Bond 45,000 units	43,200

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
United Airlines Inc. 2018/1B Pass Thru Trust 4.6% 09/01/2027	Corporate Bond 43,000 units	43,018
American International Group 3.875% Due 01/15/2035*	Corporate Bond 50,000 units	42,943
Fannie Mae 1.43% Due 03/25/2037	Government Bond 390,771 units	42,925
Nissan Auto 1.34% Due 10/15/2020	Corporate Bond 43,084 units	42,857
American Airlines Group Inc. 3.65% Due 06/15/2028	Corporate Bond 44,975 units	42,708
Antero Resources Corporation 5.125% 12/01/2022	Corporate Bond 45,000 units	42,300
Northrop Grumman Corporation 3.2% Due 02/01/2027	Corporate Bond 45,000 units	42,196
Suncor Energy Inc. 3.6% Due 12/01/2024	Corporate Bond 43,000 units	42,058
Fannie Mae Pool #256556 6% Due 01/01/2027	Government Bond 39,122 units	41,978
Athene Global Funding 2.75% Due 04/20/2020	Corporate Bond 42,000 units	41,613
Morgan Stanley 3.591% Due 07/22/2028	Corporate Bond 44,000 units	41,602
Fannie Mae REMIC Trust 2005/103 Variable Rate Due 07/25/2035	Government Bond 37,773 units	41,578
Range Resources Corporation 4.875% Due 05/15/2025	Corporate Bond 50,000 units	41,000
CCO Holdings LLC 5.125% Due 05/01/2027	Corporate Bond 44,000 units	40,982
Apple Inc. 3.85% Due 08/04/2046	Corporate Bond 44,000 units	40,919
Centene Escrow I Corporation 5.375% 06/01/2026	Corporate Bond 42,000 units	40,845
MPLX LP 4.875% Due 12/01/2024	Corporate Bond 40,000 units	40,717
Wells Fargo Mortgage Backed Securities Variable Rate Due 09/25/2034*	Corporate Bond 39,663 units	40,692
Boston Properties Limited Partnership 2.75% Due 10/01/2026	Corporate Bond 45,000 units	40,645
Marsh & McLennan Companies, Inc. 2.35% Due 03/06/2020	Corporate Bond 41,000 units	40,636
Ford Credit Auto Owner 1.33% Due 10/15/2020	Corporate Bond 40,747 units	40,560
Ginnie Mae 2007/024 REMIC Pass-Through Floating Rate Due 05/20/2037	Government Bond 320,645 units	40,443
Union Pacific Corporation 3.75% Due 03/15/2024	Corporate Bond 40,000 units	40,346
United Airlines Inc. 3.5% Due 03/01/2030	Corporate Bond 41,000 units	40,248
Ford Motor Company 7.45% Due 07/16/2031	Corporate Bond 39,000 units	40,210
Realty Income Corporation 3.875% Due 07/15/2024	Corporate Bond 40,000 units	40,067
Central Garden & Pet 6.125% Due 11/15/2023	Corporate Bond 40,000 units	39,900
Lowes Companies, Inc. 3.375% Due 09/15/2025	Corporate Bond 42,000 units	39,856
Guardian Life 3.4% Due 04/25/2023	Corporate Bond 40,000 units	39,850
US Bancorp 2.625% Due 01/24/2022	Corporate Bond 40,000 units	39,392
Sumitomo Mitsui 2.84% Due 01/11/2022	Corporate Bond 40,000 units	39,265
American Tower Corporation 4% Due 06/01/2025	Corporate Bond 40,000 units	39,242
John Deere Capital Corporation 2.65% Due 01/06/2022	Corporate Bond 40,000 units	39,235
Jackson National Life Global Funding 2.25% Due 04/29/2021	Corporate Bond 40,000 units	39,057
Actavis Funding SCS 3.8% Due 03/15/2025	Corporate Bond 40,000 units	39,049
Westlake 2.7% Due 10/17/2022	Corporate Bond 39,000 units	38,804

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ford Credit Auto Lease Trust 2017-B NT Class A-3 2.03% Due 12/15/2020	Corporate Bond 39,000 units	38,706
PNC Funding Corp 4.375% Due 08/11/2020	Corporate Bond 38,000 units	38,698
Brixmor Operating Partnership LP 3.85% Due 02/01/2025	Corporate Bond 40,000 units	38,664
PepsiCo, Inc. 4.45% Due 04/14/2046	Corporate Bond 37,000 units	38,641
Comcast Corporation 3.55% Due 05/01/2028	Corporate Bond 40,000 units	38,610
United States Treasury SEC Stripped Interest Payment Due 05/15/2028	Government Bond 50,000 units	38,516
Alabama Power Company 5.875% Due 12/01/2022	Corporate Bond 35,000 units	38,386
The Charles Schwab Corporation 3.2% Due 03/02/2027	Corporate Bond 40,000 units	38,159
United Airlines Inc. 3.7% Due 09/01/2031	Corporate Bond 39,000 units	38,038
FedEx Corporation 3.3% Due 03/15/2027	Corporate Bond 40,000 units	38,034
Fannie Mae REMIC Trust 2010/49 Variable Rate Due 03/25/2040	Government Bond 34,359 units	37,982
Bank of America Corporation 3.093% 10/01/2025*	Corporate Bond 40,000 units	37,928
Colony American Finance 2016/1 Secondary Note Class A Due 06/15/2048	Corporate Bond 38,399 units	37,818
SBA Communications 4.875% Due 09/01/2024	Corporate Bond 40,000 units	37,600
PNC Funding Corp 6.7% Due 06/10/2019	Corporate Bond 37,000 units	37,584
Level 3 Financing Inc. 5.375% Due 05/01/2025	Corporate Bond 40,000 units	37,500
Citigroup Inc. 2.7% Due 03/30/2021	Corporate Bond 38,000 units	37,436
Virginia Electric & Power Company 4.45% Due 02/15/2044	Corporate Bond 37,000 units	37,206
Matthews International Corporation 5.25% Due 12/01/2025	Corporate Bond 40,000 units	37,200
Hartford Financial Services 4.3 Due 04/15/2043	Corporate Bond 40,000 units	37,160
General Motors Financial Company, Inc. 3.7% Due 05/09/2023	Corporate Bond 39,000 units	37,106
Shire Acquisitions 2.875% Due 09/23/2023	Corporate Bond 39,000 units	36,867
Avalonbay 2.9% Due 10/15/2026	Corporate Bond 39,000 units	36,799
Vodafone Group PLC 6.15% Due 02/27/2037	Corporate Bond 35,000 units	36,684
Markel Corporation 5.35% Due 06/01/2021	Corporate Bond 35,000 units	36,429
Celgene Corporation 3.45% Due 11/15/2027	Corporate Bond 40,000 units	36,400
Boston Properties Limited Partnership 3.2% Due 01/15/2025	Corporate Bond 38,000 units	36,285
Cincinnati Financial Corporation 6.92% Due 05/15/2028	Corporate Bond 30,000 units	36,131
United States Treasury Bonds Dated 3.125% 05/15/2048	Government Bond 35,000 units	35,664
Torchmark Corporation 4.55% Due 09/15/2028	Corporate Bond 35,000 units	35,562
Sunoco Logistics 4.65% Due 02/15/2022	Corporate Bond 35,000 units	35,541
Master Adjustable Rate Mortgages Trust 2004/8 Due 08/25/2034	Corporate Bond 35,324 units	35,454
Fannie Mae Pool #550389 6.45% Due 09/1/2030	Government Bond 34,814 units	35,019
Ginnie Mae REMIC Series 2008/40 Floating Rate Due 05/16/2038	Government Bond 248,542 units	34,744
Avangrid Inc. 3.15% Due 12/01/2024	Corporate Bond 36,000 units	34,740
Berkshire Hathaway Inc. 3.5% Due 02/01/2025	Corporate Bond 35,000 units	34,705

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Consumers Energy Company 3.125% Due 08/31/2024	Corporate Bond 35,000 units	34,566
Bank of America Corporation 3.419% 12/20/2028*	Corporate Bond 37,000 units	34,564
Morgan Stanley Mortgage Loan Trust 2004/2AR Due 09/25/2034	Corporate Bond 33,566 units	34,317
J.P. Morgan Mortgage Trust 2006/A2 3.75% Due 04/25/2036*	Corporate Bond 33,477 units	34,261
Tennessee Valley Authority Global Power Bond Series A 4.25% Due 09/15/2065	Government Bond 30,000 units	34,133
Rogers Cable Inc. 8.75% Due 05/01/2032	Corporate Bond 25,000 units	34,061
CVS Health Corporation 4.3% Due 03/25/2028	Corporate Bond 34,000 units	33,239
Valvoline Inc. 4.375% Due 08/15/2025	Corporate Bond 36,000 units	33,120
Ginnie Mae Pool 2013/H05 REMIC Pass-Through Class FB Floating Rate Due 02/20/2062	Government Bond 32,996 units	32,951
Intercontinental Exchange Inc. 4% Due 10/15/2023	Corporate Bond 32,000 units	32,765
GS Mortgage Securities Corporation 2004/6F 5.5% Due 05/25/3034	Corporate Bond 31,752 units	32,235
Dominion Resources Inc. 2.75% Due 01/15/2022	Corporate Bond 33,000 units	32,144
Crown Castle International Corporation 4% Due 03/01/2027	Corporate Bond 33,000 units	32,141
Canadian Natural Resources Limited 3.9% Due 02/01/2025	Corporate Bond 33,000 units	32,043
Statoil ASA 3.25% Due 11/10/2024	Corporate Bond 32,000 units	31,866
Phillips 66 3.55% Due 10/01/2026	Corporate Bond 34,000 units	31,779
Enterprise Products Company 7.55% Due 04/15/2038	Corporate Bond 25,000 units	31,649
Anheuser-Busch 2.65% Due 02/01/2021	Corporate Bond 32,000 units	31,469
Nissan Motor Company Ltd 1.9% Due 09/14/2021	Corporate Bond 33,000 units	31,426
Enterprise Products Company 3.9% Due 02/15/2024	Corporate Bond 31,000 units	31,263
Anheuser-Busch 4.375% Due 04/15/2038	Corporate Bond 35,000 units	31,227
The Estee Lauder Companies Inc. 3.15% Due 03/15/2027	Corporate Bond 32,000 units	31,180
Bank of New York Company, Inc. 2.2% Due 05/15/2019	Corporate Bond 31,000 units	30,928
Atmos Energy Corporation 4.125% Due 10/15/2044	Corporate Bond 32,000 units	30,869
Anheuser-Busch 4.75% Due 04/15/2058	Corporate Bond 35,000 units	30,458
ERP Operating Limited Partnership 2.85% Due 11/01/2026	Corporate Bond 32,000 units	30,077
Tyson Foods, Inc. 4.875% Due 08/15/2034	Corporate Bond 31,000 units	30,016
DXC Technology Company Senior Notes Floating Due 3/01/2021	Corporate Bond 30,000 units	29,967
Nucor Corporation 6.4% Due 12/01/2037	Corporate Bond 25,000 units	29,850
EPR Properties 4.95% Due 04/15/2028	Corporate Bond 30,000 units	29,685
Fannie Mae Stripped Mortgage/Backed Securities Trust 410 Class 29 4% Due 05/25/2027	Government Bond 357,522 units	29,542
Spectrum Brands, Inc. 5.75% Due 07/15/2025	Corporate Bond 31,000 units	29,441
Starbucks Corporation 2.7% Due 06/15/2022	Corporate Bond 30,000 units	29,402
Fannie Mae 0% Due 12/01/2024	Government Bond 31,054 units	29,376
Apple Inc. 3.45% Due 05/06/2024	Corporate Bond 29,000 units	29,137

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 2008/060 REMIC Pass-Through 5.5% Due 07/20/2038	Government Bond 26,809 units	29,136
Spirit Airlines Inc. Class AA 3.375% Due 08/15/2031	Corporate Bond 30,417 units	29,098
American International Group 4.2% Due 04/01/2028*	Corporate Bond 30,000 units	28,901
Banc America Mortgage Securities Inc. 2004/C 3.73055% Due 04/25/2034*	Corporate Bond 28,470 units	28,670
Parker Hannifin Corporation 3.3% Due 11/21/2024	Corporate Bond 29,000 units	28,634
Duke Energy 3.95% 03/15/2048	Corporate Bond 30,000 units	28,626
Blackstone Holdings 4.45% Due 07/15/2045	Corporate Bond 31,000 units	28,620
American International Group 4.7% Due 07/10/2035*	Corporate Bond 30,000 units	28,460
Toronto-Dominion Bank 2.125% Due 04/07/2021	Corporate Bond 29,000 units	28,378
Wells Fargo & Company 4.9% Due 11/17/2045*	Corporate Bond 29,000 units	28,277
Clear Channel International 8.75% Due 12/15/2020	Corporate Bond 28,000 units	28,210
Vodafone Group PLC 5% Due 05/30/2038	Corporate Bond 30,000 units	28,110
State Street Corporation 2.65% Due 05/19/2026	Corporate Bond 30,000 units	28,089
MPLX LP 4.8% 02/15/2029	Corporate Bond 28,000 units	27,931
Fannie Mae REMIC Series 2004/36 Due 05/25/2034	Government Bond 21,102 units	27,755
Thermo Fisher Corporation 2.95% Due 09/19/2026	Corporate Bond 30,000 units	27,685
Bank of America Corporation 4.45% Due 03/03/2026*	Corporate Bond 28,000 units	27,681
Masco Corporation 6.5% Due 08/15/2032	Corporate Bond 25,000 units	27,636
Macquarie Group Limited Senior Medium 3.763% 11/28/2028	Corporate Bond 30,000 units	27,510
Dow Chemical Company 4.25% Due 10/01/2034	Corporate Bond 30,000 units	27,492
General Motors Financial Company, Inc. 3.5% Due 11/07/2024	Corporate Bond 30,000 units	27,430
Rogers Cable Inc. 3.625% Due 12/15/2025	Corporate Bond 28,000 units	27,299
Alabama Power Company 3.55% Due 12/01/2023	Corporate Bond 27,000 units	27,266
Federal Home Loan Mortgage Corporation Series 2899 4% Due 12/15/2019	Government Bond 27,163 units	27,132
Wells Fargo Mortgage Backed Securities 2004/K Due 07/25/2034*	Corporate Bond 26,624 units	27,071
Arch Capital Group Ltd. 4.011% Due 12/15/2026	Corporate Bond 27,000 units	26,961
The Walt Disney Company 4.125% Due 06/01/2044	Corporate Bond 27,000 units	26,744
Range Resources Corporation 5.0% 03/15/2023	Corporate Bond 30,000 units	26,400
American Express Company 3.625% Due 12/05/2024	Corporate Bond 27,000 units	26,395
Discovery 6.35% Due 06-01-2040	Corporate Bond 25,000 units	26,194
Crown Castle International Corporation 5.25% Due 01/15/2023	Corporate Bond 25,000 units	25,961
Telefonica Emisiones S A U 5.462 Due 02/16/2021	Corporate Bond 25,000 units	25,909
Ford Motor Company 4.346% Due 12/08/2026	Corporate Bond 29,000 units	25,833
Energy Transfer Partners LP 6.625% Due 10/15/2036	Corporate Bond 25,000 units	25,672

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
National Rural Utilities Cooperative Finance Corporation 3.9% Due 11/01/2028	Corporate Bond 25,000 units	25,624
Natural Rural Utilities 2.95% Due 02/07/2024	Corporate Bond 26,000 units	25,585
DXC Technology Company 4.25% Due 04/15/2024	Corporate Bond 26,000 units	25,583
United States Treasury Notes Dated 11/15/2014 2.25% Due 11/15/2024	Government Bond 26,000 units	25,552
The Charles Schwab Corporation 4.45% Due 07/22/2020	Corporate Bond 25,000 units	25,550
Plains All American Pipeline LP 3.65% Due 06/01/2022	Corporate Bond 26,000 units	25,525
American Express Company 4.2% Due 11/06/2025	Corporate Bond 25,000 units	25,485
American Airlines 3.65% Due 08/15/2030	Corporate Bond 25,865 units	25,448
Comcast Corporation 3.95% 10/15/2025	Corporate Bond 25,000 units	25,296
Athene Global Funding 4.0% Due 01/25/2022	Corporate Bond 25,000 units	25,256
AGL Capital Corporation 5.25% Due 08/15/2019	Corporate Bond 25,000 units	25,233
Nordstrom, Inc. 4% Due 10/15/2021	Corporate Bond 25,000 units	25,170
Westlake Chemical Corporation 4.375% Due 11/15/2047	Corporate Bond 30,000 units	25,140
DBUBS Mortgage Trust Pass-Through Income Only Series 2011/LC2 Class X/A Due 07/10/2044	Corporate Bond 1,252,236 units	25,035
National Retail Properties, Inc. 3.9% Due 06/15/2024	Corporate Bond 25,000 units	25,013
Ecolab Inc. 3.25% Due 01/14/2023	Corporate Bond 25,000 units	24,903
UDR, Inc. 2.95% Due 09/01/2026	Corporate Bond 27,000 units	24,888
PPL Electric Utilities Corporation 4.125% Due 06/15/2044	Corporate Bond 25,000 units	24,808
Harris Corporation 4.854% Due 04/27/2035	Corporate Bond 25,000 units	24,803
CNA Financial Corporation 3.95% Due 05/15/2024	Corporate Bond 25,000 units	24,768
Husky Energy Inc. 4% Due 04/15/2024	Corporate Bond 25,000 units	24,741
Simon Property Group L 2.5% Due 09/01/2020	Corporate Bond 25,000 units	24,730
Microsoft Corporation 2.375% Due 02/12/2022	Corporate Bond 25,000 units	24,697
Rockwell Collins Inc. 4.8% Due 12/15/2043	Corporate Bond 25,000 units	24,627
Starbucks Corporation 3.1% 03/01/2023	Corporate Bond 25,000 units	24,624
Penske Truck Leasing Company LP/Ptl 3.95%03/10/2025	Corporate Bond 25,000 units	24,491
Occidental Petroleum Corporation 3.4% Due 04/15/2026	Corporate Bond 25,000 units	24,460
Orix Corporation 2.9% Due 07/18/2022*	Corporate Bond 25,000 units	24,427
Anthem Inc. 3.35% Due 12/01/2024	Corporate Bond 25,000 units	24,355
Fannie Mae REMIC Trust 1997/89 7% Due 12/20/2027	Government Bond 142,182 units	24,328
Natural Rural Utilities 2.4% Due 04/25/2022	Corporate Bond 25,000 units	24,328
Kansas City Power & Light Company 4.2% 03/15/2048	Corporate Bond 25,000 units	24,247
Lowes Companies, Inc. 3.125% Due 09/15/2024	Corporate Bond 25,000 units	24,212
Express Scripts 3.05% Due 11/30/2022	Corporate Bond 25,000 units	24,195
Apple Inc. 4.5% Due 02/23/2036	Corporate Bond 23,000 units	24,187
Canadian Pacific Railway Company 2.9% Due 02/01/2025	Corporate Bond 25,000 units	23,938
Comcast Corporation 3.15% Due 03/01/2026	Corporate Bond 25,000 units	23,920

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
O'Reilly Automotive Inc. 3.6% Due 09/01/2027	Corporate Bond 25,000 units	23,819
Plains All American Pipeline LP 3.6% Due 11/01/2024	Corporate Bond 25,000 units	23,792
Reliance Standard Tranche 5 3.05% Due 01/20/2021	Corporate Bond 24,000 units	23,781
Xylem Inc 3.25% Due 11/01/2026	Corporate Bond 25,000 units	23,757
Banc of America Funding Corporation Series 2005/E Class 4/A/1 Due 03/20/2035*	Corporate Bond 23,609 units	23,712
GAIF Bond Issuer PTY Limited 3.4% Due 09/30/2026	Corporate Bond 25,000 units	23,607
Brookfield Finance Inc. 3.9% Due 01/25/2028	Corporate Bond 25,000 units	23,600
Ginnie Mae 2006/26 REMIC 0% Due 06/20/2036	Government Bond 27,454 units	23,508
Sysco Corporation 3.25% Due 07/15/2027	Corporate Bond 25,000 units	23,448
Marathon Petroleum Corporation 3.625% Due 09/15/2024	Corporate Bond 24,000 units	23,353
Ginnie Mae 2009/016 REMIC Pass-Through Floating Rate Due 05/20/2037	Government Bond 188,717 units	23,283
Dr Pepper Snapple Group Inc. 2.55% Due 09/15/2026	Corporate Bond 27,000 units	23,220
Autonation Inc. 3.5% Due 11/15/2024	Corporate Bond 25,000 units	23,129
Wells Fargo & Company 4.75% Due 12/07/2046*	Corporate Bond 24,000 units	23,108
Norfolk Southern 3.95 Due 10/01/2042	Corporate Bond 25,000 units	22,923
J.P. Morgan Mortgage Trust Series 2004/S1 5.5% Due 09/25/2034*	Corporate Bond 22,998 units	22,901
Fortis Inc. 3.055% Due 10/04/2026	Corporate Bond 25,000 units	22,822
AmeriCredit Automobile Receivables Class C 2.71% Due 08/18/2022	Corporate Bond 23,000 units	22,787
Johnson Controls International PLC 3.9% Due 02/14/2026	Corporate Bond 23,000 units	22,556
Jackson National Life Funding LLC 3.25% Due 01/30/2024	Corporate Bond 23,000 units	22,552
Energy Transfer 4.05% Due 03/15/2025	Corporate Bond 24,000 units	22,525
Federal Home Loan Mortgage Corporation Pool #1J1818 5.891% Due 08/1/2037	Government Bond 21,387 units	22,465
Liberty Properties Ltd. 3.25% Due 10/01/2026	Corporate Bond 24,000 units	22,411
Toyota Auto 1.3% Due 04/15/2020	Corporate Bond 22,528 units	22,406
The Sherwin-Williams Company 3.45% Due 06/01/2027	Corporate Bond 24,000 units	22,372
Realty Income Corporation 3% Due 01/15/2027	Corporate Bond 24,000 units	22,314
Dow Chemical Company 3% Due 11/15/2022	Corporate Bond 23,000 units	22,310
BCC Funding XIII LLC 2.2% Due 12/20/2021	Corporate Bond 22,300 units	22,208
Public Service Company of New Hampshire 3.5% Due 11/01/2023	Corporate Bond 22,000 units	22,189
Air Lease Corporation 3.625% Due 12/01/2027	Corporate Bond 25,000 units	22,083
Microsoft Corporation 3.5% Due 02/12/2035	Corporate Bond 23,000 units	21,951
Washington Mutual Variable Rate Pass-Through Due 09/25/2033	Corporate Bond 21,484 units	21,943
American Honda Finance Corporation 2.3% Due 09/09/2026	Corporate Bond 24,000 units	21,869
DTE Energy Company 3.3% Due 06/15/2022	Corporate Bond 22,000 units	21,831
Sprint Capital Corporation 6.875% Due 11/15/2028	Corporate Bond 23,000 units	21,735
MPLX LP 4.7% 04/15/2048	Corporate Bond 25,000 units	21,713

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Transocean Proteus 6.25% Due 12/01/2024	Corporate Bond 22,400 units	21,448
Arrow Electronics Inc. 4% Due 04/01/2025	Corporate Bond 22,000 units	21,429
Tyson Foods Inc. 2.25% Due 08/23/2021	Corporate Bond 22,000 units	21,305
Boston Properties Limited Partnership 3.65% Due 02/01/2026	Corporate Bond 22,000 units	21,289
Johnson Controls International 4.5% Due 02/15/2047	Corporate Bond 23,000 units	21,280
Equity One ABS, Inc. 5.05% Due 09/25/2033	Corporate Bond 20,806 units	21,026
CHS Community Health Systems Inc. Senior Secured Note 8.625% 01/15/2024	Corporate Bond 21,000 units	20,738
Mitsubishi UFJ Financial Group Inc. 2.998% Due 02/22/2022	Corporate Bond 21,000 units	20,706
CMS Energy Corporation 3% Due 05/15/2026	Corporate Bond 22,000 units	20,687
American Express Credit Corporation 2.25% Due 05/05/2021	Corporate Bond 21,000 units	20,550
PNC Funding Corporation 5.125% Due 02/08/2020	Corporate Bond 20,000 units	20,423
Kroger Company 4% Due 02/01/2024	Corporate Bond 20,000 units	20,169
Conagra Brands Inc. 4.6% 11/01/2025	Corporate Bond 20,000 units	20,063
Arrow Electronics Inc. 3.875% Due 01/12/2028	Corporate Bond 22,000 units	20,040
Federal Home Loan Mortgage Corporation Multiclass Preassign 00121 0% Due 07/15/2036	Government Bond 22,989 units	19,993
FedEx Corporation 3.25% Due 04/01/2026	Corporate Bond 21,000 units	19,935
FedEx Corporation 3.9% Due 02/01/2035	Corporate Bond 22,000 units	19,918
Huntington Bancshares Incorporated 3.15% Due 03/14/2021	Corporate Bond 20,000 units	19,911
Ginnie Mae 2007/058 REMIC Pass-Through Floating Rate Due 10/20/2037	Government Bond 180,953 units	19,899
United Technologies Corporation 3.95% 08/16/2025	Corporate Bond 20,000 units	19,845
Wi Energy Corporation 3.55% Due 06/15/2025	Corporate Bond 20,000 units	19,794
AGL Capital Corporation 3.25% Due 06/15/2026	Corporate Bond 21,000 units	19,637
Gilead Sciences, Inc. 3.65% Due 03/01/2026	Corporate Bond 20,000 units	19,604
Anthem Inc. 4.101% 03/01/2028	Corporate Bond 20,000 units	19,603
General Mills Inc. 4.2% Due 04/17/2028	Corporate Bond 20,000 units	19,598
Fannie Mae REMIC Trust Pass-Through Variable Rate Due 01/25/2040	Government Bond 154,599 units	19,592
UnitedHealth Group, Inc. 2.75% Due 02/15/2023	Corporate Bond 20,000 units	19,570
United States Treasury Bond Inflation Index 3.875% Due 04/15/2029	Government Bond 10,000 units	19,566
Johnson Controls International PLC Senior Note Step Up Due 07/02/2064	Corporate Bond 21,000 units	19,518
United States Treasury Notes 1.875% 06/30/2024	Government Bond 20,000 units	19,448
Williams Partners LP 3.9% Due 01/15/2025	Corporate Bond 20,000 units	19,431
General Motors Company 6.75% Due 04/01/2046	Corporate Bond 20,000 units	19,362
Phillips 66 3.9% Due 03/15/2028	Corporate Bond 20,000 units	19,320
Brookfield Financial Inc. 4.7% Due 09/20/2047	Corporate Bond 21,000 units	19,310
First Data Corporation 5% Due 01/15/2024	Corporate Bond 20,000 units	19,250
Walgreens Boots Alliance, Inc. 4.5% Due 11/18/2034	Corporate Bond 20,000 units	19,181
PacifiCorp 3.6% Due 04/01/2024	Corporate Bond 19,000 units	19,180
McDonalds Corporation 4.45% Due 03/01/2047	Corporate Bond 20,000 units	19,122

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Roper Technologies, Inc. 3% Due 12/15/2020	Corporate Bond 19,000 units	18,877
Air Canada 2013/1 Pass Thru 4.125 Due 11/15/2026	Corporate Bond 19,038 units	18,865
The Home Depot, Inc. 2.625% Due 06/01/2022	Corporate Bond 19,000 units	18,801
General Motors Financial Company, Inc. 4% Due 01/15/2025	Corporate Bond 20,000 units	18,708
Baltimore Gas and Electric Company 3.5% Due 08/15/2046	Corporate Bond 21,000 units	18,636
Marsh & McLennan Companies, Inc. 2.75% Due 01/30/2022	Corporate Bond 19,000 units	18,623
Sysco Corporation 3.75% Due 10/01/2025	Corporate Bond 19,000 units	18,527
Sumitomo Mitsui 2.442% Due 10/19/2021	Corporate Bond 19,000 units	18,526
Tennessee Valley Authority Global Power Bond Series A 4.625% Due 09/15/2060	Government Bond 15,000 units	18,192
Deutsche Bank AG 3.7% Due 5/30/2024	Corporate Bond 20,000 units	18,168
Fannie Mae REMIC Trust 2001/38 Principal Only Due 08/25/2031	Government Bond 19,848 units	18,168
Cisco Systems, Inc. 2.9% Due 03/04/2021	Corporate Bond 18,000 units	18,031
Ginnie Mae REMIC Series 2008/073 Floating Rate Due 08/20/2038	Government Bond 148,340 units	18,006
Mead Johnson Company 3% Due 11/15/2020	Corporate Bond 18,000 units	17,947
Enterprise Products Operating LLC 3.7% Due 02/15/2026	Corporate Bond 18,000 units	17,735
Exelon Generation Company LLC 3.4% Due 03/15/2022	Corporate Bond 18,000 units	17,716
Mead Johnson Company 4.6% Due 06/01/2044	Corporate Bond 17,000 units	17,445
Walgreens Boots Alliance, Inc. 3.45% Due 06/01/2026	Corporate Bond 18,000 units	16,936
ACE INA Holdings Inc. 2.875% Due 11/03/2022	Corporate Bond 17,000 units	16,856
Ginnie Mae 2009/072 REMIC Pass-Through Floating Rate Due 08/16/2039	Government Bond 134,314 units	16,756
Ginnie Mae Floating 2004/86 REMIC Pass-Through Due Floating Rate 09/20/2034	Government Bond 164,907 units	16,379
Martin Marietta 4.25% Due 12/15/2047	Corporate Bond 20,000 units	16,370
Consolidated Edison Inc. 2.0% Due 03/15/2020	Corporate Bond 16,000 units	15,787
Ginnie Mae REMIC Series 2007/16 Floating Rate Due 04/20/2037	Government Bond 142,323 units	15,771
Fannie Mae Pool #550387 6.45% Due 08/01/2030	Government Bond 15,671 units	15,681
Thermo Fisher Corporation 3% Due 04/15/2023	Corporate Bond 16,000 units	15,566
Energy Transfer 4.75% Due 01/15/2026	Corporate Bond 16,000 units	15,547
Exelon Generation Company LLC 4.25% Due 06/15/2022	Corporate Bond 15,000 units	15,206
Fannie Mae REMIC Trust 2008/91 Floating Rate Due 03/25/2038	Government Bond 136,381 units	15,134
Marsh & McLennan Companies, Inc. 2.35% Due 09/10/2019	Corporate Bond 15,000 units	14,921
Connecticut Light & Power Company 4.0% 04/01/2048	Corporate Bond 15,000 units	14,807
Sysco Corporation 3.55% Due 03/15/2025	Corporate Bond 15,000 units	14,771
Bank of New York Mellon Corporation 3.442% Due 02/07/2028 & 02/07/2027	Corporate Bond 15,000 units	14,636
ERP Operating Limited 3.5% Due 03/01/2028	Corporate Bond 15,000 units	14,584

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Fannie Mae Series 390 Variable Rate Due 06/25/2038	Government Bond 76,569 units	14,576
Centerpoint Energy 3.95% 03/01/2048	Corporate Bond 15,000 units	14,574
Ginnie Mae 2008/087 REMIC Pass-Through 6.5% Due 10/20/2038	Government Bond 83,043 units	14,463
Burlington Northern and Santa Fe Railway Company 3.75% Due 04/01/2024	Corporate Bond 14,000 units	14,310
Citigroup Mortgage Loan Trust 2003/1 5.25% Due 09/25/2033	Corporate Bond 14,374 units	14,244
Mosaic Company Fixed 4.05% Due 11/15/2027	Corporate Bond 15,000 units	14,226
General Motors Financial Company, Inc. Fixed 4.35% Due 04/09/2025	Corporate Bond 15,000 units	14,212
Athene Holding Limited 4.125% Due 01/12/2028	Corporate Bond 15,000 units	13,625
Fannie Mae REMIC Trust 2006/20 Variable Rate Due 04/25/2036	Government Bond 82,273 units	13,419
Federal Home Loan Mortgage Corporation Pool #G02809 3.5% Due 05/01/2036	Government Bond 11,888 units	13,274
Ginnie Mae REMIC Series 2006/26 Due 06/20/2036	Government Bond 97,936 units	13,272
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 10/15/2040	Government Bond 95,355 units	13,217
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Principal Only Due 02/15/2036	Government Bond 15,335 units	13,140
Target Corporation 3.5% Due 07/01/2024	Corporate Bond 13,000 units	13,087
Ginnie Mae 2008/091 REMIC Pass-Through 6.5% Due 11/20/2038	Government Bond 76,608 units	12,993
Teva 3.15% Due 10/01/2026	Corporate Bond 17,000 units	12,975
Citigroup Inc. 5.3% Due 05/06/2044	Corporate Bond 13,000 units	12,956
Anheuser-Busch Inc. 4.439% Due 10/06/2048	Corporate Bond 15,000 units	12,953
Thermo Fisher Corporation 3.15% Due 01/15/2023	Corporate Bond 13,000 units	12,740
Central Garden & Pet 5.125% 02/01/2028	Corporate Bond 14,000 units	12,530
Fannie Mae REMIC Pass-Through Trust 2009/112 Floating Rate Due 01/25/2040	Government Bond 101,673 units	12,433
Southern Company Gas Capital Corporation 2.45% Due 10/01/2023	Corporate Bond 13,000 units	12,391
United States Treasury Bonds Dated 02/15/2006 4.5% Due 02/15/2036	Government Bond 10,000 units	12,326
Fannie Mae Series 331 Variable Rate Due 02/01/2033	Government Bond 66,428 units	12,319
Thermo Fisher Scientific Inc. 4.15% Due 02/01/2024	Corporate Bond 12,000 units	12,156
Dominion Gas Holdings, LLC 2.8% Due 11/15/2020	Corporate Bond 12,000 units	11,822
Federal Home Loan Mortgage Corporation Multiclass Preassign 00890 Due 04/15/2036	Government Bond 13,428 units	11,771
Dr Pepper Snapple Group Inc. 2.53% Due 11/15/2021	Corporate Bond 12,000 units	11,610
Federal Home Loan Mortgage Corporation Multiclass Series 3117 Due 02/15/2036	Government Bond 13,323 units	11,359
Kellogg Company 3.4% Due 11/15/2027	Corporate Bond 12,000 units	11,176
Gilead Sciences, Inc. 4.6% Due 09/01/2035	Corporate Bond 11,000 units	11,106
Duke Realty Limited Partnership 3.625% Due 04/15/2023	Corporate Bond 11,000 units	10,992

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Virginia Electric & Power Company 3.45% Due 02/15/2024	Corporate Bond 11,000 units	10,988
Statoil ASA 3.15% Due 01/23/2022	Corporate Bond 11,000 units	10,971
Arizona Public Service Company 2.2% Due 01/15/2020	Corporate Bond 11,000 units	10,947
American Water Capital Corporation 3.4% Due 03/01/2025	Corporate Bond 11,000 units	10,868
PHH Mortgage Trust Series 6% Due 07/25/2038	Corporate Bond 10,518 units	10,469
Fannie Mae REMIC Trust 2010/35 Variable Rate Due 04/25/2040	Government Bond 80,891 units	10,422
Federal Home Loan Mortgage Corporation Variable Rate 08/25/2023	Government Bond 10,000 units	10,201
Ginnie Mae REMIC Series 2008/79 Floating Rate Due 09/20/2038	Government Bond 73,992 units	10,152
CBS Corporation 4.9% Due 08/15/2044	Corporate Bond 11,000 units	10,039
Sprint Corporation 7.125% Due 06/15/2024	Corporate Bond 10,000 units	9,903
Federal Home Loan Mortgage Corporation Multiclass 0% Due 11/15/2037	Government Bond 10,079 units	9,756
Federal Home Loan Mortgage Corporation Series 3218 Floating Rate Due 09/15/2026	Government Bond 89,755 units	9,752
Ginnie Mae 2009/106 Floating Rate Due 06/20/2037	Government Bond 120,547 units	9,739
National Retail Properties, Inc. 3.6% Due 12/15/2026	Corporate Bond 10,000 units	9,616
Federal Home Loan Mortgage Corporation Multiclass Series 2611 Floating Rate Due 05/15/2033	Government Bond 7,877 units	9,553
Digital Realty Trust LP 3.7% Due 08/15/2027	Corporate Bond 10,000 units	9,438
Federal Home Loan Mortgage Corporation Pool #1G3623 Adjustable Rate Due 05/1/2037	Government Bond 9,060 units	9,377
Freddie Mac Series 2643 Floating Rate Due 03/15/2032	Government Bond 5,109 units	8,997
Microsoft Corporation 2.375% Due 05/01/2023	Corporate Bond 9,000 units	8,807
United States Treasury Notes Dated 11/15/2015 2.25% Due 11/15/2025	Government Bond 9,000 units	8,801
Becton Dickinson & Company 3.734% Due 12/15/2024	Corporate Bond 9,000 units	8,694
Fannie Mae Floating Rate Series 2007/88 Due 09/25/2037	Government Bond 50,245 units	8,677
CarFinance Capital Auto Trust 2014/2 Class B 2.64% Due 11/16/2020	Corporate Bond 8,678 units	8,675
Fannie Mae Preassign 00869 Variable Rate Due 12/25/2032	Government Bond 7,323 units	8,466
Federal Home Loan Mortgage Corporation Multiclass Series 3171 Principal Only Due 06/15/2036	Government Bond 9,148 units	8,186
Williams Partners Fixed 4.85% Due 03/01/2048	Corporate Bond 9,000 units	8,167
Prologis LP 3.75% Due 11/01/2025	Corporate Bond 8,000 units	8,040
Zimmer Biomet 3.7% Due 03/19/2023	Corporate Bond 8,000 units	7,915
Fannie Mae Pool #889745 5.5% Due 06/1/2036	Government Bond 7,236 units	7,793
CBS Corporation 4% Due 01/15/2026	Corporate Bond 8,000 units	7,751
Federal Home Loan Mortgage Corporation Series 3306 Floating Rate Due 04/15/2037	Government Bond 7,141 units	7,593
Bayer US Finance II LLC 4.7% 07/15/2064	Corporate Bond 9,000 units	7,412

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ginnie Mae 2010/014 REMIC Pass-Through Principal Only Due 12/20/2032	Government Bond 7,441 units	7,225
Enterprise Products Company 4.95% Due 10/15/2054	Corporate Bond 7,000 units	6,803
Federal Home Loan Mortgage Corporation Multiclass Floating Rate Due 04/15/2037	Government Bond 6,176 units	6,470
Federal Home Loan Mortgage Corporation Pool #A39803 5.5% Due 11/01/2035	Government Bond 6,027 units	6,407
Federal Home Loan Mortgage Corporation Series 3507 5% Due 03/15/2036	Government Bond 5,767 units	5,773
Fannie Mae Pool #576557 6.5% Due 06/01/2019	Government Bond 5,364 units	5,761
Fannie Mae Pool #745948 6.5% Due 10/01/2036	Government Bond 4,994 units	5,641
Federal Home Loan Mortgage Corporation Pool #G13390 6% Due 01/01/2024	Government Bond 5,369 units	5,554
Federal Home Loan Mortgage Corporation Multiclass Series 3784 Floating Rate Due 07/15/2023	Government Bond 86,994 units	5,514
Banc America Alternative Loan Trust 2004/6 5% Due 07/25/2019*	Corporate Bond 5,442 units	5,449
Ginnie Mae 2004/30 5.5% Due 02/20/2034	Government Bond 5,301 units	5,303
Cargill Inc. Note 3.25% 03/01/2023	Corporate Bond 5,000 units	4,992
Federal Home Loan Mortgage Corporation Series 3201 Floating Rate Due 08/15/2036	Government Bond 53,023 units	4,850
CME IRS 3.08%/R 3M Libor 11/21/2024	Exchange Cleared Swap 3,115,000 units	4,848
Fannie Mae Pool #889213 5.5% Due 10/01/2020	Government Bond 4,745 units	4,777
Fannie Mae Preassign 00470 7% Due 06/25/2033	Government Bond 19,978 units	4,767
Morgan Stanley Mortgage Loan Trust 2004/2AR 5% Due 09/25/2034	Corporate Bond 4,622 units	4,623
Fannie Mae REMIC Trust 1997/30 8% Due 05/18/2027	Government Bond 28,200 units	4,432
Federal Home Loan Mortgage Corporation Multiclass Series 3825 Class AP 4% 03/15/2039	Government Bond 3,957 units	3,958
Federal Home Loan Mortgage Corporation Multiclass Series 2934 Principal Only Due 02/15/2020	Government Bond 3,516 units	3,463
Americredit 1.6% Due 11/09/2020	Corporate Bond 3,453 units	3,451
Fannie Mae Pool #852523 5.5% Due 02/1/2036	Government Bond 2,993 units	3,219
Ginnie Mae 2007/059 REMIC Pass-Through Due 04/20/2037	Government Bond 71,986 units	3,144
Fannie Mae REMIC Trust 1993/G17 Variable Rate Due 04/25/2023	Government Bond 28,253 units	2,798
Federal Home Loan Mortgage Corporation Pool #1J1574 5.697% Due 04/1/2037	Government Bond 2,620 units	2,759
Nutrien Limited Fixed 4.125% Due 03/15/2035	Corporate Bond 3,000 units	2,731
Ginnie Mae 2002/41 REMIC Trust Floating Rate Due 06/16/2032	Government Bond 122,414 units	2,525
Federal Home Loan Mortgage Corporation Multiclass Series 3593 Floating Rate Due 11/15/2024	Government Bond 45,859 units	2,461
Residential Accredit Loans, Inc. Pass-Through Trust Series 2004/QS3 5% Due 03/25/2019	Corporate Bond 2,332 units	2,324
Prime Mortgage Trust 2004/2 Pass-Through 4.75% Due 11/25/2019	Corporate Bond 2,231 units	2,215
Fannie Mae REMIC Series 2008/80 5.60825% Due 09/25/2038	Government Bond 18,928 units	2,015

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Federal Home Loan Mortgage Corporation Multiclass Series 3219 6% Due 04/15/2036	Government Bond 8,836 units	1,824
Fannie Mae Preassign 00464 Due 01/25/2036	Government Bond 1,797 units	1,746
Indymac Mortgage Backed Securities, Inc. 4.75% Due 02/25/2019	Corporate Bond 1,862 units	1,645
Bear Stearns Asset Backed Securities Trust Adjustable Rate Due 12/25/2033	Corporate Bond 1,603 units	1,593
Morgan Stanley Trust 2012/IO REMIC Pass-Through 1% Due 03/27/2051	Corporate Bond 1,487 units	1,488
Federal Home Loan Mortgage Corporation Multiclass Preassign 00482 6.5% Due 03/15/2033	Government Bond 6,459 units	1,468
Ginnie Mae 2008/071 REMIC Pass-Through Floating Rate Due 08/20/2038	Government Bond 16,493 units	1,425
Fannie Mae REMIC Trust 2008/53 Variable Rate Due 07/25/2038	Government Bond 9,851 units	1,409
GMAC Mortgage Loan Trust 2003/J10 4.75% Due 01/25/2019	Corporate Bond 1,396 units	1,395
Ginnie Mae 2010/001 REMIC Pass-Through Floating Rate Due 08/16/2039	Government Bond 56,918 units	1,335
Morgan Stanley Capital I Trust Due 02/12/2044	Corporate Bond 176,781 units	1,089
Master Asset Security Trust 2004/6 5.25% Due 07/25/2019	Corporate Bond 951 units	948
Fannie Mae REMIC Trust 390 6% Due 07/25/2023	Government Bond 15,522 units	946
Kaupthing Bank HF 02/28/2020 In Default	Corporate Bond 310,000 units	775
Ginnie Mae 2006/023 REMIC Floating Rate Due 01/20/2036	Government Bond 49,230 units	730
Fannie Mae Pool #735439 6% Due 09/01/2019	Government Bond 451 units	452
Fannie Mae REMIC Trust 2009/15 Variable Rate Due 03/25/2024	Government Bond 18,891 units	430
Federal Home Loan Mortgage Corporation Multiclass Preassign 00603 5% Due 02/15/2020	Government Bond 21,798 units	426
Fannie Mae REMIC Series 2008/75 4.5% Due 09/25/2023	Government Bond 222 units	221
Americredit 1.81% Due 10/08/2020	Corporate Bond 188 units	188
Fannie Mae REMIC Series 2009/9 5% Due 02/25/2024	Government Bond 4,207 units	108
Fannie Mae Series 2009/18 5% Due 03/25/2024	Government Bond 3,176 units	76
Federal Home Loan Mortgage Corporation Multiclass Series 12/K708 Floating Rate Due 01/25/2019	Government Bond 556,582 units	6
Total Fixed Income Asset Class			283,215,341

Fixed Income Index Asset Class:
NT Collective Aggregate Bond Index Fund / Non Lending*	Collective Trust Fund 1,001,853 units	140,740,345
Total Fixed Income Index Asset Class			140,740,345

High Yield Asset Class:
Mackay Shields High Yield Bond CIT (Fund Code-2196)*	Collective Trust Fund 6,098,630 units	63,120,823
Blackrock Funds V High Yield Bond Portfolio Class K	Mutual Fund 8,651,249 units	61,769,918
Exide Technologies 0% Due 12/31/2049	Corporate Bond 182,991 units	100,645
Exide Technologies 11.0% Due 04/30/2022	Corporate Bond 8,475 units	6,780

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Exide Technologies	Common and Preferred Stock 4,055 shares	3,326
Total High Yield Asset Class			125,001,492

Inflation Protection Asset Class:
NT Collective Treasury Inflation/Protected Securities Index Fund / Non Lending*	Collective Trust Fund 699,542 units	97,740,043
Total Inflation Protection Asset Class			97,740,043

International Growth Asset Class:
Artisan International Fund*	Collective Trust Fund 2,590,849 units	55,081,440
MFS Institutional International Equity Fund	Mutual Fund 2,427,355 units	54,348,487
NT Collective EAFE Index Fund / Non Lending*	Collective Trust Fund 55,386 units	15,639,189
Total International Growth Asset Class			125,069,116

International Index Asset Class:
NT Collective All Country World Index Ex/US Fund / Non Lending*	Collective Trust Fund 2,069,166 units	283,517,086
Total International Index Asset Class			283,517,086

International Value Asset Class:
Altrinsic International Equity Fund Class C*	Collective Trust Fund 5,950,020 units	64,720,744
Dodge & Cox International Fund	Mutual Fund 1,713,473 units	63,244,274
Total International Value Asset Class			127,965,018

Large Cap Growth Asset Class:
NT Collective Russell 1000 Growth Index Fund / Non Lending*	Collective Trust Fund 63,913 units	25,931,165
Amazon Inc.	Common and Preferred Stock 15,095 shares	22,672,237
Visa Inc. Class A	Common and Preferred Stock 171,058 shares	22,569,393
salesforce.com, inc.	Common and Preferred Stock 105,640 shares	14,469,511
Alphabet Inc. Class A	Common and Preferred Stock 12,849 shares	13,426,691
ServiceNow, Inc.	Common and Preferred Stock 68,134 shares	12,131,259
Microsoft Corporation	Common and Preferred Stock 116,025 shares	11,784,659
Netflix, Inc.	Common and Preferred Stock 39,492 shares	10,570,429
Alibaba Group Holding Limited	Common and Preferred Stock 66,900 shares	9,169,983
Regeneron Pharmaceuticals, Inc.	Common and Preferred Stock 24,094 shares	8,999,109
Nike, Inc. Class B	Common and Preferred Stock 107,872 shares	7,997,630
Abbott Lab	Common and Preferred Stock 108,126 shares	7,820,754
Yum! Brands Inc.	Common and Preferred Stock 80,955 shares	7,441,384
Alphabet Inc. Class C	Common and Preferred Stock 7,030 shares	7,280,338
FleetCor Technologies, Inc.	Common and Preferred Stock 39,053 shares	7,252,923
The Estee Lauder Companies Inc.	Common and Preferred Stock 55,381 shares	7,205,068
Facebook Inc. Class A	Common and Preferred Stock 54,959 shares	7,204,575
Adobe Systems Inc.	Common and Preferred Stock 31,300 shares	7,081,312
Booking Holdings Inc.	Common and Preferred Stock 3,901 shares	6,719,160

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ecolab Inc.	Common and Preferred Stock 44,344 shares	6,534,088
UnitedHealth Group Inc.	Common and Preferred Stock 26,198 shares	6,526,446
Autodesk Inc.	Common and Preferred Stock 43,856 shares	5,640,320
Walt Disney Company	Common and Preferred Stock 50,556 shares	5,543,465
Equinix Inc.	Common and Preferred Stock 15,485 shares	5,459,392
Becton Dickinson & Company	Common and Preferred Stock 23,150 shares	5,216,158
Illumina, Inc.	Common and Preferred Stock 17,300 shares	5,188,789
Edwards Lifesciences Corporation	Common and Preferred Stock 33,600 shares	5,146,512
Novo Nordisk A/S	Common and Preferred Stock 110,217 shares	5,077,697
Automatic Data Processing, Inc.	Common and Preferred Stock 38,563 shares	5,056,381
Lowes Companies, Inc.	Common and Preferred Stock 52,024 shares	4,804,937
TJX Companies, Inc.	Common and Preferred Stock 107,186 shares	4,795,502
Linde PLC	Common and Preferred Stock 29,919 shares	4,668,561
Intuit	Common and Preferred Stock 23,015 shares	4,530,503
Apple Inc.	Common and Preferred Stock 28,600 shares	4,511,364
Monster Beverage Corporation	Common and Preferred Stock 89,200 shares	4,390,424
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and Preferred Stock 17,910 shares	4,385,084
CoStar Group Inc.	Common and Preferred Stock 12,683 shares	4,278,483
Mondelez International, Inc.	Common and Preferred Stock 101,752 shares	4,073,133
Palo Alto Networks, Inc.	Common and Preferred Stock 20,200 shares	3,804,670
Intuitive Surgical, Inc.	Common and Preferred Stock 7,684 shares	3,680,021
Mastercard Inc. Class A	Common and Preferred Stock 18,636 shares	3,515,681
Splunk Inc.	Common and Preferred Stock 30,600 shares	3,208,410
Caterpillar Inc.	Common and Preferred Stock 24,885 shares	3,162,137
Align Technology, Inc.	Common and Preferred Stock 14,300 shares	2,994,849
Thermo Fisher Corporation	Common and Preferred Stock 13,328 shares	2,982,673
Cisco Systems, Inc.	Common and Preferred Stock 68,617 shares	2,973,175
Alliance Data Systems Corporation	Common and Preferred Stock 19,748 shares	2,963,780
Zebra Technologies Corporation	Common and Preferred Stock 18,500 shares	2,945,755
Sarepta Therapeutics Inc.	Common and Preferred Stock 26,900 shares	2,935,597
Abiomed Inc.	Common and Preferred Stock 8,800 shares	2,860,352
Coca Cola Company	Common and Preferred Stock 57,900 shares	2,741,565
Match Group Inc.	Common and Preferred Stock 63,900 shares	2,733,003
Workday Inc. Class A	Common and Preferred Stock 16,800 shares	2,682,624
Deere & Company	Common and Preferred Stock 17,894 shares	2,669,248
Boston Scientific Corporation	Common and Preferred Stock 74,300 shares	2,625,762
RingCentral, Inc. Class A	Common and Preferred Stock 31,100 shares	2,563,884
Biomarin Pharmaceutical Inc.	Common and Preferred Stock 28,700 shares	2,443,805
Twitter Inc.	Common and Preferred Stock 84,000 shares	2,414,160
Vertex Pharmaceuticals Inc.	Common and Preferred Stock 14,373 shares	2,381,750
Eli Lilly and Company	Common and Preferred Stock 20,000 shares	2,314,400
CF Industries Holdings Inc.	Common and Preferred Stock 52,700 shares	2,292,977
Activision Blizzard Inc.	Common and Preferred Stock 48,400 shares	2,253,988
Xilinx Inc.	Common and Preferred Stock 25,900 shares	2,205,903
Alexion Pharmaceuticals, Inc.	Common and Preferred Stock 22,500 shares	2,190,600

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Target Corporation	Common and Preferred Stock 31,000 shares	2,048,790
SBV Financial Group	Common and Preferred Stock 10,755 shares	2,042,590
Dexcom Inc.	Common and Preferred Stock 16,600 shares	1,988,680
Loxo Oncology Inc.	Common and Preferred Stock 14,020 shares	1,963,781
Worldpay Inc. Class A	Common and Preferred Stock 25,542 shares	1,952,175
Floor & Decor Holdings Inc.	Common and Preferred Stock 74,000 shares	1,916,600
CSX Corporation	Common and Preferred Stock 30,800 shares	1,913,604
Grubhub Inc.	Common and Preferred Stock 24,900 shares	1,912,569
Qualcomm Inc.	Common and Preferred Stock 32,000 shares	1,821,120
Five Below, Inc.	Common and Preferred Stock 17,700 shares	1,811,064
Chipotle Mexican Grill, Inc.	Common and Preferred Stock 4,100 shares	1,770,339
Capital One Financial Corporation	Common and Preferred Stock 22,520 shares	1,702,287
Intel Corporation	Common and Preferred Stock 36,000 shares	1,689,480
Procter & Gamble NPV	Common and Preferred Stock 17,100 shares	1,571,832
Atlassian Corporation PLC Class A	Common and Preferred Stock 17,450 shares	1,552,701
Lululemon Athletica Inc.	Common and Preferred Stock 12,000 shares	1,459,320
Jacobs Engineering Group Inc.	Common and Preferred Stock 22,900 shares	1,338,734
WellCare Health Plans, Inc.	Common and Preferred Stock 5,300 shares	1,251,277
Diamondback Energy Inc.	Common and Preferred Stock 12,729 shares	1,179,978
Pioneer National Resources Company	Common and Preferred Stock 8,000 shares	1,052,160
Live Nation Entertainment Inc.	Common and Preferred Stock 16,100 shares	792,925
Tiffany & Company	Common and Preferred Stock 7,650 shares	615,902
Total Large Cap Growth Asset Class			421,443,496

Large Cap Index Asset Class:
NT Collective S&P 500 Index Fund – Non Lending*	Collective Trust Fund 108,363 units	948,512,821
Total Large Cap Index Asset Class			948,512,821

Large Cap Value Asset Class:
NT Collective Short Term Investment Fund*	Collective Trust Fund 65,459,334 units	65,459,334
NT Collective Russell 1000 Value Index Fund / Non Lending*	Collective Trust Fund 33,029 units	10,942,075
Alphabet Inc. Class C	Common and Preferred Stock 6,759 shares	6,999,688
Microsoft Corporation	Common and Preferred Stock 65,492 shares	6,652,022
Hilton Worldwide Holdings Inc.	Common and Preferred Stock 84,276 shares	6,051,017
Mastercard Inc. Class A	Common and Preferred Stock 31,577 shares	5,957,001
Skyworks Solutions Inc	Common and Preferred Stock 85,917 shares	5,758,157
National Oilwell Varco, Inc.	Common and Preferred Stock 221,883 shares	5,702,393
Qorvo, Inc.	Common and Preferred Stock 93,886 shares	5,701,697
KKR & Company Inc. Class A	Common and Preferred Stock 244,244 shares	4,794,510
Swiss Re AG	Common and Preferred Stock 49,183 shares	4,494,940
McKesson Corporation	Common and Preferred Stock 39,899 shares	4,407,643
CVS Health Corporation	Common and Preferred Stock 66,047 shares	4,327,399
Comcast Corporation Class A	Common and Preferred Stock 125,000 shares	4,256,250
United Parcel Service Inc. Class B	Common and Preferred Stock 41,241 shares	4,022,235

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Amazon Inc.	Common and Preferred Stock 2,655 shares	3,987,730
European Aeronautic Defense and Space Company	Common and Preferred Stock 41,054 shares	3,959,658
Teradyne Inc.	Common and Preferred Stock 126,141 shares	3,958,305
Parker/Hannifin Corporation	Common and Preferred Stock 26,355 shares	3,930,585
Visa Inc. Class A	Common and Preferred Stock 27,970 shares	3,690,362
Wells Fargo & Company*	Common and Preferred Stock 77,500 shares	3,571,200
Charter Communications, Inc. Class A	Common and Preferred Stock 11,222 shares	3,197,933
The Charles Schwab Corporation	Common and Preferred Stock 77,000 shares	3,197,810
Oracle Corporation	Common and Preferred Stock 68,080 shares	3,073,812
State Street Corporation	Common and Preferred Stock 48,148 shares	3,036,694
S&P Global Inc.	Common and Preferred Stock 16,703 shares	2,838,508
Sanofi/Aventis	Common and Preferred Stock 65,000 shares	2,821,650
Bank of America Corporation*	Common and Preferred Stock 112,000 shares	2,759,680
Facebook Inc. Class A	Common and Preferred Stock 21,019 shares	2,755,381
AmerisourceBergen Corp.	Common and Preferred Stock 36,978 shares	2,751,163
Novartis AG	Common and Preferred Stock 31,500 shares	2,703,015
Capital One Financial Corporation	Common and Preferred Stock 35,500 shares	2,683,445
J.P. Morgan Chase & Company*	Common and Preferred Stock 26,400 shares	2,577,168
Cigna Corporation	Common and Preferred Stock 13,516 shares	2,567,027
American Express Company	Common and Preferred Stock 26,700 shares	2,545,044
Everest Re Group Ltd	Common and Preferred Stock 11,236 shares	2,446,751
Bank of New York Mellon Corporation	Common and Preferred Stock 50,500 shares	2,377,035
Axis Capital Holdings Limited	Common and Preferred Stock 45,958 shares	2,373,271
FedEx Corporation	Common and Preferred Stock 14,600 shares	2,355,418
AstraZeneca PLC	Common and Preferred Stock 56,500 shares	2,145,870
Twenty-First Century Fox, Inc. Class A	Common and Preferred Stock 44,000 shares	2,117,280
Bristol/Myers Squibb Company	Common and Preferred Stock 40,500 shares	2,105,190
Roche Holdings Ltd.	Common and Preferred Stock 66,000 shares	2,051,280
MetLife, Inc.*	Common and Preferred Stock 49,000 shares	2,011,940
GlaxoSmithKline PLC	Common and Preferred Stock 52,000 shares	1,986,920
Anadarko Petroleum Corporation	Common and Preferred Stock 43,000 shares	1,885,120
Johnson Controls International PLC	Common and Preferred Stock 63,055 shares	1,869,581
Hewlett Packard Enterprise Company	Common and Preferred Stock 133,500 shares	1,763,535
Eli Lilly and Company	Common and Preferred Stock 15,000 shares	1,735,800
HP Inc.	Common and Preferred Stock 82,000 shares	1,677,720
The Goldman Sachs Group Inc.	Common and Preferred Stock 10,000 shares	1,670,500
Occidental Petroleum Corporation	Common and Preferred Stock 25,539 shares	1,567,584
Cisco Systems, Inc.	Common and Preferred Stock 36,000 shares	1,559,880
UnitedHealth Group Inc.	Common and Preferred Stock 6,200 shares	1,544,544
Booking Holdings Inc.	Common and Preferred Stock 875 shares	1,507,118
United Technologies Corporation	Common and Preferred Stock 12,500 shares	1,331,000
TE Connectivity Limited	Common and Preferred Stock 16,700 shares	1,263,021
Baker Hughes	Common and Preferred Stock 58,100 shares	1,249,150
Microchip Technology Inc.	Common and Preferred Stock 16,700 shares	1,201,064
Apache Corporation	Common and Preferred Stock 43,981 shares	1,154,501

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Gilead Sciences Inc.	Common and Preferred Stock 16,500 shares	1,032,075
Qurate Retail Inc.	Common and Preferred Stock 50,000 shares	976,000
Celanese Corporation	Common and Preferred Stock 10,800 shares	971,676
Union Pacific Corporation	Common and Preferred Stock 6,500 shares	898,495
Juniper Networks, Inc.	Common and Preferred Stock 32,500 shares	874,575
BB&T Corporation	Common and Preferred Stock 20,000 shares	866,400
Schlumberger Limited	Common and Preferred Stock 24,000 shares	865,920
AT&T Inc.	Common and Preferred Stock 25,091 shares	716,097
Twenty-First Century Fox, Inc. Class B	Common and Preferred Stock 14,500 shares	692,810
Halliburton Company	Common and Preferred Stock 25,350 shares	673,803
Danaher Corporation	Common and Preferred Stock 5,700 shares	587,784
Sprint Corporation	Common and Preferred Stock 95,492 shares	555,763
Micro Focus International PLC	Common and Preferred Stock 31,226 shares	537,399
Medtronic PLC	Common and Preferred Stock 5,800 shares	527,568
Zayo Group Holdings Inc.	Common and Preferred Stock 22,500 shares	513,900
Molson Coors Brewing Class B	Common and Preferred Stock 9,000 shares	505,440
Maxim Integrated Products, Inc.	Common and Preferred Stock 9,400 shares	477,990
Concho Resources Inc.	Common and Preferred Stock 4,500 shares	462,555
Aegon N.V.*	Common and Preferred Stock 99,400 shares	462,210
Dish Network Corporation Class A	Common and Preferred Stock 18,200 shares	454,454
Dell Technologies Inc. Class C	Common and Preferred Stock 9,092 shares	444,336
Brighthouse Financial Inc.	Common and Preferred Stock 11,163 shares	340,248
Alnylam Pharmaceuticals, Inc.	Common and Preferred Stock 4,500 shares	328,095
Gap Inc.	Common and Preferred Stock 12,700 shares	327,152
Mattel Inc.	Common and Preferred Stock 32,700 shares	326,673
Harley/Davidson	Common and Preferred Stock 9,500 shares	324,140
Alphabet Inc. Class A	Common and Preferred Stock 250 shares	261,240
Incyte Corporation	Common and Preferred Stock 3,500 shares	222,565
Ball Corporation	Common and Preferred Stock 4,500 shares	206,910
News Corporation Class A	Common and Preferred Stock 13,000 shares	147,550
Target Corporation	Common and Preferred Stock 2,000 shares	132,180
Weatherford International Ltd.	Common and Preferred Stock 42,000 shares	23,478
Synopsys, Inc.	Common and Preferred Stock 200 shares	16,848
Total Large Cap Value Asset Class			269,837,933

Participant Self-Directed Brokerage Accounts	Various Investments	344,113,884
			344,113,884

REIT Asset Class:
Vanguard Specialized Portfolios REIT Index Fund Institutional Class	Mutual Fund 7,763,136 units	127,004,903
NT Collective Global Real Estate Index Fund - Non Lending*	Collective Trust Fund 51,119 units	9,788,731
Total REIT Asset Class			136,793,634

Small-Mid Cap Growth Asset Class:
NT Collective Russell 2000 Growth Index Fund / Non Lending*	Collective Trust Fund 35,425 units	11,022,216

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Zendesk, Inc.	Common and Preferred Stock 56,464 shares	3,295,804
Five9 Inc.	Common and Preferred Stock 64,715 shares	2,829,340
Euronet Worldwide, Inc.	Common and Preferred Stock 24,942 shares	2,553,562
HEICO Corporation Class A	Common and Preferred Stock 36,683 shares	2,311,029
Five Below, Inc.	Common and Preferred Stock 22,206 shares	2,272,118
ICON Public Limited Company	Common and Preferred Stock 17,322 shares	2,238,176
Green Dot Corporation Stock	Common and Preferred Stock 27,585 shares	2,193,559
Zebra Technologies Corporation	Common and Preferred Stock 13,604 shares	2,166,165
RBC Bearings Inc.	Common and Preferred Stock 15,542 shares	2,037,556
Molina Healthcare Inc.	Common and Preferred Stock 16,555 shares	1,924,022
Barnes Group Inc.	Common and Preferred Stock 35,836 shares	1,921,526
Dexcom Inc.	Common and Preferred Stock 15,661 shares	1,876,188
IAC/InterActiveCorp	Common and Preferred Stock 9,400 shares	1,720,576
Monro Muffler Brake, Inc.	Common and Preferred Stock 24,621 shares	1,692,694
RingCentral, Inc. Class A	Common and Preferred Stock 20,347 shares	1,677,407
Cantel Medical Corporation	Common and Preferred Stock 22,197 shares	1,652,567
Rapid7 Inc.	Common and Preferred Stock 52,088 shares	1,623,062
Monolithic Power Systems, Inc.	Common and Preferred Stock 13,908 shares	1,616,805
Copart, Inc.	Common and Preferred Stock 33,833 shares	1,616,541
Insulet Corporation	Common and Preferred Stock 20,055 shares	1,590,763
Exact Sciences Corporation	Common and Preferred Stock 25,371 shares	1,544,120
Ollie's Bargain Outlet Holdings Inc.	Common and Preferred Stock 23,149 shares	1,539,640
Paylocity Holding Corporation	Common and Preferred Stock 25,442 shares	1,531,863
Eagle Bancorp, Inc.	Common and Preferred Stock 29,191 shares	1,421,894
Docusign Inc.	Common and Preferred Stock 34,969 shares	1,401,558
Healthcare Services Group Inc.	Common and Preferred Stock 34,656 shares	1,392,478
Chegg Inc.	Common and Preferred Stock 47,729 shares	1,356,458
Neogen Corporation	Common and Preferred Stock 23,635 shares	1,347,195
Aaon Inc.	Common and Preferred Stock 37,338 shares	1,309,070
Etsy Inc.	Common and Preferred Stock 27,275 shares	1,297,472
The Ensign Group, Inc.	Common and Preferred Stock 33,375 shares	1,294,616
Globant SA	Common and Preferred Stock 22,241 shares	1,252,613
Lululemon Athletica Inc.	Common and Preferred Stock 10,258 shares	1,247,475
Wright Medical Group NV	Common and Preferred Stock 44,772 shares	1,218,694
Envestnet, Inc.	Common and Preferred Stock 24,613 shares	1,210,713
CoStar Group Inc.	Common and Preferred Stock 3,573 shares	1,205,316
Ulta Salon, Cosmetics & Fragrance, Inc.	Common and Preferred Stock 4,906 shares	1,201,185
Ultimate Software Group, Inc.	Common and Preferred Stock 4,741 shares	1,160,929
HubSpot, Inc.	Common and Preferred Stock 9,126 shares	1,147,412
Abiomed Inc.	Common and Preferred Stock 3,508 shares	1,140,240
G-III Apparel Group Limited	Common and Preferred Stock 40,429 shares	1,127,565
Cree Inc.	Common and Preferred Stock 25,678 shares	1,098,376
Keysight Technologies Inc.	Common and Preferred Stock 17,546 shares	1,089,256
Spirit Airlines, Inc.	Common and Preferred Stock 18,753 shares	1,086,174
Haemonetics Corporation	Common and Preferred Stock 10,818 shares	1,082,341
Tandem Diabetes Care Inc.	Common and Preferred Stock 28,010 shares	1,063,540
Proofpoint, Inc.	Common and Preferred Stock 12,574 shares	1,053,827

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Evolent Health Inc. Class A Class A	Common and Preferred Stock 52,789 shares	1,053,141
Healthequity, Inc.	Common and Preferred Stock 17,098 shares	1,019,896
Knight-Swift Transportation Holdings Inc.	Common and Preferred Stock 37,828 shares	948,348
Grubhub Inc.	Common and Preferred Stock 12,280 shares	943,227
Irobot Corporation	Common and Preferred Stock 11,160 shares	934,538
InterXion Holding N.V.	Common and Preferred Stock 16,437 shares	890,228
Cyber-Ark Software Inc.	Common and Preferred Stock 11,884 shares	881,080
Array BioPharma Inc.	Common and Preferred Stock 61,769 shares	880,208
SiteOne Landscape Supply Inc.	Common and Preferred Stock 15,921 shares	879,954
Inter Parfums, Inc.	Common and Preferred Stock 13,233 shares	867,688
Q2 Holdings Inc.	Common and Preferred Stock 17,220 shares	853,251
Dolby Laboratories Inc. Class A	Common and Preferred Stock 13,772 shares	851,660
Sun Hydraulics Corporation	Common and Preferred Stock 25,038 shares	831,011
SBV Financial Group	Common and Preferred Stock 4,291 shares	814,947
Shake Shack Inc. Class A	Common and Preferred Stock 16,892 shares	767,235
PTC Inc.	Common and Preferred Stock 9,178 shares	760,856
Floor & Decor Holdings Inc.	Common and Preferred Stock 28,070 shares	727,013
Neurocrine Biosciences, Inc.	Common and Preferred Stock 10,180 shares	726,954
LGI Homes Inc.	Common and Preferred Stock 15,974 shares	722,344
Teradyne, Inc.	Common and Preferred Stock 22,898 shares	718,539
National Vision Holdings Inc.	Common and Preferred Stock 25,224 shares	710,560
Advance Auto Parts Inc.	Common and Preferred Stock 4,457 shares	701,799
Medpace Holdings Inc.	Common and Preferred Stock 12,912 shares	683,432
Chart Industries Inc.	Common and Preferred Stock 10,132 shares	658,884
Pinnacle Financial Partners	Common and Preferred Stock 14,166 shares	653,053
Glu Mobile Inc.	Common and Preferred Stock 78,235 shares	631,356
Twilio Inc. Class A	Common and Preferred Stock 6,865 shares	613,045
Semtech Corporation	Common and Preferred Stock 13,114 shares	601,539
Alaska Air Group Inc.	Common and Preferred Stock 9,850 shares	599,373
Vail Resorts Inc.	Common and Preferred Stock 2,823 shares	595,145
Intra/Cellular Therapies, Inc.	Common and Preferred Stock 51,157 shares	582,678
Varonis Systems Inc.	Common and Preferred Stock 10,957 shares	579,625
TransUnion	Common and Preferred Stock 10,164 shares	577,315
Madison Square Garden Company Class A	Common and Preferred Stock 2,113 shares	565,650
Urban Outfitters Inc.	Common and Preferred Stock 17,007 shares	564,632
Bio/Rad Laboratories, Inc. Class A	Common and Preferred Stock 2,387 shares	554,309
Wayfair Inc. Class A	Common and Preferred Stock 6,110 shares	550,389
Sangamo Biosciences, Inc.	Common and Preferred Stock 46,984 shares	539,376
Allegiant Travel Company	Common and Preferred Stock 5,348 shares	535,977
Aerie Pharmaceuticals Inc.	Common and Preferred Stock 14,407 shares	520,093
Tiffany & Company	Common and Preferred Stock 6,444 shares	518,806
Goosehead Ins Inc. Class A	Common and Preferred Stock 19,450 shares	511,341
Pure Storage Inc. Class A	Common and Preferred Stock 31,057 shares	499,397
ChemoCentryx, Inc.	Common and Preferred Stock 45,767 shares	499,318
Chuy's Holdings, Inc.	Common and Preferred Stock 28,001 shares	496,738
Texas Capital Bancshares, Inc.	Common and Preferred Stock 9,517 shares	486,224
Petiq Inc. Class A	Common and Preferred Stock 19,651 shares	461,209

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Sage Therapeutics Inc.	Common and Preferred Stock 4,722 shares	452,320
Callon Petroleum Company	Common and Preferred Stock 69,444 shares	450,692
Diamondback Energy Inc.	Common and Preferred Stock 4,759 shares	441,159
Sarepta Therapeutics Inc.	Common and Preferred Stock 3,984 shares	434,774
Burlington Stores Inc.	Common and Preferred Stock 2,668 shares	434,004
Esperion Therapeutics, Inc.	Common and Preferred Stock 9,317 shares	428,582
BJs Restaurants Inc.	Common and Preferred Stock 8,372 shares	423,372
Wex Inc.	Common and Preferred Stock 2,989 shares	418,639
Advanced Micro Devices Inc.	Common and Preferred Stock 22,618 shares	417,528
Inovio Pharmaceuticals, Inc.	Common and Preferred Stock 103,350 shares	413,400
Strategic Education Inc.	Common and Preferred Stock 3,353 shares	380,297
MSCI Inc. Common	Common and Preferred Stock 2,418 shares	356,486
GoDaddy Inc. Class A	Common and Preferred Stock 5,090 shares	334,006
Mongodb Inc. Class A Class A	Common and Preferred Stock 3,839 shares	321,478
Madrigal Pharmaceuticals Inc.	Common and Preferred Stock 2,685 shares	302,653
Trupanion Inc.	Common and Preferred Stock 10,910 shares	277,769
Macrogenics Inc.	Common and Preferred Stock 20,267 shares	257,391
Atara Biotherapeutics Inc.	Common and Preferred Stock 7,366 shares	255,895
Harsco Corporation	Common and Preferred Stock 12,522 shares	248,687
Cytokinetics, Inc.	Common and Preferred Stock 37,508 shares	237,051
Malibu Boats Inc. Class A	Common and Preferred Stock 6,357 shares	221,224
Viking Therapeutics Inc.	Common and Preferred Stock 27,290 shares	208,769
Amedisys Inc.	Common and Preferred Stock 1,660 shares	194,403
Flexion Therapeutics Inc.	Common and Preferred Stock 12,260 shares	138,783
Bellicum Pharmaceuticals Inc.	Common and Preferred Stock 15,325 shares	44,749
Tetra Tech, Inc.	Warrant 71,750 shares	7,893
Total Small-Mid Cap Growth Asset Class			126,319,081

Small-Mid Cap Index Asset Class:
NT Collective Extended Equity Market Index Fund / Non Lending*	Collective Trust Fund 1,746,279 units	301,722,058
Total Small-Mid Cap Index Asset Class			301,722,058

Small-Mid Cap Value Asset Class:
NT Collective Russell 2000 Value Index Fund / Non Lending*	Collective Trust Fund 92,758 units	25,049,596
Popular, Inc.	Common and Preferred Stock 124,800 shares	5,893,056
Citigroup Inc.	Common and Preferred Stock 141,088 shares	5,399,438
Tri Pointe Group Inc.	Common and Preferred Stock 464,605 shares	5,078,133
Whiting Petroleum Corporation	Common and Preferred Stock 176,100 shares	3,995,709
Ameris Bancorp	Common and Preferred Stock 119,380 shares	3,780,765
Hewlett Packard Enterprise Company	Common and Preferred Stock 278,200 shares	3,675,022
First Horizon National Corporation	Common and Preferred Stock 273,126 shares	3,594,338

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Citizens Financial Group, Inc.	Common and Preferred Stock 119,000 shares	3,537,870
KBR Inc.	Common and Preferred Stock 229,800 shares	3,488,364
Axis Capital Holdings Limited	Common and Preferred Stock 64,430 shares	3,327,165
RenaissanceRe Holdings Limited	Common and Preferred Stock 22,900 shares	3,061,730
Mellanox Technologies Limited	Common and Preferred Stock 31,945 shares	2,951,079
Bemis Company Inc.	Common and Preferred Stock 58,382 shares	2,679,734
Western Alliance Bancorporation	Common and Preferred Stock 67,775 shares	2,676,435
Goodyear Tire & Rubber Company	Common and Preferred Stock 129,900 shares	2,651,259
Bio/Rad Laboratories, Inc. Class A	Common and Preferred Stock 11,215 shares	2,604,347
Taylor Morrison Home Corporation	Common and Preferred Stock 159,865 shares	2,541,854
The Bank of N.T. Butterfield & Son Limited	Common and Preferred Stock 80,690 shares	2,529,632
RPT Realty Shares Of Beneficial Interest	Common and Preferred Stock 209,582 shares	2,504,505
Kosmos Energy Limited	Common and Preferred Stock 615,200 shares	2,503,864
Discovery Communications, Inc. Series C	Common and Preferred Stock 107,200 shares	2,474,176
Haverty Furniture Companies, Inc.	Common and Preferred Stock 129,090 shares	2,424,310
Reliance Steel & Aluminum Company	Common and Preferred Stock 33,830 shares	2,407,681
Avnet, Inc.	Common and Preferred Stock 66,200 shares	2,389,820
EnerSys	Common and Preferred Stock 30,665 shares	2,379,911
ARRIS International PLC	Common and Preferred Stock 77,200 shares	2,360,004
BorgWarner Inc.	Common and Preferred Stock 66,975 shares	2,326,712
The Geo Group, Inc.	Common and Preferred Stock 116,150 shares	2,288,155
Allegheny Technologies Inc.	Common and Preferred Stock 103,500 shares	2,253,195
Office Depot, Inc.	Common and Preferred Stock 867,300 shares	2,237,634
CNO Financial Group, Inc.	Common and Preferred Stock 149,700 shares	2,227,536
Cairn Energy PLC	Common and Preferred Stock 584,100 shares	2,190,375
Quanta Services Inc.	Common and Preferred Stock 72,310 shares	2,176,531
Carrizo Oil & Gas Inc.	Common and Preferred Stock 188,175 shares	2,124,496
EQT Corporation	Common and Preferred Stock 111,825 shares	2,112,374
Foot Locker Inc.	Common and Preferred Stock 39,155 shares	2,083,046
ICF International, Inc.	Common and Preferred Stock 31,770 shares	2,058,061
McDermott International Inc.	Common and Preferred Stock 306,500 shares	2,004,510
Embraer SA	Common and Preferred Stock 89,500 shares	1,980,635
Superior Energy Services Inc.	Common and Preferred Stock 582,800 shares	1,952,380
Amerco	Common and Preferred Stock 5,900 shares	1,935,849
Knight-Swift Transportation Holdings Inc.	Common and Preferred Stock 76,205 shares	1,910,459
Kemper Corporation	Common and Preferred Stock 28,400 shares	1,885,192

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Royal Mail PLC	Common and Preferred Stock 272,100 shares	1,866,606
Innospec Inc.	Common and Preferred Stock 29,774 shares	1,838,842
Equitrans Midstream Corporation	Common and Preferred Stock 91,379 shares	1,829,408
Coherent, Inc.	Common and Preferred Stock 17,300 shares	1,828,783
PH Glatfelter Company	Common and Preferred Stock 184,590 shares	1,801,598
Acacia Communications Inc.	Common and Preferred Stock 46,800 shares	1,778,400
Navistar International Corporation	Common and Preferred Stock 67,800 shares	1,759,410
United Financial Bancorp Inc.	Common and Preferred Stock 115,100 shares	1,691,970
Generac Holdings Inc.	Common and Preferred Stock 34,000 shares	1,689,800
C&J Energy Services Inc.	Common and Preferred Stock 123,400 shares	1,665,900
Getty Realty Corporation	Common and Preferred Stock 56,500 units	1,661,665
Jacobs Engineering Group Inc.	Common and Preferred Stock 27,775 shares	1,623,727
Albany International Corporation Class A	Common and Preferred Stock 25,367 shares	1,583,662
Neophotonics Corporation	Common and Preferred Stock 243,600 shares	1,578,528
ViaSat, Inc.	Common and Preferred Stock 26,775 shares	1,578,386
Reinsurance Group of America, Inc.	Common and Preferred Stock 11,030 shares	1,546,737
Synchrony Financial	Common and Preferred Stock 65,800 shares	1,543,668
Great Lakes Dredge & Dock Corporation	Common and Preferred Stock 230,100 shares	1,523,262
Mammoth Energy Services Inc.	Common and Preferred Stock 84,300 shares	1,515,714
Tutor Perini Corporation	Common and Preferred Stock 94,700 shares	1,512,359
Banner Corporation	Common and Preferred Stock 28,200 shares	1,508,136
MGIC Investment Corporation	Common and Preferred Stock 143,800 shares	1,504,148
Gulfport Energy Corporation	Common and Preferred Stock 229,600 shares	1,503,880
PPDC Energy Inc.	Common and Preferred Stock 50,530 shares	1,503,773
AXA Equitable Holdings Inc.	Common and Preferred Stock 88,000 shares	1,463,440
HomeStreet Inc.	Common and Preferred Stock 68,600 shares	1,456,378
Teradyne, Inc.	Common and Preferred Stock 46,200 shares	1,449,756
Astronics Corporation	Common and Preferred Stock 47,370 shares	1,442,417
LivaNova PLC	Common and Preferred Stock 15,765 shares	1,442,025
Brandywine Realty Trust	Common and Preferred Stock 111,727 units	1,437,926
Netscout Systems Inc.	Common and Preferred Stock 60,700 shares	1,434,341
Bunge Limited	Common and Preferred Stock 26,800 shares	1,432,192
Carpenter Technology Corporation	Common and Preferred Stock 39,900 shares	1,420,839
BMC Stock Holdings Inc.	Common and Preferred Stock 90,490 shares	1,400,785
Texas Capital Bancshares, Inc.	Common and Preferred Stock 27,390 shares	1,399,355
Ophir Energy Company	Common and Preferred Stock 1,538,600 shares	1,399,049
Magna International Inc.	Common and Preferred Stock 30,600 shares	1,390,770
Fulton Financial Corporation	Common and Preferred Stock 85,000 shares	1,315,800
Cummins Inc.	Common and Preferred Stock 9,700 shares	1,296,308
PPL Corporation	Common and Preferred Stock 43,800 shares	1,240,854
Spirit Airlines, Inc.	Common and Preferred Stock 20,900 shares	1,210,528

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Ardmore Shipping Corporation	Common and Preferred Stock 259,100 shares	1,209,997
Cypress Semiconductor Corporation	Common and Preferred Stock 94,565 shares	1,202,867
Smart Global Holdings Inc. Common Stock	Common and Preferred Stock 40,500 shares	1,202,850
Apogee Enterprises, Inc.	Common and Preferred Stock 39,895 shares	1,190,866
Central Pacific Financial Corporation	Common and Preferred Stock 48,000 shares	1,168,800
Ally Financial Inc.	Common and Preferred Stock 51,000 shares	1,155,660
Haynes International Inc.	Common and Preferred Stock 42,900 shares	1,132,560
Microstrategy Inc. Class A	Common and Preferred Stock 8,800 shares	1,124,200
High Point Resources Corporation	Common and Preferred Stock 449,500 shares	1,119,255
LGI Homes Inc.	Common and Preferred Stock 24,600 shares	1,112,412
Apache Corporation	Common and Preferred Stock 41,700 shares	1,094,625
Bed Bath & Beyond Inc.	Common and Preferred Stock 95,900 shares	1,085,588
Century Communities, Inc.	Common and Preferred Stock 62,500 shares	1,078,750
Discover Financial Services	Common and Preferred Stock 18,200 shares	1,073,436
Pacwest Bancorp Company	Common and Preferred Stock 31,980 shares	1,064,294
National Bank Holdings Corporation Class A	Common and Preferred Stock 34,300 shares	1,058,841
Schweitzer-Mauduit International Inc.	Common and Preferred Stock 40,600 shares	1,017,030
First Foundation Inc.	Common and Preferred Stock 78,000 shares	1,003,080
Euronet Worldwide, Inc.	Common and Preferred Stock 9,785 shares	1,001,788
Mallinckrodt PLC	Common and Preferred Stock 63,300 shares	1,000,140
Essent Group Limited	Common and Preferred Stock 28,800 shares	984,384
Northfield Bancorp Inc.	Common and Preferred Stock 72,300 shares	979,665
FreightCar America, Inc.	Common and Preferred Stock 144,300 shares	965,367
Tower International Inc.	Common and Preferred Stock 40,000 shares	952,000
Brixmor Property Group Inc.	Common and Preferred Stock 64,500 shares	947,505
Snap-On Incorporated	Common and Preferred Stock 6,500 shares	944,385
Corning Inc.	Common and Preferred Stock 30,900 shares	933,489
Commscope Holding Company Inc.	Common and Preferred Stock 56,300 shares	922,757
News Corporation Class A	Common and Preferred Stock 80,900 shares	918,215
Orion Marine Group, Inc.	Common and Preferred Stock 212,000 shares	909,480
Ladder Capital Corporation	Common and Preferred Stock 58,000 shares	897,260
Peapack/Gladstone Financial Corporation	Common and Preferred Stock 35,500 shares	893,890
Commvault Systems Inc.	Common and Preferred Stock 15,000 shares	886,350
Qorvo, Inc.	Common and Preferred Stock 14,535 shares	882,711
Extreme Networks Inc.	Common and Preferred Stock 144,300 shares	880,230
Del Taco Restaurants Inc.	Common and Preferred Stock 87,900 shares	878,121
Piedmont Office Realty Tru-A	Common and Preferred Stock 51,100 shares	870,744
ManpowerGroup Inc.	Common and Preferred Stock 13,400 shares	868,320
Granite Construction Inc.	Common and Preferred Stock 21,400 shares	861,992
Scorpio Tankers Inc.	Common and Preferred Stock 474,500 shares	835,120
Equity Commonwealth	Common and Preferred Stock 27,700 shares	831,277
Murphy Oil Corporation	Common and Preferred Stock 33,700 shares	788,243
The Hanover Insurance Group, Inc.	Common and Preferred Stock 6,700 shares	782,359

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Kennedy/Wilson Holdings, Inc.	Common and Preferred Stock 42,800 shares	777,676
Parsley Energy Inc. Class A	Common and Preferred Stock 47,970 shares	766,561
Solaris Oilfield Infrastructure Inc. Class A	Common and Preferred Stock 63,400 shares	766,506
Air Transport Services Group Inc.	Common and Preferred Stock 33,500 shares	764,135
Tile Shop Holdings Inc.	Common and Preferred Stock 137,800 shares	755,144
Ericsson Inc.	Common and Preferred Stock 84,700 shares	751,289
Hibbett Sports Inc.	Common and Preferred Stock 52,500 shares	750,750
Adient PLC	Common and Preferred Stock 49,600 shares	746,976
Nexpoint Residential Trust Inc.	Common and Preferred Stock 21,100 shares	739,555
Portland General Electric Company	Common and Preferred Stock 15,900 shares	729,015
Investors Real Estate Trust Shares Of Beneficial Interest	Common and Preferred Stock 14,770 shares	724,764
Industrial Logistics Properties Treasury Shares Beneficial Interest Shares	Common and Preferred Stock 36,300 shares	714,021
United Community Bank Blairsville Georgia	Common and Preferred Stock 33,000 shares	708,180
Origin Bancorp Inc.	Common and Preferred Stock 20,600 shares	702,048
UMH Properties Inc.	Common and Preferred Stock 57,200 shares	677,248
Covanta Holding Corporation	Common and Preferred Stock 50,100 shares	672,342
Santander Consumer USA Holdings, Inc.	Common and Preferred Stock 38,200 shares	671,938
Enstar Group Ltd.	Common and Preferred Stock 4,000 shares	670,280
YRC Worldwide Inc.	Common and Preferred Stock 212,700 shares	670,005
State Bank Financial Corporation	Common and Preferred Stock 30,100 shares	649,859
Sallie Mae Corporation	Common and Preferred Stock 76,800 shares	638,208
Colony Capital Inc. Class A	Common and Preferred Stock 135,300 shares	633,204
Fifth Third Bancorp	Common and Preferred Stock 26,700 shares	628,251
QAD Inc. Class A	Common and Preferred Stock 15,600 shares	613,548
Avis Budget Group Inc.	Common and Preferred Stock 27,000 shares	606,960
ALLETE Inc.	Common and Preferred Stock 7,900 shares	602,138
Ooma Inc.	Common and Preferred Stock 43,200 shares	599,616
Mesa Air Group Inc.	Common and Preferred Stock 77,100 shares	594,441
Stealthgas Inc.	Common and Preferred Stock 213,900 shares	590,364
Lattice Semiconductor Company	Common and Preferred Stock 84,425 shares	584,221
PNM Resources, Inc.	Common and Preferred Stock 14,100 shares	579,369
NorthWestern Corporation	Common and Preferred Stock 9,700 shares	576,568
Boise Cascade Company	Common and Preferred Stock 24,075 shares	574,189
Libbey, Inc.	Common and Preferred Stock 135,700 shares	526,516
Allison Transmission Holdings, Inc.	Common and Preferred Stock 11,000 shares	483,010
Kearny Financial Corporation	Common and Preferred Stock 37,600 shares	482,032
Teradata Corporation	Common and Preferred Stock 12,000 shares	460,320
CBS Corporation Class B	Common and Preferred Stock 10,500 shares	459,060
Accuray Inc.	Common and Preferred Stock 134,500 shares	458,645
e.l.f. Beauty Inc.	Common and Preferred Stock 51,800 shares	448,588
Materion Corporation	Common and Preferred Stock 9,925 shares	446,526
State Street Corporation	Common and Preferred Stock 7,000 shares	441,490

Schedule H, line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue	Description of Investment	Current Value
Tailored Brands Inc.	Common and Preferred Stock 32,300 shares	440,572
Alleghany Corporation	Common and Preferred Stock 700 shares	436,324
NRG Energy, Inc.	Common and Preferred Stock 11,000 shares	435,600
Zimmer Biomet Holdings Inc	Common and Preferred Stock 4,100 shares	425,252
Interpublic Group Companies Inc.	Common and Preferred Stock 20,100 shares	414,663
NN Inc.	Common and Preferred Stock 60,500 shares	405,955
Eclipse Resources Corporation	Common and Preferred Stock 372,800 shares	391,440
El Paso Electric Company	Common and Preferred Stock 7,200 shares	360,936
Franks International NV	Common and Preferred Stock 66,000 shares	344,520
MDC Partners Inc. Class A	Common and Preferred Stock 132,000 shares	344,520
Aerohive Networks Inc.	Common and Preferred Stock 104,200 shares	339,692
Tetra Tech, Inc.	Common and Preferred Stock 195,000 shares	327,600
Ribbon Communications Inc.	Common and Preferred Stock 64,700 shares	311,854
KEYW Holding Corporation	Common and Preferred Stock 44,700 shares	299,043
Trinity Biotech PLC	Common and Preferred Stock 121,700 shares	278,693
Marathon Oil Corporation	Common and Preferred Stock 16,000 shares	229,440
Onespan Inc.	Common and Preferred Stock 15,500 shares	200,725
Delek Us Holdings Inc.	Common and Preferred Stock 6,100 shares	198,311
Potlatchdeltic Corporation	Common and Preferred Stock 6,254 shares	197,877
Ferroglobe PLC	Common and Preferred Stock 115,500 shares	183,645
Servicesource International	Common and Preferred Stock 168,500 shares	181,980
Hess Corporation LLC	Common and Preferred Stock 4,400 shares	178,200
Resolute Energy Corporation	Common and Preferred Stock 6,100 shares	176,778
Total Small-Mid Cap Value Asset Class			283,028,141

Notes Receivable From Participants*	Interest Rate 4.25% - 10.26%	36,568,115
			36,568,115

Other:
BIF Money Fund*	Cash and Cash Equivalents	879,088
Total Other			879,088

Grand Total			$4,826,086,555

* Indicates party-in-interest

Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year) (continued)

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan: #001
Year Ended December 31, 2018
Schedule H, line 4i – Schedule of Assets (Acquired and Disposed of Within Year)

Identity of Issue	Description of Investment	Proceeds of Dispositions
Stryker Corporation 2% Due 03/08/2019	Corporate Bond 300,000 units	$299,388
E&D Realty 4.6% Due 12/01/2024	Corporate Bond 275,000 units	295,388
Abbott Labs 2.35% Due 11/22/2019	Corporate Bond 275,000 units	275,000
L3 Technologies 5.2% Due 10/15/2019	Corporate Bond 225,000 units	232,385
Nationwide Building Society 2.35% Due 01/21/2020	Corporate Bond 200,000 units	198,708
UTD Technologies 4.625% Due 11/16/2048	Corporate Bond 150,000 units	145,062
Morgan Stanley 3.772% Due 01/24/2029	Corporate Bond 115,000 units	115,581
OBP Depositor LLC Trust 2010 CTF 4.6462% Due 07/15/2045	Corporate Bond 60,000 units	60,703
Centene Corporation 5.625% Due 02/15/2021	Corporate Bond 51,000 units	52,066
Wellcare Health Plans, Inc. 5.375% 08/15/2026	Corporate Bond 50,000 units	51,563
Intelsat 8.125% Due 06/01/2023	Corporate Bond 58,000 units	50,814
Hartford Financial Services Group, Inc. 4.4% 03/15/2018	Corporate Bond 40,000 units	40,905
Macquarie Group Limited 4.654% 03/27/2029	Corporate Bond 40,000 units	39,660
Intelsat Connect 9.5% Due 02/15/2023	Corporate Bond 30,000 units	29,475
Norfolk Southern Corporation 4.15% 02/28/2048	Corporate Bond 25,000 units	24,655
Valeant Pharmaceuticals International 9.25% 04/01/2026	Corporate Bond 19,000 units	20,473
MUFG Americas Holdings Corporation 2.25% Due 02/10/2020	Corporate Bond 20,000 units	20,000
Centene Corporation 4.75% Due 05/15/2022	Corporate Bond 19,000 units	19,048
McDonald's Corporation 3.35% 04/01/2023	Corporate Bond 15,000 units	14,970
Stryker Corporation 3.65% 03/07/2028	Corporate Bond 15,000 units	14,727
Anheuser-Busch 4.6% Due 04/15/2048	Corporate Bond 15,000 units	13,372
McKesson Corporation 3.95% Due 02/16/2028	Corporate Bond 8,000 units	7,764
Participant Self-Directed Brokerage Accounts	Various Investments	47,850

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
As of December 31, 2018
Schedule G, Part 1 – Schedule of Loans or Fixed Income Obligations
in Default or Classified as Uncollectible

Identity of obligor	Original amount of loan (cost of security)	Unpaid balance at end of year (fair value of security)
Detailed description of loan including dates of making and maturity, interest rate, the type and value of collateral, any renegotiation of the loan and the terms of the renegotiation and other material items (description of fixed income obligation)
				Amount of principal overdue	Amount of interest overdue
Kaupthing Bank	$183,033	$775	Corporate Bonds 310,000 units due 2/28/2020	$—	$—

Supplemental Schedule
Amgen Retirement and Savings Plan
EIN: 95-3540776 Plan Number: #001
Year Ended December 31, 2018

Schedule H, line 4a – Schedule of Delinquent Participant Contributions

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
Check here if Late Participant Loan Repayments are included: ☐	Contributions Not Corrected	Contributions Corrected Outside VFCP[1]	Contributions Pending Correction in VFCP[1]	Total Fully Corrected Under VFCP[1] and PTE[2] 2002-51
$134,526	$—	$134,526	$—	$—
Note: In 2018, participant contributions of $134,526 were deposited into the Plan after the time period prescribed by the Department of Labor Regulations. The Company restored these amounts, along with lost earnings, to the Plan.
____________
1Voluntary Fiduciary Correction Program
2Prohibited Transaction Exemption

AMGEN RETIREMENT AND SAVINGS PLAN
INDEX TO EXHIBIT

Consent of Independent Registered Public Accounting Firm	Exhibit 23.1

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Amgen Retirement and Savings Plan (Name of Plan)

Date:	June 17, 2019	By:	/s/ DAVID W. MELINE
David W. Meline
Executive Vice President and
Chief Financial Officer
Amgen Inc.